Filed Pursuant to Rule 424(b)(3)
Registration No. 333-173820

PROSPECTUS

CLEARWATER PAPER CORPORATION

OFFER TO EXCHANGE ALL OUTSTANDING

$375,000,000 7 1/8% Senior Notes due 2018

FOR NEWLY ISSUED, REGISTERED

$375,000,000 7 1/8% Senior Notes due 2018

Terms of Exchange Offer

We are offering to exchange 7 1/8% Senior Notes due 2018 of Clearwater Paper Corporation, or Clearwater Paper, which have been registered under the Securities Act of 1933, or the exchange notes, for any and all currently outstanding 7 1/8% Senior Notes due 2018 of Clearwater Paper, or the outstanding notes. The exchange notes and the outstanding notes are both guaranteed by certain wholly owned domestic subsidiaries of Clearwater Paper. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws and the transfer restrictions, registration rights and additional interest provisions applicable to the outstanding notes do not apply to the exchange notes. The exchange notes will represent the same debt as the outstanding notes, and will be issued under the same indenture.

We will exchange an equal principal amount of exchange notes for all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires. The exchange offer expires at 12:00 midnight, New York City time, on June 27, 2011, unless extended. We do not currently intend to extend the exchange offer.

You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

The exchange of outstanding notes for exchange notes will not be a taxable event for United States federal income tax purposes.

Neither Clearwater Paper, nor any of its subsidiaries, will receive any proceeds from the exchange offer.

There is not an existing market for the exchange notes and we do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Consider carefully the “Risk Factors” starting on page 13 of this prospectus.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder, which are referred to collectively as the Securities Act.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that this prospectus will be made available for 180 days after the date hereof to any broker-dealer for use in connection with any such resale.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 27, 2011

This prospectus incorporates important business and financial information about Clearwater Paper Corporation that is not included or delivered with this prospectus. This information is available without charge to security holders upon written or oral request.

Any requests for business and financial information incorporated but not included in this prospectus should be sent to Clearwater Paper Corporation, 601 West Riverside, Suite 1100, Spokane, Washington, 99201, Attn: Corporate Secretary. To obtain timely delivery, holders of outstanding notes must request the information no later than June 21, 2011.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are offering to exchange the outstanding notes for the exchange notes only in places where the exchange offer is permitted.

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ABOUT THIS PROSPECTUS

In this prospectus, the term “Clearwater Paper,” “we,” “us,” or the “Company” refers to Clearwater Paper Corporation and our subsidiaries, unless we indicate otherwise or the context otherwise requires. “Outstanding notes” refers to the $375,000,000 aggregate principal amount of our unregistered 7 1/8% Senior Notes due 2018 originally issued on October 22, 2010. “Exchange notes” refers to our registered 7 1/8% Senior Notes due 2018 offered pursuant to this prospectus. The outstanding notes and the exchange notes are sometimes referred to collectively as the “notes.”

Any statements in this prospectus concerning the provisions of any document are not complete. Reference is made to the copy of that document filed or incorporated or deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus is a part or otherwise filed with the Securities and Exchange Commission, or the SEC. Each statement concerning the provisions of any document is qualified in its entirety by reference to the document so filed.

Neither the delivery of this prospectus nor any sale or exchange made hereunder or thereunder shall, under any circumstances, create an implication that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to its date. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. The business, financial condition, results of operations and prospects of Clearwater Paper may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference in this prospectus, contains, in addition to historical information, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the acquisition of Cellu Tissue, our construction of additional converting and paper making capacity, the cost and timing to complete new facilities, future growth opportunities, future revenues, cash flows, capital expenditures, energy costs, wood fiber costs, manufacturing output, liquidity, the payment of dividends, benefit plan funding levels, the effect of recent accounting standards on our financial condition and results of operations and the tax treatment of the alternative fuels and cellulosic biofuels tax credits. Words such as “anticipate,” “expect,” “intend,” “plan,” “target,” “project,” “believe,” “schedule,” “estimate,” “may,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, estimates, assumptions and projections that are subject to change. Our actual results of operations may differ materially from those expressed or implied by the forward-looking statements contained in or incorporated by reference in this prospectus. Important factors that could cause or contribute to such differences include those risks discussed under “Risk Factors” in this prospectus, including the following:

•	an inability to successfully implement our expansion strategies;

•	difficulties with the integration process or the realization of the benefits expected from the acquisition of Cellu Tissue;

•	difficulties with completion of our new tissue manufacturing and converting facilities;

•	the Cellu Tissue acquisition may expose our operations to unidentified liabilities;

•	changes in the cost and availability of wood fiber used in the production of our products;

•	changes in freight costs and disruptions in transportation services;

•	changes in raw material costs and energy availability and costs;

•	changes in customer product preferences and competitors’ product offerings;

•	changes in the United States and international economies and in general economic conditions in the regions and industries in which we operate;

•	cyclical industry conditions;

•	the loss of business from any of our three largest Consumer Products segment customers or a large Pulp and Paperboard segment customer;

•	competitive pricing pressures for our products;

•	reliance on a limited number of third-party suppliers for raw materials;

•	our qualification to retain, or ability to utilize, tax credits associated with alternative fuels or cellulosic biofuels and the tax treatment associated with receipt of such credits;

•	labor disruptions;

•	unforeseen environmental liabilities or expenditures;

•	unanticipated manufacturing or operating disruptions, including equipment malfunction and damage to our manufacturing facilitates caused by fire or weather-related events and IT system failures;

•	changes in the relationship between supply and demand in the forest products industry, including the amount of available manufacturing capacity and wood fiber used in manufacturing our products;

•	changes in expenses and required contributions associated with our pension plans;

•	an inability to fund our debt obligations;

•	restrictions on our business from debt covenants and terms;

•	changes in laws, regulations or industry standards affecting our business; and

•	changes in exchange rates between the U.S. dollar and other currencies.

Forward-looking statements contained or incorporated by reference in this prospectus present our views only as of the date of this prospectus. Except as required under applicable law, we do not intend to issue updates concerning any future revisions of our views to reflect events or circumstances occurring after the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all the information that you should consider before exchanging the notes. You should read this entire document carefully, including the information under the heading “Risk Factors,” before making a decision to exchange your outstanding notes for exchange notes.

Our Company

Clearwater Paper Corporation manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, machine-glazed tissue, foam, bleached paperboard, pulp and wood products at 13 manufacturing locations in the U.S. and one in Canada. Our products primarily utilize pulp made from wood fiber. Our private label tissue products, such as facial and bath tissue, paper towels and napkins, are mainly used at-home and are principally sold to major retailers and wholesale distributors. These include grocery, drug, mass merchandise and discount stores. Our paperboard is sold primarily in the high-end segment of the packaging industry and is ultimately used by our customers to make packaging for products ranging from liquids to pharmaceuticals to consumer goods packaging, all of which demand high quality construction and print surfaces for graphics. We produce a significant amount of the pulp required in our tissue and paperboard businesses. We also manufacture wood products, including quality cedar used for its attractive appearance, and lumber products for construction.

History

Our facility in Lewiston, Idaho was established in 1927. Prior to our acquisition of Cellu Tissue Holdings Inc., or Cellu Tissue, all of our businesses had been owned directly or indirectly by Potlatch Corporation, which we refer to in this prospectus as Potlatch, until our spin-off on December 16, 2008, which we refer to in this prospectus as the “spin-off.” In the spin-off, Potlatch distributed 100% of the issued and outstanding shares of our common stock to the holders of Potlatch common stock.

Unless the context otherwise requires or unless otherwise indicated, references in this prospectus to “Clearwater Paper Corporation,” “we,” “our,” “the company” and “us” refer:

•	for all periods prior to the spin-off, to the Consumer Products, Pulp and Paperboard and Wood Products businesses separated from Potlatch Corporation in the spin-off; and

•	for all periods following the spin-off, to Clearwater Paper Corporation and its subsidiaries.

On December 27, 2010, we acquired Cellu Tissue. Cellu Tissue’s customers include consumer retailers and away-from-home, or AFH, distributors of tissue products, and vertically integrated manufacturers and third-party converters serving the tissue, foam and machine-glazed tissue sectors. The Cellu Tissue operations manufacture large rolls of tissue, which we refer to as parent rolls, from purchased pulp and recycled fiber. Cellu Tissue has ten strategically located manufacturing and converting facilities in Connecticut, Georgia, Michigan, Mississippi, New York, Oklahoma, Wisconsin and Ontario, Canada. Six of Cellu Tissue’s facilities manufacture parent rolls for internal conversion and external parent roll sales, two of these facilities produce converted tissue products and two facilities are integrated parent roll manufacturing and converting sites.

Organization

Our businesses are organized into two reportable operating segments: Consumer Products and Pulp and Paperboard. Commencing January 1, 2010, the wood products operating results have been consolidated into the Pulp and Paperboard segment. The Consumer Products business includes the Cellu Tissue operations we acquired on December 27, 2010.

Our Consumer Products segment manufactures and markets consumer private label tissue products in each tissue category, including bathroom tissue, household paper towels, napkins and facial tissue. As a result of the acquisition of Cellu Tissue, we also manufacture AFH bath and towel tissue, machine-glazed tissue, absorbent paper products and foam products. Our integrated manufacturing and converting operations and geographic footprint enable us to deliver a broad range of cost-competitive products with brand-like quality to our consumer products customers. In 2010, our Consumer Products segment had net sales of $570.1 million.

Our Pulp and Paperboard segment manufactures and markets bleached paperboard for the high-end segment of the packaging industry and is a leading producer of solid bleach sulfate, or SBS, paperboard. This segment also produces softwood market pulp, which is used as the basis for many paper products, and slush pulp, which it supplies to our Consumer Products segment. This segment also includes a wood products operation consisting of a lumber mill in Lewiston, Idaho that produces dimensional lumber and supplies wood chips to the adjacent pulp and paperboard facility. In 2010, our Pulp and Paperboard segment had net sales of $879.9 million, which included $77.0 million of intersegment pulp sales to our Consumer Products segment.

SUMMARY OF THE EXCHANGE OFFER

Offering of Outstanding Notes	On October 22, 2010, we issued $375,000,000 aggregate principal amount of 7 1/8% Senior Notes due 2018 to the initial purchasers in a private offering. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons within the meaning of Regulation S under the Securities Act.

Registration Rights Agreement	Clearwater Paper, the guarantors and the initial purchasers have entered into a registration rights agreement for the exchange offer. The registration rights agreement requires that Clearwater Paper use commercially reasonable efforts to complete a registered exchange offer for the outstanding notes or cause to become effective a shelf registration statement for resales of the outstanding notes. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

The Exchange Offer	We are offering to exchange up to $375,000,000 aggregate principal amount of our 7 1/8% Senior Notes due 2018, which have been registered under the Securities Act, for a like principal amount of our outstanding notes, which were offered without registration under the Securities Act. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that (i) the exchange notes have been registered under the Securities Act, (ii) the exchange notes will not bear any legend restricting their transfer, (iii) the registration rights and additional interest provisions applicable to the outstanding notes do not apply to the exchange notes, and (iv) the exchange notes bear a different CUSIP number than the outstanding notes.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail or otherwise deliver the letter of transmittal, or facsimile, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.

By executing the letter of transmittal, you will represent to Clearwater Paper that, among other things:

•      you, or any person or entity receiving the exchange notes, are acquiring the exchange notes in the ordinary course of business;

•      neither you nor any person or entity receiving the exchange notes is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

•      neither you nor any person or entity receiving the exchange notes has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

•      neither you nor any person or entity receiving the exchange notes is an “affiliate” of Clearwater Paper, as defined in Rule 405 under the Securities Act;

•      if you are a broker-dealer, you will receive the exchange notes for your own account in exchange for outstanding notes acquired as the result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of the exchange notes; and

•      you are not acting on behalf of any person or entity that could not truthfully make these statements.

Alternatively, you may tender your outstanding notes by following the procedures for book-entry delivery or by complying with the guaranteed delivery procedures each described in this prospectus. See “The Exchange Offer—Procedures for Tendering.”

Resales

Based on interpretations of the staff of the SEC, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•      you are not a broker-dealer tendering notes acquired directly from us;

•      you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued in the exchange offer; and

•      you are not an affiliate of Clearwater Paper.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. Clearwater Paper will not assume and will not indemnify you against any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes, where such outstanding notes were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 12:00 midnight, New York City time, on June 27, 2011, unless extended. We do not currently intend to extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, including that it does not violate any applicable law or SEC staff interpretation.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the applicable procedures under the Depository Trust Company’s, or DTC’s, Automated Tender Offer Program, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus. See “The Exchange Offer—Procedures for Tendering.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Effect of Not Tendering	Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to restrictions on transfer. Since the outstanding notes have not been registered under the Securities Act, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration.

Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Right	Tenders of outstanding notes may be withdrawn at any time prior to 12:00 midnight, New York City time, on June 27, 2011 by complying with the withdrawal procedures described in this prospectus. See “The Exchange Offer—Withdrawal Rights.”

Federal Income Tax Consequences	The exchange of outstanding notes for exchange notes will not be a taxable event for United States federal income tax purposes. You will not recognize any taxable gain or loss as a result of exchanging outstanding notes for exchange notes and you will have the same tax basis and holding period in the exchange notes as you had in the outstanding notes immediately before the exchange. See “Material United States Federal Income Tax Consequences.”

Use of Proceeds	Clearwater Paper will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. See “Use of Proceeds.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

SUMMARY TERMS OF THE EXCHANGE NOTES

Issuer	Clearwater Paper Corporation, a Delaware corporation

Notes Offered	$375,000,000 aggregate principal amount of 7 1/8% Senior Notes due 2018

Maturity Date	November 1, 2018

Interest	Interest on the exchange notes will accrue at a rate of 7 1/8% per annum, payable semi-annually in cash in arrears on May 1 and November 1 of each year, commencing May 1, 2011.

Guarantees	The exchange notes will be guaranteed by each of our existing direct and indirect subsidiaries (other than Cellu Tissue-CityForest LLC and Interlake Acquisition Corporation Limited), and each future direct and indirect subsidiary of ours that is a domestic subsidiary and is not designated as an “Unrestricted Subsidiary” by us. See “Description of Exchange Notes—Note Guarantees.”

Ranking

The exchange notes and the guarantees will be general senior unsecured obligations of Clearwater Paper and the guarantors and will be:

•      equal in right of payment with all of our and any guarantor’s existing and future senior unsecured indebtedness;

•      senior in right of payment to all of our and any guarantor’s future subordinated indebtedness;

•      effectively subordinated to all of our and any guarantor’s existing and future secured indebtedness, including indebtedness under our senior secured revolving credit facility, to the extent of the value of the assets securing that indebtedness; and

•      structurally subordinated to all of the existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the exchange notes.

Optional Redemption	The exchange notes will be redeemable, in whole or in part, at any time on or after November 1, 2014 on the redemption dates and at the redemption prices specified under “Description of Exchange Notes—Optional Redemption.” Prior to such date we may redeem some or all of the notes at a price of 100% of the principal amount, plus accrued and unpaid interest, if any, plus a “make-whole” premium. We may redeem up to 35% of the notes prior to November 1, 2013 with the net cash proceeds from one or more qualified equity offerings. See “Description of Notes—Optional Redemption.”

Mandatory Offer to Repurchase	If we sell certain assets and do not apply the proceeds as required or experience specific kinds of changes of control, we must offer to repurchase the exchange notes at the prices set forth under “Description of Exchange Notes—Repurchase at the Option of Holders” below.

Certain Covenants	The covenants contained in the indenture under which the exchange notes will be issued will, among other things, limit our ability and the ability of any restricted subsidiaries to: • borrow money;

•      pay dividends, redeem or repurchase our capital stock;

•      make investments;

•      sell assets;

•      create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•      enter into transactions with affiliates;

•      enter into sale and lease-back transactions;

•      create liens; and

•      consolidate, merge or sell all or substantially all of our assets.

In addition, the indenture will, among other things, require us to provide reports to holders of the exchange notes. These covenants are subject to a number of important exceptions, limitations and qualifications which are described under “Description of Exchange Notes.”

No Established Trading Market	The exchange notes will not be listed on any securities exchange or on any automated dealer quotation system. We cannot assure you that an active or liquid trading market for the exchange notes will develop. If an active or liquid trading market for the exchange notes does not develop, the market price and liquidity of the exchange notes may be adversely affected.

SUMMARY HISTORICAL FINANCIAL DATA

Prior to our spin-off from Potlatch Corporation on December 16, 2008, we were a wholly-owned subsidiary of Potlatch Corporation. On December 16, 2008, Potlatch distributed 100% of the issued and outstanding shares of our common stock to the holders of Potlatch common stock.

During the period from December 16, 2008 through December 31, 2010, we operated as and were accounted for as a separate public company. Our results of operations and financial condition reflected in the table below cover periods prior to the spin-off and related transactions. The historical financial and other data for periods prior to the spin-off were prepared on a combined basis from Potlatch’s consolidated financial statements using the historical results of operations and basis of the assets and liabilities of Potlatch’s Consumer Products and Pulp and Paperboard businesses and its wood products operation at Lewiston, Idaho, and give effect to allocations of expenses from Potlatch. The statement of financial position data as of December 31, 2006 is unaudited. The following historical financial information for the three months ended March 31, 2010 and 2011 is derived from our unaudited consolidated condensed financial statements and supporting books and records. The unaudited historical financial information presented has been prepared on a basis consistent with our audited financial statements. In the opinion of management, such unaudited historical financial information reflects all adjustments consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for these periods. All other data has been derived from our audited financial statements. Our historical financial and other data is not necessarily indicative of our future performance nor do they necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity prior to December 16, 2008. In addition, all amounts below for 2010 reflect the acquisition of Cellu Tissue on December 27, 2010, including four days of Cellu Tissue’s operating results and incurrence of acquisition related expenses.

This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes related to those financial statements incorporated by reference in this prospectus.

	$0,000,000	$0,000,000	$0,000,000	$0,000,000	$0,000,000	$0,000,000	$0,000,000
	Fiscal Year Ended December 31,					Three Months ended March 31,
	2010	2009	2008	2007	2006	2011	2010
	(U.S. dollars in thousands, except earnings per share amounts)

Net sales	$1,372,965	$1,250,069	$1,255,309	$1,183,032	$1,116,921	$465,830	$330,621

Earnings before interest, debt retirement costs and income taxes	98,767	297,440	28,484	52,407	46,263	23,546	10,564

Net earnings	73,800	182,464	9,743	25,334	20,863	5,604	458

Working capitalA	394,346	452,583	14,022	128,548	166,871	397,601	464,223

Note payable to Potlatch	—	—	100,000	100,000	100,000	—	—

Long-term debt	538,314	148,285	—	—	—	537,985	148,332

Stockholders’ equity/Potlatch’s net investment	468,349	363,736	180,989	268,032	328,772	476,189	371,059

Capital expendituresB	47,033	19,328	21,306	20,531	27,505	23,355	5,257

Property, plant and equipment, net	654,456	364,024	389,867	413,072	441,356	670,098	358,180

Total assets	1,545,336	947,463	683,266	697,953	741,011	1,574,698	968,268

Basic net earnings per common share	$6.43	$16.06	$0.86	$2.23	$1.84	$0.49	$0.04

Basic average common shares outstanding (in thousands)	11,474	11,360	11,355	11,355	11,355	11,513	11,459

Diluted net earnings per common share	$6.24	$15.50	$0.86	$2.23	$1.84	$0.47	$0.04

Diluted average common shares outstanding (in thousands)	11,835	11,770	11,355	11,355	11,355	11,839	11,767

A	Working capital is defined as our current assets less our current liabilities.
B

Capital expenditures in 2010 and the three months ended March 31, 2011 include $19.4 million and $11.9 million, respectively, of expenditures related to our new tissue manufacturing and converting facility in Shelby, North Carolina, of which $0.5 million and $0.5 million is associated with capitalized interest expense.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for the years ended December 31, 2006, 2007, 2008, 2009 and 2010 and for the quarter ended March 31, 2011 was 2.8, 3.3, 1.9, 14.6, 3.8 and 1.8, respectively. See “Ratio of Earnings to Fixed Charges.”

Risk Factors

You should carefully consider all of the information contained in this prospectus, including the discussion under the caption “Risk Factors” regarding specific risks involved in participating in the exchange offer.

Corporate Information

Our principal offices are located at 601 West Riverside, Suite 1100, Spokane, Washington, 99201, and our telephone number at that location is (509) 344-5900. Our website is www.clearwaterpaper.com. Our website and the information contained therein or connected thereto are not incorporated into this prospectus.

RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included in this prospectus before tendering your outstanding notes in the exchange offer. In addition, you should carefully consider the matters discussed under “Risk Factors” in our Form 10-K for the year ended December 31, 2010. If any of the following risks actually occur, our business, financial condition, prospects, results of operations or cash flow could be materially and adversely affected. Additional risks or uncertainties not currently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur and if such events do occur, you may lose all or part of your investment in the notes.

Risks Related to the Exchange Offer

You may have difficulty selling the outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. The outstanding notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register the outstanding notes under the Securities Act. After the exchange offer is consummated, the trading market for the remaining untendered outstanding notes may be small and inactive. Consequently, you may find it difficult to sell any outstanding notes you continue to hold because there will be fewer outstanding notes of such series outstanding.

Failure to comply with the exchange offer procedures could prevent a holder from exchanging its outstanding notes.

Holders of the outstanding notes are responsible for complying with all exchange offer procedures. The issuance of exchange notes in exchange for outstanding notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of outstanding notes who wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange procedure. Neither Clearwater Paper nor the exchange agent is obligated to extend the offer or notify you of any failure to follow the proper procedure.

Some holders of the exchange notes may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

In addition, a broker-dealer that purchased outstanding notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the exchange notes it received in the exchange offer. Our obligation to make this prospectus available to broker-dealers is limited. We cannot assure you that a proper prospectus will be available to broker-dealers wishing to resell their exchange notes.

Risks Related to Our Business

The expansion of our business through the acquisition of Cellu Tissue, other potential acquisitions and construction of new paper making and converting facilities may not proceed as anticipated.

Our long-term growth strategy involves expanding our Consumer Products segment in both size and geographic reach. In December 2010, we acquired Cellu Tissue, which operates manufacturing and converting facilities primarily located on the East Coast and Midwest. Concurrently with our integration of Cellu Tissue, we are building a new TAD paper machine and converting facilities in Shelby, North Carolina. In the future, we may build other converting and papermaking facilities, pursue acquisitions of existing facilities, or both. Building new, or acquiring and modifying existing, manufacturing facilities entails numerous risks, including difficulties in completing such projects on time due to construction and permitting issues, financing the project, completing the project within budget and integrating new operations and personnel. For example, the facilities under construction in Shelby, North Carolina, are highly complex and costly and the paper machine can be manufactured by only a few companies in the world. As a result, the purchase and installation of this paper machine would be delayed in the event the manufacturer is not able to meet our timelines, and we do not expect that we would be able to find a replacement without significant additional cost and delay.

We may be unable to identify future suitable building locations or acquisition targets. In addition, we may be unable to achieve anticipated benefits or cost savings from construction projects or acquisitions in the timeframe we anticipate, or at all. Any inability by us to integrate and manage any new or acquired facilities or businesses in a timely and efficient manner, any inability to achieve anticipated cost savings or other anticipated benefits from these projects or acquisitions in the time frame we anticipate or any unanticipated required increases in promotional or capital spending could adversely affect our business, financial condition, results of operations or liquidity. Large construction projects or acquisitions can result in a decrease in our cash, an increase in our indebtedness, or both, and also may limit our ability to access additional capital when needed and divert management’s attention from other business concerns.

We may not realize the expected benefits of the acquisition of Cellu Tissue because of integration difficulties and other challenges.

We may not be able to maintain the levels of revenue, earnings or operating efficiency that each of Clearwater Paper and Cellu Tissue had achieved or might have achieved separately. In addition, the success of the acquisition will depend, in part, on our ability to realize the anticipated benefits from the acquisition, including anticipated synergies and costs savings. The integration process will be complex, costly and time-consuming. The potential risks associated with our efforts to integrate the operations of Cellu Tissue’s business include, among others:

•	failure to implement effectively our business plan for the combined business;

•	unanticipated issues in integrating financial, manufacturing, logistics, information, communications and other systems;

•	failure to retain key employees;

•	failure to retain key customers;

•	inconsistencies in standards, controls, procedures and policies, including internal control and regulatory requirements under the Sarbanes-Oxley Act of 2002; and

•	unanticipated issues, expenses and liabilities.

Further, the integration of the Cellu Tissue businesses requires the focused attention of our management team, including a significant commitment of their time and resources. The need for our management to focus on integration matters could have a material and adverse impact on our sales and operating results.

Changes in the cost and availability of wood fiber used in production of our products may adversely affect our results of operations and cash flow.

Wood fiber, primarily wood chips and sawdust, is the principal raw material used in our pulp and paperboard products and the manufacturing of our consumer products. Pulp is subject to significant price fluctuations due to the cyclical nature of wood fiber markets. The average per ton price of pulp purchased by our Consumer Products segment, excluding Cellu Tissue, was approximately 47% higher in 2010 compared to 2009.

Increases in pulp prices could adversely affect our earnings if we are unable to pass these cost increases on to our customers or if the timing of any price increases for our products significantly trail the increases in pulp prices. We have not hedged to manage these risks.

Our Consumer Products segment has historically sourced a portion of its wood pulp supply from our Pulp and Paperboard segment, while the Cellu Tissue operations we acquired have historically relied entirely on external suppliers for wood pulp. Consequently, we will have a much greater percentage of our total wood pulp requirements sourced from external suppliers, creating greater exposure to fluctuations in prices for wood pulp.

Much of the wood fiber we use in our pulp manufacturing process is the by-product of lumber mill operations, particularly in Lewiston, Idaho. As a result, the price of these residual wood fibers is affected by operating levels in the lumber industry. The significant reduction in home building over the past three years resulted in the closure or curtailment of operations at many lumber mills. The price of wood fiber is expected to remain volatile until the housing market recovers and lumber mill operations increase. Additionally, the supply and price of wood fiber can be negatively affected by weather and other events.

The effects on market prices for wood fiber resulting from various governmental programs involving tax credits or payments related to biomass and other renewable energy projects are uncertain and could result in a reduction in the supply of wood fiber available for our pulp and paperboard manufacturing operations. If we and our pulp suppliers are unable to obtain wood fiber at favorable prices or at all, our results and operations may be materially adversely affected.

Increases in our transportation costs or disruptions in our transportation services could have a material adverse effect on our business.

Our business, particularly our Consumer Products business, is dependent on transportation services to deliver our products to our customers and to deliver raw materials to us. In 2010, our transportation costs were 10% of our cost of sales. The costs of these transportation services are affected by the volatility in fuel prices, such as those caused by recent geopolitical and economic events. We have not been in the past, and may not be in the future, able to pass along part or all of any fuel price increases to customers. If we are unable to increase our prices as a result of increased fuel costs charged to us by transportation providers, our gross margins may be materially adversely affected.

If any transportation providers fail to deliver raw materials to us in a timely manner, we may be unable to manufacture products on a timely basis. Shipments of products and raw materials may be delayed due to weather conditions, strikes or other events. Any failure of a third-party transportation provider to deliver raw materials or products in a timely manner could harm our reputation, negatively affect our customer relationships and have a material adverse effect on our business, financial condition and results of operations.

The cost of chemicals and energy needed for our manufacturing processes significantly affects our business.

We use a variety of chemicals in our manufacturing processes, including latex and polyethylene, many of which are petroleum-based chemicals. Prices of chemicals that we purchase were approximately 7% higher in 2010 compared to 2009. Prices for these chemicals have been and are expected to remain volatile. In addition, chemical suppliers that use petroleum-based products in the manufacture of their chemicals may, due to supply shortages and cost increases, ration the amount of chemicals available to us, and therefore we may not be able to obtain at favorable prices the chemicals we need to operate our business, if we are able to obtain them at all. Further, certain specialty chemicals that we purchase are available only from a small number of suppliers. If any of these suppliers were to cease operations or cease doing business with us, we may be unable to obtain such chemicals at favorable prices, if at all.

Our manufacturing operations utilize large amounts of electricity and natural gas. Energy costs were 8% of our cost of sales in 2010, or $92 million. Energy prices have fluctuated widely over the past decade, which in turn affects cost of sales. Our energy expenses were 5% lower in 2010 than in 2009. We purchase on the open market a substantial portion of the natural gas necessary to produce our products, and, as a result, the price and other terms of those purchases are subject to change based on factors such as worldwide supply and demand, geopolitical events, government regulation, and natural disasters. To help mitigate the exposure to market risk for changes in natural gas commodity pricing, we have used firm-price contracts to supply a portion of our natural gas requirements. We have also taken steps to reduce our energy usage through conservation and increasing our internal energy production at our Lewiston, Idaho cogeneration facility, as has Cellu Tissue at its Menominee, Michigan and East Hartford, Connecticut cogeneration facilities. Our energy costs in future periods will depend principally on our ability to produce a substantial portion of our electricity needs internally, on changes in market prices for natural gas and on reducing energy usage.

Any significant energy shortage or significant increase in our energy costs in circumstances where we cannot raise the price of our products could have a material adverse effect on our business, financial condition and results of operations. Any disruption in the supply of energy could also affect our ability to meet customer demand in a timely manner and could harm our reputation.

Changes in demand for certain products could adversely affect our financial results.

Our ability to compete successfully depends on our ability to adjust to increases and decreases in demand. If we are unable to respond to increases in demand, we may need to limit deliveries of some orders for existing customers, which could harm our reputation and our long-term relationships with these customers. Currently, we are unable to meet all of the demand from existing and potential customers for bathroom tissue due to very high demand. Alternatively, if we experience a decrease in demand for certain products, we may incur significant costs in revising our manufacturing plan. If we are not able to respond to changes in demand for our products in a timely manner, our financial position and results of operations may be adversely affected.

Branded products and increased competition over TAD products could have an adverse effect on our financial results.

Our consumer products compete with well-known, branded products, as well as other private label products. Inherent risks in our competitive strategy include whether our products will receive direct and retail customer acceptance, new product offerings by competitors, the effects of consolidation within retailer and distribution channels, and price competition from companies that may have greater financial resources than we do. In addition, some of our private label competitors have built or announced plans to build new papermaking facilities that will produce TAD paper used to produce high-end consumer products that compete with high-end branded products. We currently produce TAD paper used for paper towels at only two facilities, Las Vegas and the recently acquired Cellu Tissue St. Catharine’s, Ontario facility, and we currently do not produce TAD bathroom tissue. If we are unable to offer our existing customers, or new customers, comparable consumer products and in sufficient quantities, we may lose business, not be able to grow our existing business and be forced to sell lower-margin products, all of which could negatively affect our financial condition and results of operations.

Cyclical industry conditions have in the past affected and may continue to adversely affect the operating results and cash flow of our Pulp and Paperboard business.

Our Pulp and Paperboard business is particularly affected by cyclical market conditions. We may be unable to sustain pricing in the face of weaker demand, and weaker demand may in turn cause us to take production downtime. In addition to lost revenue from lower shipment volumes, production downtime causes unabsorbed fixed manufacturing costs due to lower production levels. Our results of operations and cash flows may be materially affected in a period of prolonged and significant market weakness. We are not able to predict market conditions or our ability to sustain pricing and production levels during periods of weak demand.

The loss of, or a significant reduction in, orders from, or changes in prices in regards to, any of our large customers could adversely affect our operating results and financial condition.

In 2010, excluding Cellu Tissue, our Consumer Products segment derived approximately 61% of its net sales, and we derived approximately 25% of our total net sales, from the Kroger Company and two other customers. The Kroger Company accounted for 11% of our total net sales in each of 2009 and 2010. Sales to these three customers have represented nearly 60% of segment net sales in each of the last three fiscal years. We have experienced increased price and promotion competition for our consumer products customers, which can decrease our gross margins and adversely affect our financial condition. Some of the Cellu Tissue customers have the capability to produce the parent rolls or products themselves that they previously purchased from Cellu Tissue. Our Pulp and Paperboard segment sells its products to a large number of customers, although certain customers have historically purchased a significant amount of our pulp or paperboard products.

We do not have long-term contracts with any of our customers that ensure a continuing level of business from them. In addition, our agreements with our customers are not exclusive and generally do not contain minimum volume purchase commitments.

Our relationship with our large customers will depend on our ability to continue to meet their needs for quality products at competitive prices. If we lose one of these customers or if we experience a significant decline in the level of purchases by any of them, we may not be able to quickly replace the lost business volume and our operating results and business could be harmed. In addition, our focus on these large accounts could affect our ability to serve our smaller accounts, particularly when product supply is tight and we are not able to fully satisfy orders for these smaller accounts.

We rely on a limited number of third-party suppliers for certain raw materials required for the production of our products. Furthermore, in some cases we rely on a single supplier.

Our dependence on a limited number of third-party suppliers or on a single supplier, and the challenges we may face in obtaining adequate supplies of raw materials, involve several risks, including limited control over pricing, availability, quality, and delivery schedules. We cannot be certain that our current suppliers will continue to provide us with the quantities of these raw materials that we require or will continue to satisfy our anticipated specifications and quality requirements. Any supply interruption in limited or sole-sourced raw materials could materially harm our ability to manufacture our products until a new source of supply, if any, could be identified and qualified. Although we believe there are other suppliers of these raw materials, we may be unable to find a sufficient alternative supply channel in a reasonable time or on commercially reasonable terms. Any performance failure on the part of our suppliers could interrupt production of our products, which would have a material adverse effect on our business.

United States and global economic conditions could have adverse effects on the demand for our products and financial results.

U.S. and global economic conditions have negatively affected and may continue to negatively affect our business and financial results. In particular, the away-from-home consumer paper products market has experienced a decline because of the slowdown in the travel and restaurant industries as a result of the current economic downturn. Recessed economic conditions affect our business in a number of ways, including causing (i) increased pressure for price concessions from customers; (ii) declines in domestic and global demand for paperboard; (iii) shifts in customer purchases that affect the mix of our product sales; (iv) decreased or low housing starts, which increase production costs due to lower wood fiber supplies and extend the slump in demand for our wood products; and (v) financial distress or insolvency for certain customers which could affect our sales volumes or our ability to collect accounts receivable on a timely basis from those customers.

Larger competitors have operational and other advantages over our operations.

The markets for our products are highly competitive, and companies that have substantially greater financial resources compete with us in each market. Some of our competitors will have advantages over us, including lower raw material and labor costs and better access to the inputs of our products.

Our Consumer Products business faces competition from companies that produce the same type of products that we produce or that produce alternative products that customers may use instead of our products. Our Consumer Products business competes with the branded tissue products producers, such as Procter & Gamble, and branded label producers who manufacture branded and private label products, such as Georgia-Pacific and Kimberly-Clark. These companies are far larger than us, have much greater sales, marketing and research and development resources than we do, and enjoy significant cost advantages due to economies of scale. Historically, pure branded tissue producers have not produced private label tissue products. The greater scope and scale of operations enjoyed at our major Consumer Products competitors would allow them to produce greater quantities of private label tissue at lower costs than we incur. In addition, because of their size and resources, these companies may foresee market trends more accurately than we do and develop new technologies that render our products less attractive or obsolete.

Our ability to successfully compete in the pulp and paperboard industry is influenced by a number of factors, including manufacturing capacity, general economic conditions and the availability and demand for paperboard substitutes. Our Pulp and Paperboard business competes with International Paper, MeadWestvaco, Georgia-Pacific, RockTenn and international producers, most of whom are much larger than us. Any increase in manufacturing capacity by any of these or other producers could result in overcapacity in the pulp and paperboard industry, which could cause downward pressure on pricing. In addition, customers could choose to use types of paperboard that we do not produce or could rely on alternative materials, such as plastic, for their products. An increased supply of any of these products could cause us to lower our prices or lose sales to competitors, either of which could have a material adverse effect on our business, financial condition and results of operations.

Our qualification to retain, or ability to utilize, tax credits associated with alternative fuels or cellulosic biofuels and the tax treatment associated with receipt of such credits are uncertain.

In 2009, we received refundable tax credit payments in connection with our use of “black liquor,” a by-product of the pulp manufacturing process, in an alternative fuel mixture to produce energy at our pulp mills. The amount of the refundable tax credit was equal to $0.50 per gallon of alternative fuel mixture used. This tax credit expired on December 31, 2009. In 2009, we recorded income of $170.6 million related to the Alternative Fuel Mixture Tax Credit, or AFMTC. We did not record any income in 2010 relating to the AFMTC.

There is relatively little guidance regarding the AFMTC and the law governing the issue is complex. Accordingly, there remains uncertainty as to our qualification to receive the tax credit in 2009, as well as to whether we will be entitled to retain the amounts we received upon further review by the Internal Revenue Service, or IRS. In addition, while it is our position that payments received or credits taken in relation to the AFMTC should not be subject to corporate income tax, there can be no assurance as to whether or not the amounts we have received will be subject to taxation.

We are also registered with the IRS as a cellulosic biofuel producer, which enables us to claim the $1.01 per gallon Cellulosic Biofuel Producer Credit, or CBPC, in regards to black liquor produced and used as a fuel by us at our pulp mills in 2009. We have changed, and may in the future make additional changes in, our position as to some or all of the credits we claimed under the AFMTC on our 2009 federal income tax form, provided we believe we will have sufficient future federal taxable earnings to enable us to carry forward the credits potentially available under the CBPC. There can be no assurance that we will be able to fully utilize the CBPC.

Our business and financial performance may be harmed by future labor disruptions.

Approximately 50% of our full-time employees are represented by unions under collective bargaining agreements. As these agreements expire, we may not be able to negotiate extensions or replacement agreements on terms acceptable to us. We currently have two collective bargaining agreements under negotiation. Any failure to reach an agreement with one of the unions may result in strikes, lockouts or other labor actions. Any such labor actions, including work slowdowns or stoppages, could have a material adverse effect on our operations and financial results.

We are subject to significant environmental regulation and environmental compliance expenditures, which could increase our costs and subject us to liabilities.

We are subject to various federal, state and foreign environmental laws and regulations concerning, among other things, water discharges, air emissions, hazardous material and waste management and environmental cleanup. Environmental laws and regulations continue to evolve and we may become subject to increasingly stringent environmental standards in the future, particularly under air quality and water quality laws and standards related to climate change issues, such as reporting of greenhouse gas emissions. Increased regulatory activity at the state, federal and international level is possible regarding climate change as well as other emerging environmental issues associated with our manufacturing sites. Compliance with regulations that implement new public policy in these areas might require significant expenditures on our part.

We are required to comply with environmental laws and the terms and conditions of multiple environmental permits. In particular, the pulp and paper industry in the United States is subject to several performance based rules associated with effluent and air emissions as a result of certain of its manufacturing processes. Federal, state and local laws and regulations require us to routinely obtain authorizations from and comply with the evolving standards of the appropriate governmental authorities, which have considerable discretion over the terms of permits. Failure to comply with environmental laws and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing our operations or requiring us to take corrective measures, install pollution control equipment, or take other remedial actions, product recalls or labeling changes. We also may be required to make additional expenditures, which could be significant, relating to environmental matters on an ongoing basis.

We own properties, conduct or have conducted operations at properties, and have assumed indemnity obligations in connection with our spin-off from Potlatch for properties or operations, where hazardous materials have been or were used for many years, including during periods before careful management of these materials was required or generally believed to be necessary. Consequently, we will continue to be subject to risks under environmental laws that impose liability for historical releases of hazardous substances. There can be no assurance that future environmental permits will be granted or that we will be able to maintain and renew existing permits, and the failure to do so could have a material adverse effect on our results of operations and financial condition.

We incur significant expenses to maintain our manufacturing equipment and any interruption in the operations of our facilities may harm our operating performance.

We regularly incur significant expenses to maintain our manufacturing equipment and facilities. The machines and equipment that we use to produce our products are complex, have many parts and some are run on a continuous basis. We must perform routine maintenance on our equipment and will have to periodically replace a variety of parts such as motors, pumps, pipes and electrical parts. In addition, our pulp and paperboard facilities require periodic shutdowns to perform major maintenance. These scheduled shutdowns of facilities result in decreased sales and increased costs in the periods in which the shutdown occurs.

Unexpected production disruptions could cause us to shut down or curtail operations at any of our facilities. For example, we curtailed operations at our Lewiston Pulp and Paperboard facility in early 2010 as the result of a blow tank collapse and curtailed operations at our Wiggins, Mississippi consumer products facility in early 2011 as the result of a fire. Disruptions could occur due to any number of circumstances, including prolonged power outages, mechanical or process failures, shortages of raw materials, natural catastrophes, disruptions in the availability of transportation, labor disputes, terrorism, changes in or non-compliance with environmental or safety laws and the lack of availability of services from any of our facility’s key sole suppliers. Any facility shutdowns may be followed by prolonged startup periods, regardless of the reason for the shutdown. Those startup periods could range from several days to several weeks, depending on the reason for the shutdown and other factors. Any prolonged disruption in operations at any of our facilities could cause significant lost production, which would have a material adverse effect on our business, financial condition and results of operations.

Our wood products business, which is part of our Pulp and Paperboard segment, is highly sensitive to downturns in the housing market.

Our wood products business is a commodity business, which is closely tied to the demand for, and supply of, housing. The home building industry is influenced by numerous factors, including economic changes nationally and locally, mortgage and other interest rates, consumer confidence, job formation, demographic trends, tax incentives, and the availability of credit. The current depressed conditions in the housing market resulting from, among other factors, excess unsold home inventory levels and lack of availability of credit for lenders, builders and homebuyers, have materially adversely affected our wood products business. A continuing and prolonged downturn in the housing market could have a significant adverse effect on the future results of operations of our Pulp and Paperboard segment.

Our pension plans are currently underfunded, and over time we will be required to make cash payments to the plans, reducing cash available for our business.

We have company-sponsored pension plans covering our salaried and hourly employees. The significant decline in the securities markets beginning in 2008 and resulting substantial decline in the value of equity and fixed income investments held by the plans caused these pension plans to be underfunded because our projected benefit obligation exceeds the aggregate fair value of plan assets. As a result, we are required to make contributions to our qualified pension plans. In 2010, we contributed $15.1 million to these pension plans, which covered all of our 2009 and 2010 tax year requirements as well as made an additional $10.0 million voluntary contribution. The required cash contribution to our qualified pension plans for 2011 is expected to be approximately $8.7 million plus interest payable by September 2011, and we expect to be required to contribute approximately $8.0 million plus interest payable by September 2012. We may be required to make increased annual contributions to our pension plans in future years, which would reduce the cash available for business and other needs.

Our pension and health care costs are subject to numerous factors which could cause these costs to change.

In addition to our pension plans, we provide retiree health care benefits to certain of our current and former U.S. salaried and hourly employees. Our retiree health care costs vary with changes in health care costs generally, which have significantly exceeded general economic inflation rates for many years. Our pension costs are dependent upon numerous factors resulting from actual plan experience and assumptions about future investment returns. Pension plan assets are primarily made up of equity and fixed income investments. Fluctuations in actual equity market returns as well as changes in general interest rates may result in increased pension costs in future periods. Likewise, changes in assumptions regarding current discount rates and expected rates of return on plan assets could also increase pension costs. Significant changes in any of these factors may adversely impact our cash flows, financial condition and results of operations.

We rely on information technology in critical areas of our operations, and a disruption relating to such technology could harm our financial condition.

We use information technology, or IT, systems in various aspects of our operations, including enterprise resource planning, management of inventories and customer sales. Some of these systems have been in place for long periods of time. Additionally, with the acquisition of Cellu Tissue, we have different legacy IT systems which we need to integrate. If one of these systems was to fail, or if we decide to change these systems or hire outside parties to provide these systems, we may suffer disruptions, which could have a material adverse effect on our results of operations and financial condition. In addition, we may underestimate the costs and expenses of developing and implementing new systems.

Risks Related to Our Indebtedness and the Notes

The indenture for the exchange notes and the agreements governing our other indebtedness contain various covenants that limit our discretion in the operation of our business.

The indenture governing the exchange notes and our existing $150 million principal amount of 10.625% Senior Notes due 2016, which we refer to as the 10.625% Notes, and the credit agreement governing our senior secured revolving credit facility contain various provisions that limit our discretion in the operation of our business by restricting our ability to:

•	undergo a change in control;

•	sell assets;

•	pay dividends and make other distributions;

•	make investments and other restricted payments;

•	redeem or repurchase our capital stock;

•	incur additional debt and issue preferred stock;

•	create liens;

•	consolidate, merge, or sell substantially all of our assets;

•	enter into certain transactions with our affiliates;

•	engage in new lines of business; and

•	enter into sale and lease-back transactions.

These restrictions on our ability to operate our business in our discretion could seriously harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities. In addition, our senior secured revolving credit facility requires, among other things, that we maintain a minimum fixed charge coverage ratio of at least 1.0-to-1.0 when availability falls below $50 million or an event of default exists. Events beyond our control could affect our ability to meet this financial test, and we cannot assure you that we will meet it.

Our substantial indebtedness could adversely affect our cash flow and prevent us from fulfilling our obligations, including obligations associated with the exchange notes.

In order to finance the acquisition of Cellu Tissue, we incurred debt of $375 million through the sale of notes, and assumed approximately $16 million of existing debt issued by a subsidiary of Cellu Tissue. Additionally, we have outstanding indebtedness of $150 million under notes we issued in 2009. As of December 31, 2010, we and our subsidiaries had approximately $539.1 million of aggregate long term debt. Our level of indebtedness could restrict our operations and could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the exchange notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital and capital expenditures, and for other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry, which may place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further increase the risks associated with our substantial leverage.

We may incur substantial additional indebtedness in the future. The terms of our credit agreement governing our senior secured revolving credit facility and the indentures governing the exchange notes and our 10.625% Notes will allow us and our subsidiaries to incur additional indebtedness subject to limitations. As of December 31, 2010, we had approximately $121.0 million of unused commitments available to be borrowed under our senior secured revolving credit facility. If new debt is added to our current debt levels, or any debt is incurred by our subsidiaries, the related risks that we and they now face could increase.

To service our indebtedness, we must generate significant cash flows. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We cannot assure you that we will be able to refinance any of our indebtedness, including our new senior secured revolving credit facility and the exchange notes, on commercially reasonable terms or at all.

Our failure to comply with the covenants contained in our senior secured revolving credit facility or the indentures governing the exchange notes and our 10.625% Notes, including as a result of events beyond our control, could result in an event of default that could cause repayment of the debt to be accelerated.

If we are not able to comply with the covenants and other requirements contained in the indentures governing the exchange notes and our 10.625% Notes, our senior secured revolving credit facility or our other debt instruments, an event of default under the relevant debt instrument could occur. If an event of default does occur, it could trigger a default under our other debt instruments, prohibit us from accessing additional borrowings, and permit the holders of the defaulted debt to declare amounts outstanding with respect to that debt to be immediately due and payable. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments. In addition, we may not be able to refinance or restructure the payments on the applicable debt. Even if we were able to secure additional financing, it may not be available on favorable terms.

The exchange notes are not secured by our or our subsidiaries’ assets and the lenders under our senior secured revolving credit facility will be entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

The exchange notes will be effectively junior in right of payment to all of our secured indebtedness to the extent of the collateral securing such indebtedness. Loans under our senior secured revolving credit facility are secured by a security interest in certain of our accounts receivable, inventory and cash. Under the indenture governing the exchange notes, we are permitted to allow liens securing certain additional indebtedness. If we become insolvent or are liquidated, or if payment under our senior secured revolving credit facility or in respect of any other future secured indebtedness is accelerated, the lenders under our senior secured revolving credit facility or holders of other future secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to our senior secured revolving credit facility or such other secured debt). If we are unable to pay our obligations to our senior secured lenders, they could proceed against any or all of the collateral securing our indebtedness to them. In addition, a breach of the restrictions or covenants contained in the senior secured revolving credit facility or acceleration by our senior secured lenders of our obligations to them would cause a default under the exchange notes. We may not have, or be able to obtain, sufficient funds to repay the exchange notes in full upon acceleration after we pay our senior secured lenders to the extent of their collateral. As of December 31, 2010, we and the guarantors had approximately $15.6 million of secured indebtedness outstanding (excluding letters of credit outstanding under our senior secured revolving credit facility) and approximately an additional $121.0 million of unused commitments available to be borrowed under our senior secured revolving credit facility.

We may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, unless we have otherwise redeemed the exchange notes, the holders of the exchange notes will have the right to require us to repurchase all or any part of the holders’ exchange notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience such a change of control, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the exchange notes. The events that would constitute a change of control under the indenture would also likely result in an event of default under our senior secured revolving credit facility, in which case we would be required to pay our secured indebtedness with the proceeds of sales of the collateral securing our senior secured revolving credit facility before we repurchase any of the exchange notes. Our future indebtedness may also contain restrictions on our ability to repurchase the exchange notes upon certain events, including transactions that would constitute a change of control under the indenture. Our failure to purchase the exchange notes as required under the indenture governing the exchange notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the exchange notes.

Claims of creditors of non-guarantor subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over you.

All but two of our subsidiaries will guarantee the exchange notes. As of December 31, 2010, our non-guarantor subsidiaries had $130.0 million of total assets and $45.5 million of total liabilities, which represented less than 10% of our combined total assets and total liabilities. For the year ended December 31, 2010, our non-guarantor subsidiaries had $0.9 million of net sales, which would have represented less than 10% of our combined total net sales. Further, none of our future foreign subsidiaries will guarantee the exchange notes. Additionally, we may designate any of our future domestic subsidiaries as “unrestricted” under the indenture, and such unrestricted subsidiaries will not guarantee the exchange notes. Claims of creditors of any subsidiaries that do not guarantee the exchange notes, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, will generally have priority with respect to the assets and earnings of such subsidiaries over our claims or those of our creditors, including you, even if the obligations of those subsidiaries do not constitute senior indebtedness.

Fraudulent conveyance laws may permit courts to void future guarantees of the exchange notes in specific circumstances, which would interfere with the payment under the guarantees.

Federal and state statutes may allow courts, under specific circumstances, to void the future guarantees of the exchange notes. These courts could require you to return payments received from the guarantors in the event of the guarantors’ bankruptcy or other financial difficulty. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be subordinated to all other indebtedness of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	incurred the guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring the guarantee, and

•	was insolvent or was rendered insolvent by reason of the incurrence;

•	was engaged, or about to engage, in a business or transaction for which the assets remaining with it constituted unreasonably small capital to carry on such business;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as those debts matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages entered against it if, in either case, after final judgment the judgment was unsatisfied.

The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor would be considered insolvent if, at the time the debtor incurred the indebtedness, either:

•	the sum of the debtor’s debts and liabilities, including contingent liabilities, was greater than the debtor’s assets at fair valuation; or

•

the present fair saleable value of the debtor’s assets was less than the amount required to pay the probable liability on the debtor’s total existing debts and liabilities, including contingent liabilities, as they became absolute and matured.

If a court voids a guarantee or holds it unenforceable, you will cease to be a creditor of the guarantor and will be a creditor solely of us and the other guarantors. In addition, any payment by such guarantor pursuant to its guarantee could be voided and required to be returned to such guarantor, or to a fund for the benefit of the creditors of the guarantor.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the outstanding notes. We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange outstanding notes of like principal amount, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not be subject to transfer restrictions and will not have registration rights or accrue additional interest. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

CAPITALIZATION

The following table shows the capitalization of our business at March 31, 2011. You should read this table together with our historical financial statements and notes to those statements incorporated by reference in this prospectus.

March 31, 2011
(in thousands)
Cash and short-term investments	$162,899

Debt:
Senior secured revolving credit facility	—
10.625% Senior Notes due 2016	$148,530
7 1/8% Senior Notes due 2018	$375,000
Cellu Tissue-CityForest IRBs	$15,215

Total debt	$538,745
Stockholders’ equity	$476,189

Total capitalization	$1,014,934

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated are set forth in the following table.

	$000,000	$000,000	$000,000	$000,000	$000,000	$000,000
	Twelve Months Ended December 31,					Three Months Ended March 31, 2011
Dollars in thousands	2010	2009	2008	2007	2006
Earnings before income taxes	$76,196	$275,685	$15,337	$39,407	$33,263	$11,737
Add: Fixed charges	27,382	20,248	17,648	17,489	18,156	13,350
Subtract: Capitalized interest	(480)	—	—	—	—	(456)

Earnings available for fixed charges	$103,098	$295,933	$32,985	$56,896	$51,419	$24,631

Fixed charges:
Interest expense	$22,571	$15,505	$13,147	$13,000	$13,000	$11,333
Capitalized interest	480	—	—	—	—	456
Rental expense factor [1]	4,331	4,743	4,501	4,489	5,156	1,561

Total fixed charges	$27,382	$20,248	$17,648	$17,489	$18,156	$13,350

Ratio of earnings to fixed charges	3.8	14.6	1.9	3.3	2.8	1.8

1	“Rental expense factor” is the portion of rental expense estimated to be representative of the interest factor within rental expense.

The ratio of earnings to fixed charges is computed by dividing income before taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense and the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under operating leases.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On October 22, 2010, we issued an aggregate principal amount of $375,000,000 of outstanding notes in an offering under Rule 144A and Regulation S under the Securities Act that were not registered under the Securities Act. In connection with the issuance and sale of the outstanding notes, we entered into a registration rights agreement with the representatives of the initial purchasers of the outstanding notes. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the outstanding notes for exchange notes registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective. The form and terms of the exchange notes are substantially identical to the outstanding notes except that the issuance of the exchange notes has been registered under the Securities Act and the transfer restrictions, registration rights and the additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

The exchange offer is not being made to holders of outstanding notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction. The registration rights agreement entered into in connection with the issuance of the outstanding notes, dated October 22, 2010, is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on October 22, 2010, which exhibit is incorporated by reference into this prospectus.

Terms of the Exchange Offer

Upon the terms and conditions described in this prospectus, we will accept for exchange outstanding notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term “expiration date” means 12:00 midnight, New York City time, on June 27, 2011. However, if we extend the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which we extend the exchange offer.

As of the date of this prospectus, $375,000,000 aggregate principal amount of the outstanding notes is outstanding. The outstanding notes were offered under an indenture dated October 22, 2010. This prospectus is first being sent on or about May 27, 2011 to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange in the exchange offer is subject to the conditions described under “—Conditions to the Exchange Offer.” We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any outstanding notes by giving oral or written notice of an extension and delay to the holders of outstanding notes as described below. During any extension period, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer. Holders of outstanding notes do not have dissenters’ rights of appraisal in connection with the exchange offer.

You may only exchange outstanding notes in denominations of $2,000 and higher integral multiples of $1,000.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified under “—Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering

You may only tender your outstanding notes by book-entry transfer of the outstanding notes into the exchange agent’s account at the Depository Trust Company, or DTC. The tender to us of outstanding notes by you, as set forth below, and our acceptance of the outstanding notes will constitute a binding agreement between us and you, upon the terms and subject to the conditions set forth in this prospectus.

Except as described below, a tendering holder must, on or prior to the expiration date, transmit an agent’s message to the exchange agent at the address listed below under “—Exchange Agent.”

In addition, the exchange agent must receive timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at the DTC, the book-entry transfer facility, along with the agent’s message.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account.

We will determine all questions as to the validity, form and eligibility of outstanding notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders.

We reserve the right to reject any particular outstanding note not properly tendered, or any acceptance that may, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any conditions of the exchange offer as applicable to all outstanding notes prior to the expiration date. If we waive a material condition of the offer, we will provide notice of the waiver and will extend the offer, if necessary, so that at least five business days remain in the exchange offer following the notice.

We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note prior to the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding note either before or after the expiration date shall, subject to an order of a court of competent jurisdiction, be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within a reasonable period of time. None of us, the exchange agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of outstanding notes, nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

By tendering, each holder represents to us that:

•	the holder is not an affiliate of Clearwater Paper (as defined in Rule 405 under the Securities Act) or a broker-dealer tendering notes acquired directly from us for its own account;

•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder; and

•	neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.

In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

However, each holder who is our “affiliate” (within the meaning of the Securities Act) who intends to participate in the exchange offer for the purpose of distributing the exchange notes or a broker-dealer (within the meaning of the Securities Act) that acquired outstanding notes in a transaction other than as part of its trading or market-making activities and who has arranged or has an understanding with any person to participate in the distribution of the exchange notes:

•	will not be able to rely on the applicable interpretation by the staff of the SEC set forth in the applicable no-action letters;

•	will not be able to tender its outstanding notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each broker or dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. However, a broker-dealer may be a statutory underwriter. See “Plan of Distribution.”

By delivering an agent’s message, a beneficial owner (whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or holder will be deemed to have irrevocably appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offer) with respect to the outstanding notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such outstanding notes, in accordance with the terms and conditions of the exchange offer.

Each beneficial owner or holder will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the outstanding notes it tenders and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such outstanding notes, free and clear of all liens, restrictions, charges and encumbrances, and that the outstanding notes tendered are not subject to any adverse claims or proxies. Each beneficial owner and holder, by tendering its outstanding notes, also agrees that it will comply with its obligations under the registration rights agreements.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered, unless we terminate the exchange offer because of the non-satisfaction of conditions. We will issue the exchange notes promptly after acceptance of the outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice. See “—Conditions to the Exchange Offer” below for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder of the outstanding note will receive an exchange note having a principal amount equal to that of the surrendered outstanding note. The exchange notes will bear interest from the most recent date to which interest has been paid on the outstanding notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the outstanding notes, from May 1, 2011. Outstanding notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of outstanding notes whose outstanding notes are accepted for exchange will not receive any payment for accrued interest on the outstanding notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the outstanding notes.

In all cases, issuance of exchange notes for outstanding notes will be made only after timely receipt by the exchange agent of an agent’s message and a timely confirmation of the book-entry transfer of the outstanding notes, into the exchange agent’s account at DTC.

Unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder of the outstanding notes. The non-exchanged outstanding notes will be credited to an account maintained with the DTC, as promptly as practicable after the expiration of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the outstanding notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The transmission of the outstanding notes and agent’s message to DTC and delivery by DTC to and receipt by the exchange agent of the related agent’s message will be deemed to be a valid tender.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender outstanding notes. Any participant in the book-entry transfer facility may make book-entry delivery of outstanding notes by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the outstanding notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of outstanding notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering outstanding notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the exchange offer as described in this prospectus, and that we may enforce such terms against such participant.

Withdrawal Rights

Tenders of outstanding notes may be withdrawn at any time before 12:00 midnight, New York City time, on the expiration date.

For a withdrawal of a tender of outstanding notes to be effective, the exchange agent must receive a valid withdrawal request through ATOP from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related outstanding notes in order that such notes may be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the outstanding notes so withdrawn are validly re-tendered. Any outstanding notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. The outstanding notes will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be credited to the DTC account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following the procedures described under the heading “—Procedures for Tendering” above at any time on or before 12:00 midnight, New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and may terminate or amend the exchange offer, if at any time prior to the expiration date any of the following events occurs:

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer or would make it inadvisable to proceed with the exchange offer; or

•	a change in applicable law prohibits the consummation of the exchange offer.

All conditions will be deemed satisfied or waived on or prior to the expiration date, unless we assert them on or prior to the expiration date. The foregoing conditions to the exchange offer are for our sole benefit and we may on or prior to the expiration date waive them in whole or in part in our reasonable discretion. If we waive a material condition of the offer, we will provide notice of the waiver and will extend the offer, if necessary, so that at least five business days remain in the exchange offer following the notice. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any outstanding notes, if at the time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part. We are required to make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible moment.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent addressed as follows:

Delivery To:

U.S. Bank National Association

By Hand, Registered or Certified Mail, or Overnight Courier:

U.S. Bank National Association

Corporate Trust Services

EP-MN-WS-2N

60 Livingston Avenue

St. Paul, MN 55107

Attn: Specialized Finance

All other questions should be addressed to 601 West Riverside., Suite 1100, Spokane, Washington 99201, attention Corporate Secretary.

Fees and Expenses

The principal solicitation is being made by mail by the exchange agent. Additional solicitations may be made by telephone, facsimile or in person by our officers and regular employees and by persons so engaged by the exchange agent.

We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes in accordance with accounting principles generally accepted in the United States.

Transfer Taxes

We will pay any transfer taxes in connection with the exchange of outstanding notes for exchange notes in the exchange offer unless you instruct us to register exchange notes in the name of, or request any outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange the Outstanding Notes

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes in the exchange offer will continue to be subject to the provisions in the indenture regarding transfer and exchange of the outstanding notes and the restrictions on transfer of the outstanding notes as described in the legend on the outstanding notes as a consequence of the issuance of the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Outstanding note holders that do not exchange outstanding notes for exchange notes in the exchange offer will no longer have any registration rights with respect to such notes.

Based on existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any purchaser of exchange notes who is one of our “affiliates” (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the applicable interpretation of the staff of the SEC;

•	will not be able to tender its outstanding notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC’s staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Revolving Credit Facility

On November 26, 2008, we entered into a four-year $125 million revolving senior secured revolving credit facility with certain financial institutions. The amount available to us under the senior secured revolving credit facility is based on the lesser of 85% of our eligible accounts receivable plus 65% of our eligible inventory, or $125 million. Additional reserve requirements may be established by the agent bank, as deemed necessary. We also entered into deposit account control agreements with our lenders pursuant to our senior secured revolving credit facility.

Concurrent with the Cellu Tissue acquisition, on September 15, 2010 we amended our senior secured revolving credit facility to, among other things, (i) permit the acquisition of Cellu Tissue and related transactions, including the sale and issuance of the outstanding notes, (ii) permit the construction of the tissue manufacturing facility in Shelby, North Carolina, including capital expenditures of up to an aggregate of $150 million annually and debt to finance or refinance the construction thereof, up to $250 million, and (iii) change the interest rate margins applicable to base rate loans and LIBOR loans in circumstances based on our fixed charge coverage ratio from time to time, and to reduce the fees paid by us on undrawn amounts.

As of December 31, 2010, there were no borrowings outstanding under the senior secured revolving credit facility, and approximately $3.5 million of the senior secured revolving credit facility was being used to support outstanding standby letters of credit. Loans under the senior secured revolving credit facility bear interest at LIBOR plus between 2.25% and 2.75% for LIBOR loans, and a base rate effectively equal to the agent bank’s prime rate plus between 0.75% and 1.25% for other loans. The percentage margin on all loans is based on our last twelve month’s fixed charge coverage ratio, which is recalculated on a quarterly basis. As of December 31, 2010, we were permitted to draw approximately $121.0 million under the senior secured revolving credit facility and eligible to borrow under the senior secured revolving credit facility at LIBOR plus 2.5%.

A minimum fixed charge coverage ratio is the only financial covenant requirement under our senior secured revolving credit facility and is triggered when an event of default exists or when availability falls below $50 million, at which time the minimum fixed charge coverage ratio must be at least 1.0-to-1.0.

Our obligations under the senior secured revolving credit facility are secured by all of our accounts receivable and inventory. The senior secured revolving credit facility agreement contains various provisions that limit our discretion in the operation of our business by restricting our ability to, among other things:

•	pay dividends or repurchase equity interests from our stockholders;

•	create, incur or guarantee certain debt;

•	incur liens on certain properties;

•	make capital expenditures in amounts in excess of those permitted under the revolving credit agreement;

•	enter into certain affiliate transactions;

•	enter into certain hedging arrangements; and

•	consolidate with or merge with another entity.

10.625% Senior Notes due 2016

On June 11, 2009, we sold $150 million aggregate principal amount of 10.625% Senior Notes due 2016 (the “10.625% Notes”). The 10.625% Notes are due on June 15, 2016, have an interest rate of 10.625% and were issued at a price equal to 98.792% of their face value. The issuance of these 10.625% Notes generated net proceeds of approximately $145.2 million after deducting discounts and offering expenses. We transferred approximately $107 million of these proceeds to a trustee in satisfaction of our obligation related to the indenture under which $100 million principal amount of credit sensitive debentures due December 1, 2009, were originally issued by an affiliate of Clearwater Paper. The obligation to repay the credit sensitive debentures and all interest through maturity was retained by us prior to the spin-off.

The 10.625% Notes are general unsecured obligations and are therefore not secured by our assets. They are equal in right of payment with all existing and future unsecured senior indebtedness, including the notes issued pursuant to this offering, and are senior in right of payment to any future subordinated indebtedness. The notes are effectively subordinated to all of our existing and future secured indebtedness, including borrowings under our senior secured revolving credit facility, which is secured by certain accounts receivable, inventory and cash. The 10.625% Notes are guaranteed by each of our subsidiaries (except for Interlake Acquisition Corporation Limited). In addition, the 10.625% Notes will be unconditionally guaranteed by any future restricted subsidiary guarantors.

Prior to June 15, 2012, we may redeem, at any time at our option, up to 35% of the aggregate principal amount of the notes with the net proceeds of qualified equity offerings at a redemption price equal to 110.625% of the principal amount thereof plus accrued and unpaid interest. We have the option to redeem all or a portion of the notes at any time prior to June 15, 2013 at a redemption price equal to 100% of the principal amount thereof plus a premium and accrued and unpaid interest.

On or after June 15, 2013, we may on any one or more occasions redeem all or a part of the 10.625% Notes at the redemption prices as set forth below, plus accrued and unpaid interest on the 10.625% Notes redeemed, to the applicable date of redemption, if redeemed during the 12-month period beginning on June 15 of the years indicated below:

Year	Percentage

2013	105.313%

2014	102.656%

2015 and thereafter	100.000%

The terms of the 10.625% Notes limit our ability and the ability of any restricted subsidiaries to borrow money; pay dividends; redeem or repurchase capital stock; make investments; sell assets; create restrictions on the payment of dividends or other amounts to us from any restricted subsidiaries; enter into transactions with affiliates; enter into sale and lease back transactions; create liens; and consolidate, merge or sell all or substantially all of our assets.

Cellu Tissue-CityForest Industrial Revenue Bonds

Prior to our acquisition of Cellu Tissue, Cellu Tissue-CityForest LLC, or CityForest, a wholly-owned subsidiary of Cellu Tissue, was party to a loan agreement, dated as of March 1, 1998, with the City of Ladysmith, Wisconsin. Pursuant to this agreement the City of Ladysmith loaned the proceeds of its Variable Rate Demand Solid Waste Disposal Facility Revenue Bonds, Series 1998, or IRBs, to CityForest to finance the construction by CityForest of a solid waste disposal facility. As the result of our acquisition of Cellu Tissue, we have assumed the IRBs. Approximately $15.6 million in aggregate principal face amount of the IRBs was outstanding at December 31, 2010. The IRBs have scheduled semi-annual payments of principal, with the balance payable at maturity on March 1, 2028. The variable interest rate on the IRBs was 2.6% and 2.5% as of December 31, 2010 and 2009, respectively. The IRBs are guaranteed by Cellu Tissue and contain various customary covenants and events of default.

CityForest is required, under the terms of the Indenture of Trust governing the IRBs, or the CityForest Indenture, to provide a letter of credit in favor of the trustee. CityForest previously entered into the Amended and Restated Reimbursement Agreement, dated as of March 21, 2007, by and between CityForest and Associated Bank, National Association, or Associated Bank, pursuant to which Associated Bank provided a letter of credit to the trustee.

In connection with our acquisition of Cellu Tissue, CityForest entered into a Second Amended and Restated Reimbursement Agreement, dated as of December 27, 2010, with Associated Bank amending and restating the original Reimbursement Agreement. The trustee is permitted to draw upon the letter of credit to pay principal and interest due on the IRBs, and to provide liquidity to purchase IRBs put to CityForest by bondholders and not remarketed; and CityForest is obligated under the Second Amended and Restated Reimbursement Agreement to reimburse Associated Bank for any such draws. The expiration date of the letter of credit is February 15, 2012. Under the terms of the Second Amended and Restated Reimbursement Agreement, CityForest is required, on or before September 30, 2011, to cause the letter of credit to be replaced with a substitute letter of credit from a third-party bank. CityForest’s failure to cause the letter of credit to be replaced by September 30, 2011 will constitute an event of default under the Second Amended and Restated Reimbursement Agreement.

The Second Amended and Restated Reimbursement Agreement contains customary events of default, including payment defaults; breaches of representations and warranties; covenant defaults; cross-defaults to certain other debt; certain events of bankruptcy and insolvency; judgment defaults; certain defaults related to the Employee Retirement Income Security Act of 1974, as amended; and a change of control of Clearwater Paper.

The Second Amended and Restated Reimbursement Agreement also contains various customary negative covenants including limitations on: indebtedness; liens; acquisitions, mergers and consolidations; investments; guarantees; asset sales; sale and leaseback transactions; dividends and distributions; transactions with affiliates; capital expenditures; and changes to the status of the IRBs. CityForest is also required to comply on a quarterly basis with a maximum leverage covenant and a minimum fixed charge coverage covenant. The maximum permitted Leverage Ratio is 2.5 to 1. As of December 31, 2010, the Leverage Ratio was 1 to 1. The minimum permitted Fixed Charge Coverage Ratio is 1.2 to 1. As of December 31, 2010, the Fixed Charge Coverage Ratio was 4.5 to 1.

Clearwater Paper has guaranteed all of the obligations of CityForest under the Second Amended and Restated Reimbursement Agreement, pursuant to a Guaranty, dated as of December 27, 2010 executed in favor of Associated Bank.

In addition, the Second Amended and Restated Reimbursement Agreement provides that in certain circumstances where Cellu Tissue incurs indebtedness, as defined, in excess of amounts currently permitted under the CityForest Indenture or refinances the indebtedness issued under the CityForest Indenture, CityForest may be required to cause the bonds to be redeemed or to provide a new letter of credit from another lender. In connection with the Second Amended and Restated Reimbursement Agreement, we had $1.3 million of restricted cash as of December 31, 2010, which is included in other assets on the Consolidated Balance Sheet.

DESCRIPTION OF EXCHANGE NOTES

The outstanding notes were, and the exchange notes will be, issued under an Indenture dated as of October 22, 2010 between Clearwater Paper, the Guarantors and U.S. Bank National Association, as trustee. The terms of the outstanding notes, the exchange notes and the related guarantees include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The terms of the exchange notes are identical to the terms of the outstanding notes in all material respects, including interest rate and maturity, except that the exchange notes will not be subject to:

•	the restriction on transfer;

•	the registration rights agreement’s covenants regarding registration of the notes; and

•	accrual of additional interest.

The following description is a summary of the material provisions of the indenture. It does not restate the agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture will be available upon written request to Clearwater Paper as described under “Where You Can Find More Information.” In this description only, references to “Clearwater Paper,” “we,” “us,” “our” and “our company” refer only to Clearwater Paper Corporation and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” Certain defined terms used in this description but not defined below under “Certain Definitions” have the meanings assigned to them in the indenture.

For purposes of this description, references to the “notes” include the outstanding notes, the exchange notes, and any additional notes subsequently issued under the indenture. The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

General

Clearwater Paper will issue $375 million in aggregate principal amount of exchange notes in this offering. Clearwater Paper may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Clearwater Paper will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on November 1, 2018.

Interest on the notes will accrue at the rate of 7 1/8% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on May 1, 2011. Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. Clearwater Paper will make each interest payment to the holders of record on the immediately preceding April 15 and October 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Note Guarantees

The exchange notes will be guaranteed by each of Clearwater Paper’s existing direct and indirect Subsidiaries, with the exception of Cellu Tissue-CityForest LLC and Interlake Acquisition Corporation Limited (each an “Excluded Subsidiary”). The exchange notes will be guaranteed by each of Clearwater Paper’s future Subsidiaries that is a Domestic Subsidiary and is not designated as an “Unrestricted Subsidiary” by us as described under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” below, except that any Restricted Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it no longer constitutes an Immaterial Subsidiary. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—Fraudulent conveyance laws may permit courts to void future guarantees of the notes in specific circumstances, which would interfere with the payment of the guarantees.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Clearwater Paper or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under its Note Guarantee and the indenture pursuant to a supplemental indenture satisfactory to the trustee and under the registration rights agreement; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Clearwater Paper or a Restricted Subsidiary of Clearwater Paper, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Clearwater Paper or a Restricted Subsidiary of Clearwater Paper, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and the Guarantor no longer constitutes a Restricted Subsidiary of Clearwater Paper as a result of the sale or other disposition;

(3)	if Clearwater Paper designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Notwithstanding the foregoing, each Guarantor will be released and discharged from its obligations under its Note Guarantee on any date selected by Clearwater Paper or such Guarantor that occurs on or after the date that such Guarantor is released and discharged from all its obligations in respect of the payment of amounts due and payable under each Credit Facility.

Ranking

The exchange notes:

•	will be general unsecured obligations of Clearwater Paper;

•	will be equal in right of payment with all existing and future unsecured senior Indebtedness of Clearwater Paper; and

•	will be senior in right of payment to any future subordinated Indebtedness of Clearwater Paper.

The notes will be effectively subordinated to all existing and future secured Indebtedness of Clearwater Paper to the extent of the value of the assets securing the Indebtedness, including borrowings under Clearwater Paper’s senior secured revolving credit facility, which is secured by all accounts receivable and inventory of Clearwater Paper, and structurally subordinated to all of the existing and future liabilities, including trade payables, of our Subsidiaries that do not Guarantee the exchange notes.

Each guarantee of the exchange notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be equal in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

The guarantee of each Guarantor will be effectively subordinated to all existing and future secured Indebtedness of that Guarantor to the extent of the value of the assets securing the Indebtedness, including its guarantee of Clearwater Paper’s borrowings under Clearwater Paper’s senior secured revolving credit facility, which is secured by all accounts receivable and inventory of Clearwater Paper and the Guarantors, and structurally subordinated to all of the existing and future liabilities, including trade payables, of the Subsidiaries that do not Guarantee the notes.

See “Risk Factors—Risks Related to Our Indebtedness and the Notes—The notes are not secured by our or our subsidiaries’ assets and the lenders under our senior secured revolving credit facility will be entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.”

Optional Redemption

At any time prior to November 1, 2013, Clearwater Paper may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 107.125% of the principal amount of the notes redeemed, plus accrued and unpaid interest to the date of redemption, with the net cash proceeds of an Equity Offering by Clearwater Paper; provided that:

(1)	at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Clearwater Paper and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to November 1, 2014, Clearwater Paper may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to, the date of redemption.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at Clearwater Paper’s option prior to November 1, 2014.

On or after November 1, 2014, Clearwater Paper may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the notes redeemed, to the applicable date of redemption, if redeemed during the 12-month period beginning on November 1 of the years indicated below:

Year	Percentage
2014	103.563%
2015	101.781%
2016 and thereafter	100.000%

Unless Clearwater Paper defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

Clearwater Paper is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Clearwater Paper to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In such Change of Control Offer, Clearwater Paper will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest on the notes repurchased to the date of purchase. Within ten days following the date of such Change of Control, Clearwater Paper will mail a notice to each holder describing the transaction or transactions that constitute or will constitute such Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the later of (a) the date such notice is mailed and (b) the date of such Change of Control, pursuant to the procedures required by the indenture and described in such notice. Clearwater Paper will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Clearwater Paper will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Clearwater Paper will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to such Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Clearwater Paper.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Clearwater Paper will publicly announce the results of such Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Clearwater Paper to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Clearwater Paper repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Clearwater Paper will not be required to make a Change of Control Offer upon a Change of Control if (1) in connection with or in contemplation of any Change of Control, it has made an offer to purchase (an “Alternate Offer”) any and all notes validly tendered at a cash price equal to or higher than the Change of Control payment and has purchased all notes properly tendered in accordance with the terms of such Alternate Offer, (2) a third party makes such Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Clearwater Paper and purchases all notes properly tendered and not withdrawn under such Change of Control Offer or (3) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Clearwater Paper and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Clearwater Paper to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Clearwater Paper and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Clearwater Paper will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Clearwater Paper (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by Clearwater Paper or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Clearwater Paper’s most recent consolidated balance sheet, of Clearwater Paper or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases Clearwater Paper or such Restricted Subsidiary from or indemnifies against further liability;

(b)	any securities, notes or other obligations received by Clearwater Paper or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Clearwater Paper or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c)	any stock or assets of the kind referred to in clause (2) or (4) of the next paragraph of this covenant.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Clearwater Paper (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to repay Indebtedness and other Obligations under a Credit Facility that are secured by a Lien;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if in the case of any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Clearwater Paper after giving effect thereto;

(3)	to make a capital expenditure; or

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Clearwater Paper (or the applicable Restricted Subsidiary) will be deemed to have complied with the immediately preceding sentence with respect to any such Net Proceeds if it enters into a binding agreement to make an acquisition or capital expenditure permitted pursuant to clause (2), (3) or (4) of the immediately preceding sentence in an amount equal to such Net Proceeds within such 365 days; provided that, if the relevant acquisition or capital expenditure is not consummated or completed, as the case may be, within the later of (x) 365 days after the receipt of the relevant Net Proceeds and (y) 120 days after the date of such binding agreement, such Net Proceeds will constitute Excess Proceeds (as defined below). Pending the final application of any Net Proceeds, C1earwater (or the applicable Restricted Subsidiary) may temporarily invest the Net Proceeds in any manner that is not prohibited by the indenture.

Clearwater Paper may at its option apply such Net Proceeds for any or all of such purposes. Pending the final application of any Net Proceeds, Clearwater Paper (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, within five days thereof, Clearwater Paper will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest to the date of purchase, prepayment or redemption and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Clearwater Paper may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Clearwater Paper will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Clearwater Paper will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Notwithstanding the foregoing, Clearwater Paper will not be required to make an Asset Sale Offer with Excess Proceeds, as provided above, if prior to the time that it would be required to make an Asset Sale Offer with such Excess Proceeds, Clearwater Paper has made an offer to purchase any and all notes validly tendered with the Net Proceeds from such Asset Sales at a cash price equal to or higher than that required by an Asset Sale Offer (an “Alternate Asset Sale Offer”) and has purchased all notes properly tendered in accordance with the terms of such Alternate Asset Sale Offer.

The agreements governing Clearwater Paper’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Clearwater Paper to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if such Change of Control or Asset Sale itself does not cause such a default, due to the financial effect of such repurchases on Clearwater Paper. In the event a Change of Control or Asset Sale occurs at a time when Clearwater Paper is prohibited from purchasing notes, Clearwater Paper could seek the consent of its other lenders to purchase the notes or could attempt to refinance the borrowings that contain such prohibition. If Clearwater Paper does not obtain a consent or repay those borrowings, Clearwater Paper will remain prohibited from purchasing the notes. In that case, Clearwater Paper’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other Indebtedness. Finally, Clearwater Paper’s ability to pay cash to the holders of notes upon a repurchase may be limited by Clearwater Paper’s then existing financial resources. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—We may not be able to repurchase the exchange notes upon a change of control.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under the heading “Book-Entry, Delivery and Form” in this prospectus based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail by the paying agent at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Methods of Receiving Payments on the Notes

The notes initially will be represented by one or more notes in registered, global form, and as long as the notes are held in global form, Clearwater Paper will pay all principal, interest and premium on such notes to The Depository Trust Company, as described under the heading “Book-Entry, Delivery and Form” in this prospectus. If any of the notes are held by a holder in certificated form, under the limited circumstances described below, a holder of such notes may give wire transfer instructions to Clearwater Paper at least 10 business days prior to an applicable payment date, in which case Clearwater Paper will pay all principal, interest and premium on such notes in accordance with those instructions. All other payments on the notes held in certificated form will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Clearwater Paper elects to make interest payments by check mailed to the holders of the notes at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Clearwater Paper may change the paying agent or registrar without prior notice to the holders of the notes. Clearwater Paper or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Clearwater Paper will not be required to transfer or exchange any note selected for redemption. Also, Clearwater Paper will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

If on any date following the date of the indenture:

(1)	the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of Clearwater Paper, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Clearwater Paper as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the provisions and covenants specifically listed under the following captions in this prospectus will no longer be applicable to the notes:

(1)	“—Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Certain Covenants—Restricted Payments”;

(3)	“—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4)	“—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(5)	“—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries”;

(6)	“—Certain Covenants—Transactions with Affiliates”;

(7)	clause (4) of the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets”; and

(8)	clauses (1)(a) and (3) of the covenant described below under the caption “—Certain Covenants—Limitation on Sale and Leaseback Transactions.”

During any period that the foregoing covenants have been suspended, Clearwater Paper’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries.”

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.

As a result of the foregoing provisions, the notes will be entitled to substantially less covenant protection if the notes receive an investment grade rating.

Restricted Payments

Clearwater Paper will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of Clearwater Paper’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Clearwater Paper or any of its Restricted Subsidiaries) or to the direct or indirect holders of Clearwater Paper’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Clearwater Paper and other than dividends or distributions payable to Clearwater Paper or a Restricted Subsidiary of Clearwater Paper);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Clearwater Paper) any Equity Interests of Clearwater Paper or any direct or indirect parent of Clearwater Paper;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Clearwater Paper or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Clearwater Paper and any of its Restricted Subsidiaries) or any Disqualified Stock of Clearwater Paper, except a payment required at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)	Clearwater Paper would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Clearwater Paper and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2) through (9) and (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

(i)	50% of the Consolidated Net Income of Clearwater Paper for the period (taken as one accounting period) from July 1, 2009 to the end of Clearwater Paper’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii)	100% of the aggregate net cash proceeds received by Clearwater Paper since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of Clearwater Paper or from the issue or sale of convertible or exchangeable Disqualified Stock of Clearwater Paper or convertible or exchangeable debt securities of Clearwater Paper, in each case that have been converted into or exchanged for Qualifying Equity Interests of Clearwater Paper (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Clearwater Paper); plus

(iii)	to the extent that any Restricted Investment that was made after the date of the indenture is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of Clearwater Paper, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(iv)	to the extent that any Unrestricted Subsidiary of Clearwater Paper designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (a) the Fair Market Value of Clearwater Paper’s Restricted Investment in such Subsidiary as of the date of such redesignation and (b) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(v)	50% of any dividends received in cash by Clearwater Paper or a Restricted Subsidiary of Clearwater Paper after the date of the indenture from an Unrestricted Subsidiary of Clearwater Paper, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Clearwater Paper for such period.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Clearwater Paper) of, Equity Interests of Clearwater Paper (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Clearwater Paper; provided that the amount of any such net cash proceeds that are used for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(ii) of the preceding paragraph;

(3)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Clearwater Paper to the holders of its Equity Interests on a pro rata basis;

(4)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Clearwater Paper or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee or Permitted Redeemable Stock with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness or Permitted Redeemable Stock;

(5)	so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Clearwater Paper or any Restricted Subsidiary of Clearwater Paper held by any current or former officer, director or employee of Clearwater Paper or any of its Restricted Subsidiaries pursuant to any employment agreement that has been approved by the Board of Directors of Clearwater Paper or any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.5 million in any 12-month period, not including payments made by an acquiror upon a Change of Control or in connection with payments made pursuant to any such employment agreement;

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants, restricted stock, restricted stock units or performance shares to the extent such Equity Interests represent a portion of the exercise price of those stock options and repurchases of Equity Interests deemed to occur upon the withholding of a portion of Equity Interests granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award (or settlement or vesting thereof);

(7)	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Clearwater Paper or any preferred stock of any Restricted Subsidiary of Clearwater Paper issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)	payments of cash, dividends, distributions, advances or other Restricted Payments by Clearwater Paper or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the settlement or vesting of restricted stock, restricted stock units or performance shares, or (iii) the conversion or exchange of Capital Stock of any such Person;

(9)	the defeasance, redemption, repurchase or other acquisition of any Indebtedness of Clearwater Paper or any Guarantor that is contractually subordinated to the notes or any Note Guarantee pursuant to provisions substantially similar to those described under the caption “—Repurchase at the Option of Holders” above; provided, however, that the circumstances giving rise to such defeasance, redemption, repurchase or other acquisition shall have constituted a Change of Control or required Clearwater Paper to make an Asset Sale Offer, as applicable, prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, Clearwater Paper shall have complied with all applicable provisions described under the caption “—Repurchase at the Option of Holders” above and the purchase price therefor shall not be in excess of the percentage of the principal amount thereof applicable to the notes plus any accrued and unpaid interest thereon;

(10)	the payment of any dividend to the holders of Clearwater Paper’s common stock on a pro rata basis, provided that the aggregate amount of such payments may not exceed in any 12-month period $40.0 million; and

(11)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $75.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of any assets or securities proposed to be transferred or issued by Clearwater Paper or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Clearwater Paper whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

Clearwater Paper will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Clearwater Paper will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Clearwater Paper may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Clearwater Paper’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness, Disqualified Stock or preferred stock (collectively, “Permitted Debt”):

(1)

the incurrence by Clearwater Paper and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Clearwater Paper and its Restricted Subsidiaries thereunder), which may be reborrowed, not to exceed at the time of and after giving effect to such incurrence the greater of (i) $200.0 million, (ii) the sum of (x) 85% of eligible accounts receivable and (y) the lesser of 65% of eligible inventory and 85% of the appraised net orderly liquidation value of eligible Inventory, in each case as shown on Clearwater Paper’s most recent balance sheet and (iii) the product of (x) 2.5 and (y) Consolidated EBITDA for the most recently ended four quarter period (for purposes of this clause 1(iii) Consolidated EBITDA will be adjusted on a pro forma basis in the manner set forth in the definition of Fixed Charge Coverage Ratio); less the aggregate amount of all Net Proceeds of Asset Sales applied by Clearwater Paper or any of its Restricted Subsidiaries since the date of the indenture to repay any Indebtedness under a Credit Facility pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2)	the incurrence by Clearwater Paper and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Clearwater Paper and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4)	the incurrence by Clearwater Paper or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Clearwater Paper or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred and Permitted Redeemable Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $50.0 million at any time outstanding;

(5)	the incurrence by Clearwater Paper or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (11), (14) or (15) of this paragraph or this clause (5);

(6)	the issuance by Clearwater Paper of Permitted Redeemable Stock, the net proceeds of which are used to refund, refinance or replace (a) Indebtedness that was permitted to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (11), (14) or (15) of this paragraph, (b) Disqualified Stock that was permitted to be issued under the first paragraph of this covenant or (c) Permitted Redeemable Stock that was permitted to be issued under this clause (6);

(7)	the incurrence by Clearwater Paper or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Clearwater Paper and any of its Restricted Subsidiaries; provided, however, that:

(a)	if Clearwater Paper or any Guarantor is the obligor on such Indebtedness and the payee is not Clearwater Paper or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Clearwater Paper, or the Note Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Clearwater Paper or a Restricted Subsidiary of Clearwater Paper and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Clearwater Paper or a Restricted Subsidiary of Clearwater Paper,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by Clearwater Paper or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8)	the issuance by any of Clearwater Paper’s Restricted Subsidiaries to Clearwater Paper or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Clearwater Paper or a Restricted Subsidiary of Clearwater Paper; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either Clearwater Paper or a Restricted Subsidiary of Clearwater Paper,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (8);

(9)	the incurrence by Clearwater Paper or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(10)	the guarantee by Clearwater Paper or any of the Guarantors of Indebtedness of Clearwater Paper or a Restricted Subsidiary of Clearwater Paper to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(11)	the incurrence by Clearwater Paper or any of its Restricted Subsidiaries of Indebtedness issuable upon the conversion or exchange of shares of Disqualified Stock, pursuant to the terms of such Disqualified Stock issued in accordance with the first paragraph of this covenant;

(12)	the incurrence by Clearwater Paper or any of the Guarantors of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(13)	the incurrence by Clearwater Paper or any of the Guarantors of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(14)	the incurrence by Clearwater Paper or any of the Guarantors of additional Indebtedness or Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred and Permitted Redeemable Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness or Disqualified Stock incurred pursuant to this clause (14), not to exceed $50.0 million; and

(15)	the incurrence by Restricted Subsidiaries that are not Guarantors of additional Indebtedness for purposes of financing working capital in an aggregate principal amount at any one time outstanding not to exceed $50.0 million.

Clearwater Paper will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Clearwater Paper or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Clearwater Paper solely by virtue of being unsecured or by virtue of being secured on junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded. In the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Clearwater Paper will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided that, in each such case, the amount of any such accrual, accretion or payment is included in Fixed Charges of Clearwater Paper as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be used, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Clearwater Paper or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations In exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

Clearwater Paper will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Clearwater Paper will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Clearwater Paper or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Clearwater Paper or any of its Restricted Subsidiaries;

(2)	make loans or advances to Clearwater Paper or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Clearwater Paper or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the notes and the Note Guarantees;

(3)	agreements governing other Indebtedness or Equity Interests permitted to be incurred under the provisions of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the indenture, the notes and the Note Guarantees;

(4)	applicable law, rule, regulation or order;

(5)	any instrument governing Indebtedness or Equity Interests of a Person acquired by Clearwater Paper or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred or such Equity Interests were issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6)	customary non-assignment provisions in leases, contracts and licenses entered into in the ordinary course of business;

(7)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)	Permitted Refinancing Indebtedness and Permitted Redeemable Stock; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness and Permitted Redeemable Stock are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Certain Covenants—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements; and

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

Clearwater Paper will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Clearwater Paper is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Clearwater Paper and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) Clearwater Paper is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Clearwater Paper) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Clearwater Paper) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Clearwater Paper under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	Clearwater Paper or the Person formed by or surviving any such consolidation or merger (if other than Clearwater Paper), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, Clearwater Paper will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Clearwater Paper and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to (a) any merger or consolidation of Clearwater Paper with or into one of its Restricted Subsidiaries for any purpose or (b) with or into an Affiliate solely for the purpose of reincorporating Clearwater Paper in another jurisdiction.

Transactions with Affiliates

Clearwater Paper will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Clearwater Paper (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to Clearwater Paper or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Clearwater Paper or such Restricted Subsidiary with an unrelated Person; and

(2)	Clearwater Paper delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of

Directors of Clearwater Paper set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Clearwater Paper; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to Clearwater Paper or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee compensation or benefit plan, officer or director indemnification agreement or any similar arrangement (and any payments pursuant thereto) entered into by Clearwater Paper or any of its Restricted Subsidiaries in the ordinary course of business;

(2)	transactions between or among Clearwater Paper or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Clearwater Paper) that is an Affiliate of Clearwater Paper solely because Clearwater Paper owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements, relocation programs or otherwise) of officers, directors, employees or consultants of Clearwater Paper or any of its Restricted Subsidiaries;

(5)	the grant of equity incentives or similar rights to employees and directors of Clearwater Paper pursuant to plans approved by Clearwater Paper’s Board of Directors or a committee thereof comprised solely of independent directors;

(6)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by Clearwater Paper’s Board of Directors or a committee thereof comprised solely of independent directors;

(7)	any issuance of Equity Interests (other than Disqualified Stock) of Clearwater Paper to Affiliates of Clearwater Paper;

(8)	Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Certain Covenants—Restricted Payments”; and

(9)	loans or advances to employees in the ordinary course of business not to exceed $2.5 million in the aggregate at any one time outstanding;

Business Activities

Clearwater Paper will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Clearwater Paper and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If Clearwater Paper or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary that is a Domestic Subsidiary after the date of the indenture, then that newly acquired or created Restricted Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided that any such Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it no longer constitutes an Immaterial Subsidiary. For the avoidance of doubt, each of the Excluded Subsidiaries shall not be required to become a Guarantor hereunder.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Clearwater Paper may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Clearwater Paper and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Certain Covenants—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Clearwater Paper. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Clearwater Paper may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Clearwater Paper as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of Clearwater Paper’s Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter no longer constitute an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Clearwater Paper as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” Clearwater Paper will be in default of such covenant. The Board of Directors of Clearwater Paper may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Clearwater Paper; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Clearwater Paper of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period and (2) no Default or Event of Default would be in existence following such designation.

Limitation on Sale and Leaseback Transactions

Clearwater Paper will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Clearwater Paper or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1)	Clearwater Paper or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Certain Covenants—Liens”;

(2)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of Clearwater Paper and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3)	the transfer of assets in that sale and leaseback transaction is permitted by, and Clearwater Paper applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Payments for Consent

Clearwater Paper will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Clearwater Paper will furnish to the holders of notes or cause the trustee to furnish to the holders of notes (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Clearwater Paper were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Clearwater Paper were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Clearwater Paper’s consolidated financial statements by Clearwater Paper’s certified independent accountants. In addition, Clearwater Paper will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, Clearwater Paper is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Clearwater Paper will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Clearwater Paper will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Clearwater Paper’s filings for any reason, Clearwater Paper will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Clearwater Paper were required to file those reports with the SEC.

If Clearwater Paper has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Clearwater Paper and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Clearwater Paper.

In addition, Clearwater Paper and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, Clearwater Paper will be deemed to have furnished the reports referred to above to the trustee and the holders if Clearwater Paper has filed such reports with the SEC via the EDGAR filing system (or any successor thereto, including Interactive Data Electronic Applications) and such reports are publicly available.

In the event that any direct or indirect parent of Clearwater Paper is or becomes a Note Guarantor, the indenture will permit Clearwater Paper to satisfy its obligations in this covenant with respect to financial information relating to Clearwater Paper by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than Clearwater Paper and its Subsidiaries, on the one hand, and the information relating to Clearwater Paper, the Note Guarantors and the other Subsidiaries of Clearwater Paper on a standalone basis, on the other hand.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by Clearwater Paper or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments,” “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or “—Certain Covenants—Merger, Consolidation or Sale of Assets,” which failure cannot be remedied or, if such failure can be remedied, is not remedied within 30 days after the date on which notice thereof requiring Clearwater Paper to remedy the same has been given to Clearwater Paper by the trustee or the holders of at least 25% in aggregate outstanding principal amount of the notes then outstanding voting as a single class;

(4)	failure by Clearwater Paper or any of its Restricted Subsidiaries for 60 days after notice to Clearwater Paper by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Clearwater Paper or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Clearwater Paper or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6)	failure by Clearwater Paper or any of its Restricted Subsidiaries to pay, bond, discharge or have stayed final, non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million, which judgments are not paid, bonded, discharged or stayed for a period of 60 days;

(7)	except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8)	certain events of bankruptcy or insolvency described in the indenture with respect to Clearwater Paper or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Clearwater Paper, any Restricted Subsidiary of Clearwater Paper that is a Significant Subsidiary or any group of Restricted Subsidiaries of Clearwater Paper that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

Clearwater Paper is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Clearwater Paper is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Clearwater Paper or any Guarantor, as such, will have any liability for any obligations of Clearwater Paper or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Clearwater Paper may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

(2)	Clearwater Paper’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, Clearwater Paper’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, Clearwater Paper may, at its option and at any time, elect to have the obligations of Clearwater Paper and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Clearwater Paper must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, Clearwater Paper must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, Clearwater Paper must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Clearwater Paper has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Clearwater Paper must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not .recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness) and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which Clearwater Paper or any of the Guarantors is a party or by which Clearwater Paper or any of the Guarantors is bound;

(6)	Clearwater Paper must deliver to the trustee an officers’ certificate stating that the deposit was not made by Clearwater Paper with the intent of preferring the holders of notes over the other creditors of Clearwater Paper with the intent of defeating, hindering, delaying or defrauding any creditors of Clearwater Paper or others; and

(7)	Clearwater Paper must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Clearwater Paper, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Clearwater Paper’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Clearwater Paper’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes, which intent may be evidenced by an officers’ certificate to that effect;

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(8)	to allow any Guarantor to execute a supplemental indenture or a Note Guarantee with respect to the Notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Clearwater Paper, have been delivered to the trustee for cancellation; or

(b)

all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and Clearwater Paper or any Guarantor has irrevocably deposited or caused to be deposited with the trustee, as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)	in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Clearwater Paper or any Guarantor is a party or by which Clearwater Paper or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	Clearwater Paper or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	Clearwater Paper has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Clearwater Paper must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Clearwater Paper or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at November 1, 2014 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through November 1, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights by Clearwater Paper or any of Clearwater Paper’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Clearwater Paper and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of Clearwater Paper’s Restricted Subsidiaries or the sale by Clearwater Paper or any of Clearwater Paper’s Restricted Subsidiaries of Equity Interests in any of Clearwater Paper’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $7.5 million;

(2)	a transfer of assets between or among Clearwater Paper and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Clearwater Paper to Clearwater Paper or to a Restricted Subsidiary of Clearwater Paper;

(4)	the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of Clearwater Paper, no longer economically practicable to maintain or useful in the conduct of the business of Clearwater Paper and its Restricted Subsidiaries taken as whole);

(5)	licenses and sublicenses by Clearwater Paper or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(6)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)	the granting of Liens not prohibited by the covenant described above under the caption “—Certain Covenants—Liens”;

(8)	the sale or other disposition of cash or Cash Equivalents; and

(9)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” of any Person means:

(1)	in the case of a corporation, corporate stock of the specified Person;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock of the specified Person;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests of the specified Person; and

(4)	any other interest or participation that confers on another Person the right to receive a share of the profits and losses of, or distributions of assets of, the specified Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock, of the specified Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Cellu Tissue” means Cellu Tissue Holdings, Inc.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Clearwater Paper and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(2)	the adoption of a plan relating to the liquidation or dissolution of Clearwater Paper;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Clearwater Paper, measured by voting power rather than number of shares; provided, however, such person shall not be deemed to be such a Beneficial Owner of shares tendered pursuant to a tender offer or exchange offer paid by or on behalf of that person or any Affiliate of that person until the tendered shares are accepted for purchase or exchange;

(4)	Clearwater Paper consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Clearwater Paper, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Clearwater Paper or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Clearwater Paper outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person or the direct or indirect parent of such surviving or transferee Person (immediately after giving effect to such transaction); or

(5)	the first day on which a majority of the members of the Board of Directors of Clearwater Paper are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Consolidated Current Liabilities” means, with respect to any specified Person as of any date of determination, the aggregate amount of liabilities of such Person and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(1)	all intercompany items between such Person and any Restricted Subsidiary or between Restricted Subsidiaries; and

(2)	all current maturities of long-term debt.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss plus any net loss realized by the specified Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of the specified Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of the specified Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of the specified Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(5)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of the specified Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; minus

(6)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Clearwater Paper will be added to Consolidated Net Income to compute Consolidated EBITDA of Clearwater Paper only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Clearwater Paper by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)	all extraordinary gains (but not losses) and all gains (but not losses) realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(2)	the net income (but not loss) of any Person other than the specified Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person;

(3)	the net income (but not loss) of any Restricted Subsidiary of the specified Person will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4)	the cumulative effect of a change in accounting principles will be excluded; and

(5)	non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any specified Person as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of such Person and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other property deductible items) of such Person and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(1)	the excess of cost over fair market value of assets or businesses acquired;

(2)	any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of such Person immediately preceding the date of the indenture as a result of a change in the method of valuation in accordance with GAAP;

(3)	unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(4)	minority interests in consolidated Subsidiaries held by Persons other than the specified Person or any Restricted Subsidiary;

(5)	treasury stock;

(6)	cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(7)	Investments in and assets of Unrestricted Subsidiaries.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Clearwater Paper who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by specific vote or by approval of Clearwater Paper’s proxy statement in which such member was named as a nominee for election as a director).

“Credit Agreement” means that certain Loan and Security Agreement, dated as of November 26, 2008, by and among Clearwater Paper, Bank of America, N.A., as administrative agent for the lenders, and the lenders party thereto, providing for up to $150.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Clearwater Paper to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Clearwater Paper may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Clearwater Paper and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Clearwater Paper that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Clearwater Paper.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public sale either (1) of Equity Interests of Clearwater Paper by Clearwater Paper (other than Disqualified Stock and other than to a Subsidiary of Clearwater Paper) or (2) of Equity Interests of a direct or indirect parent entity of Clearwater Paper (other than to Clearwater Paper or a Subsidiary of Clearwater Paper) to the extent that the net proceeds therefrom are contributed to the common equity capital of Clearwater Paper.

“Excluded Subsidiaries” shall have the meaning as set forth under the section “— Note Guarantees” herein.

“Existing Indebtedness” means all Indebtedness of Clearwater Paper and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture and all Indebtedness in respect of the Sub-Bond Facility, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Clearwater Paper (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date (each such event, for purposes of this definition, a “pro forma event”), will be calculated giving pro forma effect to any such acquisition, merger, consolidation, related financing transaction or increase in ownership of Restricted Subsidiaries (and the associated changes in Fixed Charges and the change in Consolidated EBITDA resulting therefrom) as if it had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of such Person to the extent consistent with Regulation S-X under the Securities Act, including the amount of cost savings and operating expense reductions for which specified actions were taken or committed to be taken within 12 months after the closing date of such pro forma event and have been realized or are expected to be realized within 12 months after the closing date of such pro forma event (calculated on a pro forma basis as though such cost savings and operating expense reductions had been realized on the first day of such period and as if such cost savings and operating expense reductions were realized during the entirety of such period) relating to such pro forma event, net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by the chief financial officer of such Person shall be delivered to the Trustee certifying that and setting forth in detail (x) such cost savings and operating expense reductions are reasonably expected and factually supportable in the good faith judgment of such Person, (y) such actions are to be taken within 12 months after the consummation of the acquisition or disposition, which is expected to result in such cost savings and expense reductions, (B) no cost savings or operating expense reductions shall be added pursuant to this defined term to the extent duplicative of any expense or charges otherwise added to Consolidated EBITDA, whether a pro forma adjustment or otherwise, for such period, (C) the aggregate amount of cost savings and operating expense reductions added pursuant to this definition in any period of four consecutive fiscal quarters shall not exceed $20.0 million for such period and (D) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this definition to the extent occurring more than four full fiscal quarters after the specified action take in order to realize such projected cost savings and operating expense reductions.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deterred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on

Equity Interests payable solely in Equity Interests of Clearwater Paper (other than Disqualified Stock) or to Clearwater Paper or a Restricted Subsidiary of Clearwater Paper, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary of Clearwater Paper that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture; provided that, for the avoidance of doubt, each of the Excluded Subsidiaries shall not be a Guarantor.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose book value of its total assets, as of that date, is less than $500,000 and whose total revenues for the most recent 12-month period do not exceed $500,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of Clearwater Paper.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Clearwater Paper or any Restricted Subsidiary of Clearwater Paper sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Clearwater Paper such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Clearwater Paper, Clearwater Paper will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Clearwater Paper’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Clearwater Paper or any Restricted Subsidiary of Clearwater Paper of a Person that holds an Investment in a third Person will be deemed to be an Investment by Clearwater Paper or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Clearwater Paper or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Clearwater Paper nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Clearwater Paper or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee by each Guarantor of Clearwater Paper’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business that is the same as, similar in nature to, or reasonably related, ancillary or complementary to, or a reasonable extension, development or expansion of, any of the businesses in which Clearwater Paper and its Restricted Subsidiaries are engaged on the date of the indenture, in each case, as determined in good faith by Clearwater Paper.

“Permitted Investments” means:

(1)	any Investment in Clearwater Paper or in a Restricted Subsidiary of Clearwater Paper;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Clearwater Paper or any Restricted Subsidiary of Clearwater Paper in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Clearwater Paper; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Clearwater Paper or a Restricted Subsidiary of Clearwater Paper;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Clearwater Paper;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Clearwater Paper or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(9)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses, contribution or leases of intellectual property, in any case, in the ordinary course of business;

(10)	Investments in Permitted Joint Ventures and Unrestricted Subsidiaries in an amount not to exceed, together with the amount of all other Investments outstanding under this clause (10) at the time of such Investment and after giving pro forma effect thereto, the greater of $75.0 million and 5% of Clearwater Paper’s Consolidated Net Tangible Assets;

(11)	loans or advances to employees made in the ordinary course of business of Clearwater Paper or any Restricted Subsidiary of Clearwater Paper in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

(12)	repurchases of the notes;

(13)	any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” other than a guarantee of Indebtedness of an Affiliate of Clearwater Paper that is not a Restricted Subsidiary of Clearwater Paper;

(14)	any Investment existing on, or made pursuant to binding commitments existing on, the date of the indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the indenture or (b) as otherwise permitted under the indenture;

(15)	Investments acquired after the date of the indenture as a result of the acquisition by Clearwater Paper or any Restricted Subsidiary of Clearwater Paper of another Person, including by way of a merger, amalgamation or consolidation with or into Clearwater Paper or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Merger, Consolidation or Sale of Assets” after the date of the indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(16)	other Investments not covered by clauses (1) through (15) above in any Person other than an Affiliate of Clearwater Paper that is not a Subsidiary of Clearwater Paper having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding not to exceed $50.0 million.

“Permitted Joint Ventures” means any arrangement with another Person or Persons, structured as an unincorporated joint venture, partnership, association or limited liability company (i) in which Clearwater Paper or any Restricted Subsidiary owns at least 15% of the outstanding Capital Stock thereof and (ii) which engages only in a Permitted Business.

“Permitted Liens” means:

(1)	Liens on assets of Clearwater Paper or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that was permitted by the terms of the indenture to be incurred pursuant to clause (1) of the definition of Permitted Debt or securing Hedging Obligations related thereto or securing Obligations with regard to Treasury Management Arrangements;

(2)	Liens in favor of Clearwater Paper or the Guarantors;

(3)

Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Clearwater Paper or is merged with or into or consolidated with Clearwater Paper or any Restricted Subsidiary of Clearwater Paper; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of Clearwater Paper or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Clearwater Paper or is merged with or into or consolidated with Clearwater Paper or any Restricted Subsidiary of Clearwater Paper;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Clearwater Paper or any Subsidiary of Clearwater Paper; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(5)	Liens or deposits made in the ordinary course of business to secure the performance of tenders, bids, leases, contracts (except those related to borrowed money), statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature (including Liens to secure letters of credit issued to assure payment of such obligations) or arising as a result of progress payments under government contracts;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens existing on the date of the indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, suppliers’, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)	leases or subleases of real estate, survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(15)	bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(16)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such Inventory or other goods;

(18)	grants of software and other technology licenses in the ordinary course of business;

(19)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(20)	Liens in connection with escrow deposits made in connection with any acquisition of assets;

(21)	Liens arising in the ordinary course of business in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22)	Liens incurred in the ordinary course of business of Clearwater Paper or any Restricted Subsidiary of Clearwater Paper with respect to obligations that do not exceed $50.0 million at any one time outstanding; and

(23)	any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (22); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien extended, renewed or replaced and shall not extend to any other property other than such item of property originally covered by such Lien or by improvement thereof or additions or accessions thereto.

“Permitted Redeemable Stock” means any Disqualified Stock of Clearwater Paper issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness (other than intercompany indebtedness) or other Disqualified Stock or Permitted Redeemable Stock of Clearwater Paper; provided that:

(1)	the stated redemption value of such Permitted Redeemable Stock does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, or the stated redemption value of the Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on such Indebtedness or dividends on or other payments in respect of such Disqualified Stock, and the amount of all expenses and premiums incurred in connection therewith); and

(2)	such Permitted Redeemable Stock has:

(a)	a final maturity date or mandatory redemption date later than

(i)	the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; or

(ii)	the maturity date or mandatory redemption date of the Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded; and

(b)	a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness or the Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded;

provided further that if such Permitted Redeemable Stock permits the holders thereof to require Clearwater Paper to repurchase or redeem such Permitted Redeemable Stock at the option of the holder prior to the final maturity of the notes, then the terms of such Permitted Redeemable Stock shall also provide that Clearwater Paper may not repurchase or redeem any such Permitted Redeemable Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Permitted Refinancing Indebtedness” means any Indebtedness of Clearwater Paper or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Clearwater Paper or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the notes;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by Clearwater Paper or by the Restricted Subsidiary of Clearwater Paper that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualifying Equity Interests” means Equity Interests of Clearwater Paper other than Disqualified Stock.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal or other distribution on any Indebtedness or any Disqualified Stock, the date on which the payment thereof was scheduled to be paid in the documentation governing such Indebtedness or Disqualified Stock as in effect on the date of its issuance, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the dates originally scheduled for the payment thereof.

“Sub-Bond Facility” means (that certain Loan Agreement, dated as of March 1, 1998, between City of Ladysmith, Wisconsin and City Forest (as successor by merger to CityForest Corporation), that certain Amended and Restated Reimbursement Agreement, dated as of March 21, 2007, between City Forest and Associated Bank (as amended by the First Amendment to the Amended and Restated Reimbursement Agreement, dated as of December 4, 2009), that certain Indenture of Trust, dated as of March 1, 1998, from City of Ladysmith, Wisconsin, as Grantor, to Norwest Bank Wisconsin, N.A., as Trustee, that certain Guaranty, executed and delivered as of March 21, 2007 by Cellu Tissue Holdings, Inc. in favor of Associated Bank, National Association, and that certain “Bonds Letter of Credit” (as defined in such Reimbursement Agreement), and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 1 , 2014; provided, however, that if the period from the redemption date to November 1, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of Clearwater Paper that is designated by the Board of Directors of Clearwater Paper as an Unrestricted Subsidiary of Clearwater Paper pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Clearwater Paper or any Restricted Subsidiary of Clearwater Paper unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Clearwater Paper or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Clearwater Paper,

(3)	is a Person with respect to which neither Clearwater Paper nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Clearwater Paper or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means:

(1)	when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)	the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)	the then outstanding principal amount of such Indebtedness; and

(2)	when applied to any Disqualified Stock (including any Permitted Redeemable Stock) at any date, the number of years obtained by dividing:

(a)	the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity, stated redemption value or other payments in respect of such Disqualified Stock or Permitted Redeemable Stock, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)	the then outstanding stated redemption value of such Disqualified Stock.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that this prospectus will be made available for 90 days after the date hereof (or until such earlier date when delivery of a prospectus is no longer required) to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the date of this prospectus (or until such earlier date when delivery of a prospectus is no longer required), Clearwater Paper will provide additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. Clearwater Paper will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Taxation of Holders of the Notes

The following summary describes the material United States federal income tax consequences (i) to a holder with respect to the purchase, beneficial ownership and disposition of the exchange notes and (ii) resulting from the exchange of outstanding notes for the exchange notes by a holder in the exchange offer. This summary is limited to holders who will hold the notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and who acquire the notes in this offering at the initial offering price. This summary does not deal with the United States federal income tax consequences to investors subject to special treatment under the United States federal income tax laws, such as dealers in securities or foreign currency, tax exempt entities, banks, thrifts, insurance companies, retirement plans, regulated investment companies, traders in securities that elect to apply a mark-to-market method of accounting, persons that hold the notes as part of a “straddle,” a “hedge” against currency risk, a “conversion transaction” or other integrated transaction, holders subject to the alternative minimum tax, partnerships or other pass-through entities (or investors in such entities), certain financial institutions, expatriates and former citizens or long-term residents of the United States and United States Holders (as defined below) that have a “functional currency” other than the U.S. dollar, all within the meaning of the Code. In addition, this discussion does not describe United States federal gift or estate tax consequences or any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

The federal income tax considerations set forth below are based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Prospective investors should particularly note that any such change could have retroactive application so as to result in federal income tax consequences different from those discussed below. We have not and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the exchange of the outstanding notes for the exchange notes or of the purchase, ownership or disposition of the notes that are different from those discussed below.

Investors should consult their tax advisors regarding the application of the United States federal income tax laws to their particular situations, as well as any tax consequences of exchanging the outstanding notes for the exchange notes arising under the federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

As used herein, “United States Holders” are beneficial owners of the notes, that are, for United States federal income tax purposes:

•	individuals who are citizens or residents of the United States;

•	corporations or other entities taxable as corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	estates, the income of which is subject to United States federal income taxation regardless of its source; or

•

trusts if (i) (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date, and validly elected to continue to be so treated.

As used herein, a “non-United States Holder” is a beneficial owner of the notes that is an individual, corporation, estate or trust for United States federal income tax purposes and is not a United States Holder.

If any entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange of the outstanding notes for the exchange notes and of the purchase, ownership and disposition of the notes.

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes. Our obligation to pay such excess amounts may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is “remote” or is considered to be “incidental.” We believe and intend to take the position that the foregoing contingencies should be treated as remote and/or incidental. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. However, this determination is inherently factual and we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause gain from the sale or other disposition of an exchange note to be treated as ordinary income, rather than capital gain. This disclosure assumes that the exchange notes will not be considered contingent payment debt instruments. Holders are urged to consult their tax advisors regarding the potential application to the exchange notes of the contingent payment debt regulations and the consequences thereof.

Taxation of United States Holders

The Exchange Offer

The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an “exchange” for United States federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for United States federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes and the same United States federal income tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

Taxation of Stated Interest

Stated interest on the exchange notes will be treated as “qualified stated interest” (i.e., stated interest that is unconditionally payable at least annually at a single fixed rate over the entire term of the note) and will be taxable to United States Holders as ordinary interest income as the interest accrues or is paid, in accordance with the holder’s regular method of tax accounting for U.S. federal income tax purposes.

Sale, Exchange, Retirement or Redemption of the Exchange Notes

Upon the disposition of an exchange note by sale, exchange, retirement or redemption, a United States Holder will generally recognize gain or loss equal to the difference between (1) the amount realized on the disposition of the exchange note (other than amounts attributable to accrued and unpaid stated interest on the exchange note, which will be treated as ordinary interest income for federal income tax purposes if not previously included in income) and (2) the United States Holder’s adjusted tax basis in the exchange note. A United States Holder’s adjusted tax basis in an exchange note generally will equal the cost of the exchange note to such United States Holder.

Gain or loss from the taxable disposition of an exchange note generally will be capital gain or loss and will be long-term capital gain or loss if the exchange note was held by the United States Holder for more than one year at the time of the disposition. For non-corporate holders, certain preferential tax rates may apply to gain recognized as long-term capital gain. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

Payments of interest on, or the proceeds of the sale or other disposition of, an exchange note are generally subject to information reporting unless the United States Holder is an exempt recipient (such as a corporation). Such payments may also be subject to United States federal backup withholding tax at the applicable rate if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a United States Holder may be credited against the United States Holder’s U.S. federal income tax liability, if any, or refunded.

Taxation of Non-United States Holders

For purposes of the following discussion, interest and gain on the sale, exchange or other disposition (including a retirement or redemption) of an exchange note will be considered “U.S. trade or business income” if the income or gain is effectively connected with a U.S. trade or business that is conducted or deemed to be conducted, by a non-United States Holder.

The Exchange Offer

The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an “exchange” for United States federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for United States federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes and the same United States federal income tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

Taxation of Interest

Interest income will qualify for the “portfolio interest” exception, and therefore will not be subject to United States withholding tax, if:

•	the interest income is not “U.S. trade or business income” of the non-United States Holder;

•	the non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of the Company’s stock entitled to vote;

•	the non-United States Holder is not, for United States federal income tax purposes, a controlled foreign corporation that is related to the Company;

•

the non-United States Holder is not a bank which acquired the exchange note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (A) the non-United States Holder certifies, under penalty of perjury, to the Company or the Company’s agent that it is not a U.S. person and such non-United States Holder provides its name, address and certain other information on a properly executed Form W-8BEN (or an applicable substitute form), or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the note on behalf of the beneficial owner and provides a statement to the Company or the Company’s agent signed under the penalties of perjury in which the organization, bank or financial institution certifies that Form W-8BEN or a suitable substitute has been received by it from the non-United States Holder or from another financial institution entity on behalf of the non-United States Holder and furnishes the Company or the Company’s agent with a copy.

If a non-United States Holder cannot satisfy the requirements for the portfolio interest exception as described above, the gross amount of payments of interest to such non-United States Holder that is not “U.S. trade or business income” will be subject to United States federal withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will not be subject to United States federal withholding tax but will be taxed on a net income basis in generally the same manner as a United States Holder (unless an applicable income tax treaty provides otherwise), and if the non-United States Holder is a foreign corporation, such U.S. trade or business income also may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such interest, or a lower rate provided by an applicable treaty. In order to claim the benefit provided by a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, a non-United States Holder must provide either:

•	a properly executed Form W-8BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or

•	a properly executed Form W-8ECI (or suitable substitute form) stating that interest paid on the note is not subject to withholding tax because it is “U.S. trade or business income.”

Sale, Exchange, Retirement or Redemption of Exchange Notes

Subject to the discussion of backup withholding below, generally, a non-United States Holder will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, retirement or redemption of an exchange note unless:

•	the gain is “U.S. trade or business income;” or

•

the non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition of the note is made and certain other requirements are met.

A holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the sale in the same manner as a United States Holder, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain, or a lower rate provided by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a 30% United States federal income tax on the gain derived from the sale, which may be offset by certain U.S. source capital losses.

Information Reporting and Backup Withholding

Where required, information will be reported annually to each non-United States Holder as well as the IRS regarding any interest that is either subject to withholding or exempt from United States withholding tax pursuant to a tax treaty or to the portfolio interest exception. Copies of these information returns may also be made available to the tax authorities of the country in which the non-United States Holder resides under the provisions of a specific treaty or agreement.

Under the backup withholding provisions of the Code and the applicable Treasury regulations, a non-United States Holder of exchange notes may be subject to backup withholding at a rate currently equal to 28% with respect to interest paid on the exchange notes. However, the regulations provide that payments of interest to a non-United States Holder will not be subject to backup withholding and related information reporting if the non-United States Holder certifies its non-U.S. status under penalties of perjury or satisfies the requirements of an otherwise established exemption.

The payment of the proceeds from the disposition (including a retirement or redemption) of exchange notes to or through the U.S. office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the non-United States Holder certifies its non-U.S. status under penalty of perjury or satisfies the requirements of an otherwise established exemption.

The payment of the proceeds from the disposition of an exchange note to or through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States will not be subject to information reporting or backup withholding. When a non-United States Holder receives a payment of proceeds from the disposition of exchange notes either to or through a non-U.S. office of a broker that is either a U.S. person or a person who has certain enumerated relationships with the United States, the regulations require information reporting (but not backup withholding) on the payment, unless the broker has documentary evidence in its files that the non-United States Holder is not a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Recently Enacted Legislation

On March 18, 2010, President Obama signed into law the Hiring Incentives to Restore Employment Act (the “Act”). The Act imposes withholding taxes on certain types of payments made to “foreign financial institutions” (as specifically defined in the Act) and certain other non-United States entities (including financial intermediaries) after December 31, 2012. The Act imposes a 30% withholding tax on “withholdable payments” to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. For these purposes, a “withholdable payment” includes any United States source payments of interest (including original issue discount), dividends, rents, compensation and other fixed or determinable annual or periodical gains, profits and income. If the payee is a foreign financial institution, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Investors should consult their tax advisors regarding this legislation and the potential implications, if any, of this legislation on their particular circumstances.

On March 30, 2010, President Obama signed into law the Health Care and Education Reconciliation Act of 2010. This legislation will require certain individuals, estates and trusts to pay a 3.8% Medicare surtax on “net investment income” including, among other things, interests and proceeds of sale in respect of securities like the exchange notes, subject to certain exceptions. This surtax will apply for taxable years beginning after December 31, 2012. Investors should consult with their own tax advisors regarding the effect, if any, of the legislation on their ownership and disposition of the exchange notes.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that Clearwater Paper filed with the SEC pursuant to the Securities Act. The registration statement covers the exchange notes being offered and Clearwater Paper’s subsidiaries’ guarantees of the exchange notes and encompasses all amendments, exhibits, annexes and schedules to the registration statement. This prospectus does not contain all the information in the exchange offer registration statement. For further information about Clearwater Paper and the exchange offer, reference is made to the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, you should read the documents contained in the exhibits.

We file periodic reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Mail Stop 2736, Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

Clearwater Paper Corporation is a Delaware corporation. Our principal executive offices are located at 601 West Riverside, Suite 1100, Spokane, Washington, 99201 and our telephone number at that address is (509) 344-5900. You may find additional information about us and our subsidiaries on our website at http://www.clearwater paper.com. The information contained on or that can be accessed through our website is not incorporated by reference in, and is not part of, this prospectus, and you should not rely on any such information in connection with your investment decision to exchange outstanding notes for exchange notes.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•

the information contained in our Definitive Proxy Statement on Schedule 14A for our 2011 Annual Meeting of Stockholders and incorporated into Part III of our Annual report on Form 10-K for the fiscal year ended December 31, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011; and

•	our Current Reports on Form 8-K filed with the SEC on March 11, 2011, May 13, 2011 and May 19, 2011.

We are also incorporating by reference the documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, other than reports or portions thereof furnished under Item 2.02 or 7.01 on Form 8-K and not specifically incorporated by reference, between the date of this prospectus and the expiration date. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is incorporated in this prospectus modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

LEGAL MATTERS

The validity of the exchange notes and certain of the related guarantees offered hereby, and certain tax matters, will be passed upon for Clearwater Paper by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California. The validity of certain of the guarantees of the exchange notes will be passed upon for Clearwater Paper by Baker Donelson Bearman, Caldwell & Berkowitz, P.C.

EXPERTS

The consolidated financial statements and schedule of Clearwater Paper Corporation as of December 31, 2010, 2009 and 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and schedule of Cellu Tissue Holdings, Inc. for the year ended February 29, 2008, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule of Cellu Tissue as of February 28, 2009 and 2010, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of February 28, 2010 included in this registration statement have been so included in reliance upon the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

Audited consolidated financial statements of Cellu Tissue as of and for the fiscal years ended February 29, 2008, February 28, 2009 and February 28, 2010, and unaudited condensed consolidated financial statements of Cellu Tissue as of and for the nine months ended November 25, 2009 and 2010.

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Audited consolidated financial statements of Clearwater Paper as of and for the years ended December 31, 2008, 2009 and 2010.

Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2010.	F-93

Report of Independent Registered Public Accounting Firm

To the Stockholder of

Cellu Tissue Holdings, Inc.

In our opinion, the accompanying consolidated balance sheets as of February 28, 2010 and 2009 and the related consolidated statements of operations, of changes in stockholders’ equity and of cash flows for the years then ended present fairly, in all material respects, the financial position of Cellu Tissue Holdings, Inc. and its subsidiaries at February 28, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index for the years ended February 28, 2010 and 2009 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

April 30, 2010, except

for Note 21 to the consolidated
financial statements, as to
which the date is April 29, 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Cellu Tissue Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated statements of operations, changes in stockholders’ equity, and cash flows of Cellu Tissue Holdings, Inc. and Subsidiaries (the “Company”), for the fiscal year ended February 29, 2008. Our audit also included the financial statement schedule for the year ended February 29, 2008. These 2008 financial statements and related schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2008 financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Cellu Tissue Holdings, Inc. and Subsidiaries for the fiscal year ended February 29, 2008, in conformity with U. S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the year ended February 29, 2008, when considered in relation to the basic 2008 financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
Hartford, Connecticut
January 28, 2009, except
for Note 19, as to
which the date is
October 16, 2009

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

	February 28, 2010	February 28, 2009
Assets
Current assets:
Cash and cash equivalents	$3,299,033	$361,035
Receivables, net of allowance of $195,000 in 2010 and $385,323 in 2009	49,659,464	54,065,899
Inventories	56,586,982	47,216,049
Prepaid expenses and other current assets	3,810,934	2,085,774
Income tax receivable	2,788,118	174,084
Deferred income taxes	1,180,866	3,515,295

Total current assets	117,325,397	107,418,136
Property, plant and equipment, net	307,635,021	301,987,941
Goodwill	41,020,138	41,020,138
Other intangibles, net	27,339,953	31,672,477
Other assets	9,385,877	1,948,108

Total assets	$502,706,386	$484,046,800

Liabilities and stockholders’ equity
Current liabilities:
Bank overdrafts	$—	$3,285,420
Revolving line of credit	1,000,750	18,530,824
Accounts payable	34,275,598	16,726,143
Accrued expenses	27,820,255	26,548,639
Accrued interest	6,721,143	10,160,124
Other current liabilities	623,653	17,448,707
Current portion of long-term debt	760,000	760,000

Total current liabilities	71,201,399	93,459,857
Long-term debt, less current portion	242,538,125	242,361,944
Deferred income taxes	77,178,393	75,110,277
Other liabilities	956,444	5,378,059
Stockholders’ equity:
Common stock, $.01 par value, 23,715,470 shares authorized, 20,145,176 shares issued and outstanding as of February 28, 2010 and Common Stock, $.01 par value, 18,245,459 shares authorized, 17,447,971 shares issued and outstanding as of February 28, 2009	201,452	174,480
Capital in excess of par value	103,076,890	70,774,381
Accumulated earnings	7,460,692	3,698,071
Accumulated other comprehensive income (loss)	92,991	(6,910,269)

Total stockholders’ equity	110,832,025	67,736,663

Total liabilities and stockholders’ equity	$502,706,386	$484,046,800

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

	Fiscal Year Ended
	February 28, 2010	February 28, 2009	February 29, 2008
Net sales	$511,280,798	$519,022,843	$443,081,130
Cost of goods sold	432,220,266	464,118,066	401,352,016

Gross profit	79,060,532	54,904,777	41,729,114
Selling, general and administrative expenses	22,552,055	21,868,989	20,020,819
Terminated acquisition-related transaction costs	—	—	2,078,212
Amortization expense	4,332,524	2,872,523	—

Income from operations	52,175,953	30,163,265	19,630,083
Interest expense, net	39,593,747	24,709,461	19,870,029
Foreign currency (gain) loss	1,282,228	(562,232)	100,335
Other expense (income)	(8,273)	67,123	(132,623)

Income (loss) before income tax benefit	11,308,251	5,948,913	(207,658)
Income tax expense (benefit)	7,545,630	(611,275)	(3,909,414)

Net income	$3,762,621	$6,560,188	$3,701,756

Basic and diluted net income per share	$0.21	$0.38	$0.21

Basic shares outstanding	17,684,134	17,447,971	17,447,971

Diluted shares outstanding	17,713,863	17,447,971	17,447,971

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

	Shares Outstanding	Par Value Common Stock	Capital in Excess of Par Value	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance, February 28, 2007	17,447,971	$174,480	$46,084,622	$(6,563,873)	$(942,732)	$38,752,497
Stock-based compensation			776,113			776,113
Net income				3,701,756		3,701,756
Foreign currency translation					2,855,088	2,855,088

Comprehensive income						6,556,844

Balance, February 29, 2008	17,447,971	174,480	46,860,735	(2,862,117)	1,912,356	46,085,454
Stock-based compensation			939,530			939,530
Equity investment			21,701,819			21,701,819
Earnout payment			1,272,297			1,272,297
Net income				6,560,188		6,560,188
Foreign currency translation					(6,105,161)	(6,105,161)
Derivative-unrealized loss					(2,717,464)	(2,717,464)

Comprehensive loss						(2,262,437)

Balance, February 28, 2009	17,447,971	174,480	70,774,381	3,698,071	(6,910,269)	67,736,663
Proceeds from common stock sold in initial public offering	2,675,000	26,750	28,944,663			28,971,413
Earnout payment			1,698,755			1,698,755
Stock issued upon exercise of stock options	22,205	222	63,135			63,357
Repurchase and cancellation of options in connection with IPO put right			(332,603)			(332,603)
Stock-based compensation			1,928,559			1,928,559
Net income				3,762,621		3,762,621
Foreign currency translation					4,909,448	4,909,448
Derivative-unrealized gain					2,093,812	2,093,812

Comprehensive income						10,765,881

Balance, February 28, 2010	20,145,176	$201,452	$103,076,890	$7,460,692	$92,991	$110,832,025

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Fiscal Year Ended
	February 28, 2010	February 28, 2009	February 29, 2008
Cash flows from operating activities
Net income	$3,762,621	$6,560,188	$3,701,756
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24,889,714	23,656,245	24,146,137
Amortization of intangibles	4,332,524	2,872,523	—
Amortization and write-off of debt issuance costs	2,288,072	306,668	—
Accretion and write-off of debt discount	4,269,352	1,835,001	616,437
Stock-based compensation	1,928,559	939,530	808,111
Deferred income taxes	4,403,542	(2,232,976)	(6,964,358)
Loss (gain) from natural gas swaps	—	242,686	(170,564)
Loss on disposal of fixed assets	812,876	—	—
Changes in operating assets and liabilities net of effects of business acquisitions:
Receivables	5,396,260	(3,017,970)	(4,829,995)
Inventories	(8,506,452)	(6,702,780)	(3,696,311)
Prepaid expenses and other current assets	(4,277,911)	1,782,185	1,363,243
Other assets	324,635	(123,460)	552,555
Accounts payable, accrued expenses, accrued interest and other liabilities	15,568,373	(2,057,997)	4,268,868

Total adjustments	51,429,544	17,499,655	16,094,123

Net cash provided by operating activities	55,192,165	24,059,843	19,795,879
Cash flows from investing activities
Cash paid for acquisition, net of cash received	—	(64,154,906)	(43,663,270)
Capital expenditures	(26,993,044)	(16,401,848)	(20,477,426)

Net cash used in investing activities	(26,993,044)	(80,556,754)	(64,140,696)
Cash flows from financing activities
Proceeds from note offering	245,738,400	36,900,000	20,000,000
Proceeds from initial public offering	28,971,413	—	—
Proceeds from stock options exercised	100,904	—	—
Purchases of employee stock options	(450,988)	—	—
Excess tax benefits from stock-based compensation programs	80,838	—	—
Payments of long-term debt	(249,831,572)	(760,000)	(575,000)
Borrowings on revolving credit facility	36,453,125	85,448,141	69,600,000
Repayments on revolving credit facility	(53,983,199)	(76,717,317)	(59,800,000)
Cash portion of earnout payment	(18,301,245)	(7,027,346)	—
Bank overdrafts	(3,285,420)	3,285,420	—
Equity investment by shareholders	—	15,001,463	(32,000)
Payment of deferred financing fees	(9,739,269)	(885,958)	—

Net cash provided by (used in) financing activities	(24,247,013)	55,244,403	29,193,000
Effect of foreign currency	(1,014,110)	730,155	(225,396)

Net (decrease) increase in cash and cash equivalents	2,937,998	(522,353)	(15,377,213)
Cash and cash equivalents at beginning of period	361,035	883,388	16,260,601

Cash and cash equivalents at end of period	$3,299,033	$361,035	$883,388

Supplemental disclosure of cash flow information
Cash paid during the year for Interest	$35,422,773	$18,939,787	$18,397,690
Cash paid during the year for Income taxes	$6,233,069	$2,373,871	$2,828,444

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Basis of Presentation

Cellu Tissue Holdings, Inc., (“the Company” or “Cellu Tissue”), a Delaware corporation, together with its consolidated subsidiaries, primarily produces converted tissue products, tissue hard rolls and machine-glazed tissue that are sold to leading consumer retailers and away-from-home distributors of tissue products, vertically integrated manufacturers and third-party converters serving the tissue and machine-glazed tissue segments.

On June 12, 2006, Weston Presidio V, L.P. (“Weston Presidio”) acquired the Company through a series of acquisitions and mergers. The Company accounted for this as a purchase, which resulted in a new valuation for the assets and liabilities of the Company based upon fair values as of the date of the acquisition. The Company has reflected all applicable purchase accounting adjustments in the Company’s consolidated financial statements for all periods subsequent to the acquisition date.

In connection with the Company’s initial public offering of equity securities, which closed on January 27, 2010 (“IPO”), Cellu Paper Holdings, Inc., the Company’s direct parent, which had no operating activities, merged with and into Cellu Tissue, with Cellu Tissue surviving the merger. Immediately following this merger, Cellu Parent Corporation, which then became our direct parent, merged with and into Cellu Tissue, with Cellu Tissue surviving this second merger. In connection with these reorganization transactions, the holders of Cellu Parent Corporation’s outstanding Series A preferred stock ultimately received an aggregate of 13,528,287 shares of our common stock, the holders of Cellu Parent Corporation’s outstanding Series B preferred stock ultimately received an aggregate of 2,836,771 shares of our common stock, and the holders of Cellu Parent Corporation’s common stock received an aggregate of 1,082,913 shares of our common stock.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances are eliminated in consolidation.

Cash Equivalents

The Company considers all investments with an original maturity of three months or less at the date of purchase cash equivalents.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collection is reasonably assured. Typically, revenue is recognized from product sales when title and risk of loss has passed to the customer in accordance with the related shipping terms, which is generally at the time products are shipped. Certain sales have freight-on-board destination terms, in which case, revenue is recognized when the product is received by the customer. The Company records a provision for estimated sales returns and other allowances as a reduction of revenue at the time of revenue recognition.

Trade Receivables and Allowance for Doubtful Accounts

Trade receivables are stated at gross invoice amount, less discounts and provision for uncollectible accounts. The Company performs periodic credit evaluations of its customers’ financial

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

condition and generally does not require collateral. The Company estimates its allowance for doubtful accounts using two methods. First, the Company determines a specific reserve for individual accounts where information is available that the customer may have an inability to meet its financial obligation. Second, the Company estimates additional reserves for all customers based on historical write-offs. Accounts are charged-off against the allowance for doubtful accounts when the Company has exhausted all collection efforts and has deemed the accounts uncollectible.

Inventories

Inventories are stated at the lower of cost (average cost method) or market. The Company provides allowances for materials or products that are determined to be obsolete, or for quantities on hand in excess of expected normal, future requirements. Included in packaging materials and supplies are felts and wires. These component parts are kept in inventory until they are installed on the machines. Once installed, felts and wires are amortized over their estimated useful lives of approximately three months.

Maintenance and Repairs

Maintenance and repair expenditures that do not qualify to be capitalized are expensed as incurred.

Property, Plant and Equipment

Property, plant and equipment acquired is stated at cost. Depreciation of equipment and amortization of leasehold improvements are computed using the straight-line method over the estimated useful lives of the related assets or the life of the lease term, whichever is shorter. The estimated useful lives of the principal classifications of depreciable assets are as follows:

Life in Years
Buildings and improvements	20-30
Machinery and equipment	15-30
Furniture and fixtures	10
Land improvements	5
Computer software	5

Asset Impairment

The Company evaluates the appropriateness of the carrying amounts of its long-lived assets whenever indicators of impairment are deemed to exist. The Company believes that, as of February 28, 2010, there are no impairments of the carrying amounts of such assets and no reduction in their estimated useful lives is warranted.

Goodwill and Trademarks

Goodwill represents cash paid in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not amortized, but tested for impairment annually at year-end, and at any time when events suggest impairment may have occurred. The Company’s goodwill impairment test is performed by comparing the estimated fair value of the reporting unit to the carrying value of the

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

reporting unit. The Company has two reporting units (tissue and machine-glazed paper) to which the goodwill is assigned and tested for impairment. The Company incorporates assumptions involving future growth rates, discount rates and tax rates in projecting the future cash flows. In the event the carrying value of a reporting unit exceeds its estimated fair value, an impairment loss would be recognized to the extent the carrying amount of the reporting unit’s goodwill exceeds its implied fair value. Goodwill as of February 28, 2010 was approximately $41.0 million. No goodwill impairment has been recorded during fiscal years 2010, 2009, or 2008.

Trademarks are not amortized, except in connection with the APF Acquisition (see Note 3), but tested for impairment annually at the end of the Company’s second quarter and at any time when events suggest impairment may have occurred. The impairment test is performed by comparing the carrying amount to its estimated fair market value at the time of the assessment. In the event the carrying value of the trademark exceeds its estimated fair value, an impairment loss would be recognized. No trademark impairments were recorded during fiscal years 2010, 2009 or 2008.

Derivatives and Hedging

The Company uses derivative financial instruments to offset a portion of its exposure to market risk arising from changes in the price of natural gas. Hedging of this risk is accomplished by entering into forward swap contracts, which are designated as hedges of specific quantities of natural gas expected to be purchased in future months. These contracts are held for purposes other than trading and are designated as cash flow hedges. The Company measures fair value of its derivative financial instruments using fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The Company uses a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows: level 1—inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access; level 2—inputs utilize data points that are observable such as quoted prices, interest rate and yield curves; level 3—inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

The Company’s natural gas forward contracts are valued using industry-standard models that use observable market inputs (forward market prices for natural gas) as their basis. The Company classifies these instruments within level 2 of the valuation hierarchy. For level 2 and 3 of the fair value hierarchy, where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit considerations (non performance risk). As of February 28, 2010, the fair value of these cash flow hedging instruments was $0.6 million and is included in other current liabilities. The fair value of cash flow hedges at February 28, 2009 was a liability of $2.7 million, of which $2.4 million is included in other current liabilities and $0.3 million is included in other liabilities. The notional value of the natural gas forward contracts outstanding is $4.4 million as of February 28, 2010.

Prior to the third quarter of the fiscal year ended February 28, 2009, these contracts were not designated as hedges and accordingly, for the fiscal year ended February 29, 2008 a $0.2 million gain was recorded to earnings. Hedging activities transacted in fiscal 2010 have been designated as hedges and during the next 12 months, $4.4 million remains to be reclassified to earnings (cost of goods sold) consistent with the underlying hedging transactions.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Foreign Currency Translation

All balance sheet accounts are translated at current exchange rates; income and expenses are translated using weighted average exchange rates during the applicable fiscal year. Resulting translation adjustments are reported in other comprehensive income (loss) with the exception of the remeasurement of the portion of an intercompany loan account functioning as a short-term settlement account and not deemed to be of a long-term nature, which is recorded to earnings.

Customer Concentrations

For fiscal years 2010 and 2009, no one customer comprised more than 10% of sales. For fiscal year 2008, one customer comprised 13.4% of sales.

Shipping and Handling Costs

The Company classifies third-party shipping and handling costs as a component of cost of goods sold. Shipping and handling amounts that the Company bills to customers are included in net sales.

Considerations Paid to Resellers

The Company recognizes consideration paid to a reseller of its products as a reduction of the selling price of its products sold and, therefore, reduces net sales in the Company’s statement of operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments

The Company estimates the fair value of financial instruments for financial statement disclosure. For these purposes, the carrying amounts for cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short-term nature. The carrying amount of the Company’s borrowings under its revolving line of credit approximates its fair value due to its varying interest rate. The Company’s fair value estimate for the 2014 Notes was based on quoted trade prices. The estimated fair value as of February 28, 2010 was $250.8 million.

New Accounting Standards

The Financial Accounting Standards Board (“FASB”) is the authoritative body for financial accounting and reporting in the United States. On July 31, 2009, the FASB Accounting Standards Codification (“the Codification”) became the authoritative source of accounting principles to be applied to the financial statements of nongovernmental entities prepared in accordance with GAAP. The following is a list of recent pronouncements recently issued by the FASB and which were adopted by the Company during the second quarter of fiscal 2010:

•

Fair Value Measurements and Disclosures: The pronouncements define fair value, establish guidelines for measuring fair value and expand disclosures regarding fair value measurements. The adoption of fair value measurements and disclosures did not have a material impact on the Company’s results of operations and financial position.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

•

Subsequent Events: The pronouncement codifies existing standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The adoption of the pronouncement did not have any impact on the Company’s Consolidated Financial Statements.

Note 3. Acquisitions

On July 2, 2008, the Company, through two newly created, wholly-owned subsidiaries, Cellu Tissue—Hauppauge, LLC (“Cellu Hauppauge”) and Cellu Tissue—Thomaston, LLC (“Cellu Thomaston”), consummated the acquisition of certain assets and assumption of certain liabilities, from Atlantic Paper & Foil Corp. of N.Y., Atlantic Lakeside Properties, LLC, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Consumer Licensing Corporation (collectively, the “Sellers”) pursuant to a definitive asset purchase agreement (the “Purchase Agreement”) between the Company and the Sellers. The aggregate purchase price paid was $68.0 million, including a cash payment at closing of $61.7 million and the issuance of a promissory note by the Company to Atlantic Paper & Foil Corp. of N.Y. in the principal amount of $6.3 million (the “Seller Note”), plus the assumption of certain liabilities. The Company also incurred $2.5 million of transaction related costs. The purchase price, which was subject to certain post-closing working capital adjustments, was adjusted downward by approximately $63,000 for the working capital adjustment settlement that was finalized in the third fiscal quarter 2009. The acquisition of these assets and assumption of related liabilities is referred to as the “APF Acquisition” and the acquired business is referred to as “APF”. The Company financed the cash portion of the purchase price with cash on hand, additional borrowings and a $15.0 million equity contribution from its then Parent.

The APF Acquisition has been accounted for as a purchase and, accordingly, the consolidated statement of operations includes the results of APF from the date of acquisition. The acquisition has resulted in the recognition of goodwill, which is attributable to our tissue segment and will be deductible for tax purposes. Goodwill reflects the future earnings and cash flow potential of the acquired business in excess of fair values that are assigned to all other identifiable assets and liabilities. Goodwill arises because the purchase price paid reflects factors including the strategic fit and expected synergies this business brings to existing operations. The Company has allocated the purchase price to the net assets acquired in the acquisition based on its estimates of the fair value of assets and liabilities as follows:

Purchase price allocated to:
Current assets, primarily accounts receivable and inventories	$15,241,036
Property, plant and equipment	5,306,225
Goodwill	29,685,383
Noncompete agreements	12,770,000
Customer lists	12,319,000
Trademarks	56,000
Current liabilities	(4,922,736)

Total	$70,454,908

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company has estimated the fair value of the assets and liabilities of the APF Acquisition, utilizing information available at the time of acquisition. The Company considered outside third-party appraisals of the tangible and intangible assets to determine the applicable fair market values. Depreciation has been calculated on the fair value assigned to the tangible fixed assets based on an average remaining useful life. Intangible assets are being amortized on a straight-line basis, assuming no significant residual value, over the following lives: noncompete agreements—5 years, customer lists—7 years and trademarks—3 years.

The results of APF’s operations from the July 2, 2008 date of acquisition are primarily included in the Company’s tissue segment. Part of the acquisition related to the foam business, which the Company reports as a separate segment. Unaudited pro forma results of operations for the year ended February 28, 2009, are treated as if the Company and APF had been combined at the beginning of the period presented and are presented below. The pro forma results include estimates and assumptions, which the Company’s management believes are reasonable. However, the pro forma results do not include any cost savings or other effects of the planned integration of APF and are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future.

	Fiscal Year Ended February 28, 2009(1)
	Actual	Pro Forma (unaudited)
	(in thousands)
Net sales	$519,023	$551,109
Operating income	$30,163	$33,772
Net income	$6,560	$7,344

(1)	Pro forma operating results include the operating results for APF for the period March 1, 2008 to June 30, 2008, prior to its acquisition on July 2, 2008. The actual operating results include the operating results for APF for the period from the acquisition date (July 2, 2008) to February 28, 2009.

On March 21, 2007, the Company executed a definitive merger agreement (the “Acquisition Agreement”) with CityForest Corporation (“CityForest”), Cellu City Acquisition Corporation (“Cellu City Merger Sub”) and Wayne Gullstad as the shareholders’ representative. Pursuant to the Acquisition Agreement, and subject to the terms and conditions therein, Cellu City Merger Sub, a wholly owned subsidiary of the Company, merged with and into CityForest, with CityForest surviving and becoming a wholly owned subsidiary of the Company (the “CityForest Acquisition”). The aggregate merger consideration (including assumption of $18.4 million in aggregate principal amount of industrial revenue bonds) was approximately $61.0 million subject to certain working capital and net cash adjustments. Total cash paid for the acquisition of $46.8 million (purchase price of $61.0 million less assumed indebtedness of $18.4 million plus restricted cash and other miscellaneous adjustments of $1.6 million and acquisition costs of $2.6 million) was financed in part by issuance of unregistered 9 3/4% Senior Secured Notes due 2010 (the “Additional Notes”) of approximately $20.0 million, borrowings on a revolving line of credit ($17.4 million) and available cash on hand.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The CityForest Acquisition has been accounted for as a purchase and, accordingly, the consolidated statements of operations includes the results of CityForest for fiscal year 2009 and for fiscal year 2008 from the date of acquisition. The Company has allocated the excess of purchase price to the net assets acquired in the acquisition based on its estimates of the fair value of assets and liabilities as follows:

Excess Purchase Price Allocated to:
Property, plant and equipment	$32,854,514
Trademarks	2,200,000
Goodwill	6,970,001
Long-term debt	(1,724,684)
Deferred income taxes	(17,238,509)

Total	$23,061,322

The results of CityForest’s operations from the date of acquisition (March 21, 2007) are included in the Company’s tissue segment. Unaudited pro forma results of operations for fiscal year 2008, as if the Company and CityForest had been combined at the beginning of the period presented, are presented below. The pro forma results include estimates and assumptions, which the Company’s management believes are reasonable. However, the pro forma results do not include any cost savings or other effects of the planned integration of CityForest and are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future.

	Year Ended February 29, 2008(1)
	Actual	Pro Forma (Unaudited)
	(in thousands)
Net sales	$443,081	$445,792
Operating income	$19,630	$20,216
Net income	$3,702	$4,262

(1)	Pro forma operating results include the operating results for CityForest for fiscal year 2008. The actual operating results include the operating results for CityForest for the period from the acquisition date (March 21, 2007) to February 29, 2008.

Note 4. Stock-Based Compensation

The Company accounts for stock based compensation using the fair value-based method and the recording of such expense in the Company’s consolidated statements of operations. The Company provides stock-based compensation under the 2006 Stock Option and Restricted Stock Plan (the “2006 Plan”) and the 2010 Equity Compensation Plan (the “2010 Plan”). Under each plan, the administrator of the plan (the “Plan Administrator”) may make awards of options to purchase shares of common stock of the Company and/or awards of shares of common stock of the Company and, under the 2010 Plan, stock appreciation rights with respect to common stock of the Company. No additional awards will be made under the 2006 Plan. A maximum of 2,795,000 shares of common stock of the Company may be delivered in satisfaction of awards under the 2010 Plan and a maximum of 797,499 shares of common stock of the Company may be delivered in satisfaction of awards under the 2006 Plan. Key

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

employees and directors of the Company or its affiliates of the Company are eligible to participate in the plans. Stock options and stock appreciation rights are granted at a strike price at least equal to the fair value of the Company’s stock on the date of grant.

In conjunction with the Company’s initial public offering, the Company modified all equity awards outstanding at January 22, 2010. This modification was structured to maintain the intrinsic value for each employee, such that the intrinsic value after the initial public offering was identical to the intrinsic value immediately prior to the initial public offering. These modifications did not yield any incremental compensation cost.

Stock options granted prior to the Company’s initial public offering were granted with a strike price at the estimated fair value of the Company’s stock on the date of grant. Stock options subsequent to the initial public offering were granted with a strike price equal to the closing price on grant date. The Company uses a risk-free interest rate based on the U.S. Treasury yield in effect at the time of grant with a term equal to the expected life. The Company does not pay a dividend, so accordingly, the dividend yield is zero. The expected term of the options represents the period of time the options are expected to be outstanding. Prior to the initial public offering, expected volatility is based on the historical market value of the Company’s stock. For the January 27, 2010 grant, volatility was determined using volatility of comparable companies.

Upon exercise of stock options, the Company issues new shares to fulfill its obligation to the option holder.

April 13, 2009 Stock Option Awards

Non-executive employees: On April 13, 2009, the Company granted 267,611 stock options to non-executive employees whereby 35% of each individual’s stock options vest ratably over 4 years and 65% are earned only upon attainment of certain market conditions relative to a change in ownership of the Company. The fair value of the stock option grants related to service that vest ratably over 4 years was estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used to value the stock options were: no dividend yield; 40% volatility; 1.4% risk free interest rate; and 10-year expected life. The fair value of the option awards was $5.28 per share.

Executive employees: The Company granted 355,601 stock options which are earned only upon attainment of certain market conditions relative to a change in ownership of the Company. To determine fair value the stock options at the date of grant, the Company used the Monte-Carlo model and included the followings assumptions: no dividend yield; 40% volatility; 1.4% risk-free interest rate; and 3.5 year expected term. The fair value of the option awards was $5.28 per share.

In January 2010, in conjunction with the Company’s initial public offering, it was determined that the conditions relative to a change in ownership had been attained with respect to a portion of each non-executive and executive employee stock option award. The Company vested the stock option awards that are subject to the change in ownership condition in their entirety for certain non-executive employees. The stock option awards with time based vesting were not vested in connection with the initial public offering. Additionally, 32.4% of the executive employee stock option awards were immediately vested in connection with the initial public offering and that the vesting period for the remaining options would be three years. As a result, the Company recorded $0.4 million of stock-based compensation expense.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

January 27, 2010 Equity Awards

On January 27, 2010, the Company granted the following equity awards: 292,754 options to its employees that vest ratably over 4 years; 23,270 options to its outside directors that vest on the first anniversary of the grant date; and 9,615 shares of restricted stock to its outside directors that vest on the first anniversary of the grant date.

The Company used a Black-Sholes option pricing model to fair value the January 27, 2010 option awards. The assumptions used to value the January 27, 2010 equity awards were: no dividend yield; 60% volatility; 3.0% risk free interest rate; and 6-year expected life. The fair value of the option awards was $6.62 per share.

Accelerated Vesting of Restricted Stock

In January 2010, as a result of the Company’s initial public offering, restricted stock that was previously granted to certain employees was immediately vested. Total stock compensation expense for this restricted stock grant for fiscal years 2010, 2009 and 2008 was $1.4 million, $0.6 million and $0.7 million respectively.

Put Right

In conjunction with the Company’s initial public offering, the Company granted a put right to certain option holders on January 27, 2010 whereby they could sell 32.4% of their vested options to the Company at the initial public offering price of $13.00. The put right expired on February 1, 2010. Option holders exercising their put right sold 71,611 shares to the Company for $0.6 million, of which $0.5 million was recorded as a reduction to additional paid-in-capital and $0.1 million was recorded as stock-based compensation expense. The shares sold to the Company were immediately cancelled.

Section 83(b) Elections under the Internal Revenue Code of 1986, as Amended

The Company has previously entered into Restricted Stock Agreements with certain employees and outside directors. The Company agreed to pay an amount to the named individual equal to the amount that would be included in such individual’s gross income and payable as income tax as a result of making a Section 83(b) election under the Internal Revenue Code of 1986, as amended. As a result of these elections, the Company has recorded stock-based compensation expense of $0.1 million, $0.2 million and $0.5 million in fiscal 2010, 2009 and 2008, respectively.

Other

The weighted average fair value of stock options granted during the fiscal year 2010, 2009 and 2008 was $2.75, $4.21 and $3.62 per share, respectively.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Unrecognized compensation costs related for stock-based compensation arrangements granted under the plans were $2.8 million as of February 28, 2010. A summary of the outstanding options as of February 28, 2010 and for the fiscal year then ended is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding, beginning of year	241,507	$4.70	6.99 Years
Exercised	(22,205)	$4.54	8.21 Years
Cancelled	(71,611)	$4.77	8.31 Years
Forfeited	(67,231)	$4.83	7.30 Years
Granted	939,236	$7.36	9.39 Years

Outstanding, end of year	1,019,696	$7.14	9.05 Years

Exercisable, end of year	281,419	$5.04	7.14 Years

For fiscal year 2010, 2009 and 2008, the Company has recorded $2,138,420, $753,350 and $685,100, respectively, of stock-based compensation expense recorded in selling, general and administrative expense.

Note 5. Capital Stock

On January 27, 2010, the Company completed a primary and secondary IPO. In the primary IPO, the Company sold 2,675,000 shares of common stock at an offering price of $13.00 per share. The gross proceeds of $34.8 million were reduced by $2.4 million in underwriter fees and $3.4 million of other costs associated with the IPO. The net proceeds from the primary IPO were used to pay down a portion of the Company’s existing debt—see Note 6. The secondary IPO sold 5,625,000 shares of common stock owned by existing shareholders at an offering price of $13.00 per share. The proceeds from the secondary offering were retained by the existing shareholders.

Note 6. Long-Term Debt

During June 2009, through a series of transactions, the Company refinanced its debt, which resulted in higher overall interest rates and extended the overall maturity of its long-term debt. The new 11 1/2% Senior Secured Notes due in 2014 (“2014 Notes”) generated cash proceeds of $245,738,400. These proceeds were used to retire all of the 9 3/4% Senior Secured Notes due in 2010 (“2010 Notes”). In connection with the refinancing, the Company recorded a loss of $2,211,274 on the early extinguishment of debt as a component of interest expense.

In February 2010, the Company used IPO net proceeds and cash on-hand to retire a portion of outstanding long-term indebtedness. The Company repaid in full the $6.3 million Seller Note Payable. In addition, the Company paid $22.9 million to repurchase a portion of the 2014 Notes, comprising of $20,516,000 of principle amounts outstanding and $2,337,608 in premiums. In connection with the partial repurchase of the 2014 Notes, the Company recorded a loss of $1,375,450 on the early extinguishment of debt. Both the premium and loss were recorded as a component of interest expense.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Long-term debt consists of the following:

	February 28, 2010	February 28, 2009
2014 Notes	$226,943,125	$—
2010 Notes	—	219,706,944
City Forest Industrial Bonds	16,355,000	17,115,000
Seller Note Payable	—	6,300,000

	243,298,125	243,121,944
Less current portion of debt	760,000	760,000

	$242,538,125	$242,361,944

The maturities of long-term debt for the next five years are as follows: 2011—$760,000; 2012—$760,000; 2013—$760,000; 2014—$760,000 and thereafter—$247.8 million.

2014 Notes: In June 2009, the Company completed a private placement of $255 million principal face amount (2014 Notes), which have an effective interest rate of 12.48%. The 2014 Notes pay interest in arrears on June 1 and December 1 of each year. The 2014 Notes are secured by liens on substantially all of the Company’s assets. The Indenture in connection with the 2014 Notes contains customary covenants and events of default, including limitations on certain restricted payments, the incurrence of additional indebtedness and the sale of certain assets. The Company is compliant with these covenants as of February 28, 2010. All of the Company’s subsidiaries guarantee the 2014 Notes. During the third quarter of fiscal year 2010, the Company exchanged all of the original 2014 Notes for new 2014 Notes substantially identical to the old notes, except that the new 2014 Notes are registered with the Securities and Exchange Commission. Cellu Tissue has no independent assets or operations and the 2014 Notes are fully and unconditionally guaranteed jointly and severally by all of the Company’s subsidiaries.

2010 Notes: In March 2004, the Company completed a private offering of $162.0 million aggregate principal amount of 9 3/4% senior secured notes due 2010 pursuant to and governed by an Indenture, dated as of March 12, 2004. Subsequently, in fiscal year 2008 and fiscal 2009, in connection with the acquisition of CityForest Corporation and APF, the Company issued and sold $60.3 million aggregate principal amount of the 2010 Notes for $56.9 million, which is equal to 94.3615% of the aggregate principal amount. The Company redeemed the entire $222.3 million principal amount outstanding of these notes in July 2009. In connection with this redemption, the company recorded a loss on early extinguishment totaling $2.2 million, which includes $1.9 million for the unaccreted effective discount and $0.3 million related to the unamortized deferred financing fees.

2006 Credit Agreement: In June 2006, the Company entered into a Credit Agreement (the “Credit Agreement”), that currently provides for a $60.0 million working capital facility, including a letter of credit sub-facility and swing-line loan sub-facility. The Credit Agreement provides that amounts under the facility may be borrowed, repaid and re-borrowed, subject to a borrowing base test, until the maturity date, which is June 12, 2011. Of the $60.0 million of total borrowings available, an amount up to $55.0 million is available, in U.S. dollars, to the U.S. Borrower under the facility and an amount up to $5.0 million is available, in U.S. or Canadian dollars, to the Canadian Borrower under the facility. Borrowings under the working capital facility are secured by substantially all of the Company’s assets and guaranteed by the Company’s subsidiaries. As of February 28, 2010 and 2009, $1.0 million and $18.5 million, respectively, of borrowings were outstanding under this working capital facility. The

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Company has the option of using an interest rate that is either Prime or LIBOR, plus an incremental rate determined by the borrowing agreement. At February 28, 2010, the Company’s interest rate was prime plus an incremental rate of 0.25%, totaling 3.5%.

Effective upon closing of the January 2010 initial public offering, the Company obtained an amendment to the Credit Agreement to:,

•	remove Parent from relevant provisions of the Credit Agreement;

•

revise the definition of the term “change in control” to include, among other items, any person becoming the beneficial owner of more than 50% of the total voting power of Cellu Tissue (other than Weston Presidio V, L.P. and its co-investors) or a change in the majority of our board of directors;

•	revise the definition of the term “prepayment event” to exclude from this definition the issuance of common stock in the offering;

•	revise the definition of the term “swap agreement” to include energy hedging contracts, which we may enter into from time to time to hedge or mitigate risks to which we have actual exposure;

•	permit the reorganization transactions and the IPO under the Credit Agreement’s covenants prohibiting certain structural changes and changes to our organizational documents; and

•

permit the payment, redemption or repurchase of any portion of our 2014 Notes, our indebtedness related to our CityForest industrial revenue bonds and our $6.3 million promissory note issued in the APF Acquisition with the proceeds from the IPO.

CityForest Industrial Bonds: Cellu Tissue CityForest LLC (“CityForest”) is party to a loan agreement, dated March 1, 1998, with the City of Ladysmith, Wisconsin, pursuant to which the City of Ladysmith loaned the proceeds of its Variable Rate Demand Solid Waste Disposal Facility Revenue Bonds, Series 1998, to CityForest to finance the construction by CityForest of a solid waste disposal facility. Approximately $18.4 million in aggregate principal face amount was outstanding as of the date of the Company’s acquisition of CityForest. The municipal bonds have scheduled semi-annual payments of principal equal to approximately 2.00% of the principal amount outstanding as of the date of the acquisition of CityForest (“CityForest Acquisition”). The balance is payable at maturity of the municipal bonds on March 1, 2028. The bonds are guaranteed by the Company and contain various customary covenants and events of default.

In connection with this borrowing, CityForest entered into an Amended and Restated Reimbursement Agreement (the “Reimbursement Agreement”) pursuant to which Associated Bank has provided a letter of credit and a revolving credit facility in an aggregate principal amount of up to $3.5 million. The letter of credit and revolving credit facility can be used by the bond trustee to pay principal and interest due on the Bonds, and to provide liquidity to purchase bonds put to CityForest by bondholders and not remarketed; and CityForest is obligated to repay any such draws. CityForest is also obligated to pay a fee in respect of the aggregate amount available to be drawn at a rate per annum initially equal to 1.25%, subject to adjustment on a quarterly basis based on CityForest’s leverage. The expiration date of the letter of credit is February 15, 2011.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company obtained an amendment to the Reimbursement Agreement, effective upon closing of the initial public offering on January 27, 2010, which:

•	increased the annual letter of credit fee to 2.5%;

•

revised the definition of the term “change of control” to include, among other items, any person becoming the beneficial owner of more than 50% of the total voting power of Cellu Tissue (other than Weston Presidio V, L.P. and its co-investors) or a change in the majority of our board of directors;

•	decreased the maximum leverage ratio for CityForest from a ratio of 3.5 to 1.0 to a ratio of 2.5 to 1.0; and

•	increased the minimum fixed charge coverage ratio for CityForest from a ratio of 1.0 to 1.0 to a ratio of 1.2 to 1.0.

Amounts borrowed by CityForest under the revolving credit facility bear interest at a rate per annum equal to the LIBOR Rate (as defined in the Reimbursement Agreement), plus an applicable margin. The applicable margin percentage initially is 1.75%, subject to adjustment on a quarterly basis based upon CityForest’s leverage. The interest rate was 1.98% and 2.25% at February 28, 2010 and 2009, respectively. CityForest is also obligated to pay a commitment fee with respect to any unused commitment under the revolving credit facility in an amount equal to 0.50% per annum. The maturity date of the revolving credit facility is February 15, 2011. The revolving credit facility is secured by the assets of CityForest.

In connection with these CityForest credit facilities, the Company has $1.2 million of restricted cash as of February 28, 2010 and 2009, which is included in other assets on the balance sheet. In addition, the Reimbursement Agreement provides that in certain circumstances where the Company incurs indebtedness, as defined, in excess of amounts currently permitted under the CityForest Indenture or refinances the indebtedness issued under the CityForest Indenture, CityForest may be required to repay all of its obligations under the revolving line of credit and either cause the bonds to be redeemed or to replace the revolving credit facility and provide a new letter of credit from another lender.

Seller Note Payable: As part of the financing of the APF Acquisition, the Company entered into a Seller Note in the principal amount of $6,300,000. In January 2010, using proceeds from IPO, the Company repaid the Seller Note Payable which was initially due in quarterly installments with the principal on July 2, 2011. The interest rate on this note was 12%.

Note 7. Deferred Financing Fees

In connection with the debt refinancing discussed in Note 5, the Company capitalized deferred financing fees of $9.7 million related to the 2014 Notes which are being amortized using the effective interest method over their five year life. In addition, in connection with the APF Acquisition, the Company incurred approximately $0.2 million of costs related to the amendment to the Credit Agreement and $0.7 million of costs related to an additional issuance of 2010 Notes.

As a result of the debt refinancing, the Company wrote off the remaining unamortized 2010 Notes deferred financing fees of $0.3 million during the three months ended August 27, 2009.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In the fourth quarter of fiscal 2010, the Company repurchased a portion of its 2014 Notes using proceeds from the January 2010 initial public offering and reduced deferred financing fees by $0.8 million which is reflected as a component of interest expense.

The deferred financing fees and related accumulated amortization balances as of February 28, 2010 and 2009 are as follows:

	February 28, 2010	February 28, 2009
2014 Notes	$8,955,677	$—
Credit agreement	231,651	231,651
2010 Notes	—	654,307

	9,187,328	885,958
Accumulated amortization	(1,156,843)	(306,668)

	$8,030,485	$579,290

These fees, net of accumulated amortization, are included in other assets on the balance sheet as of February 28, 2010 and 2009.

Note 8. Income Taxes

The components of pretax income (loss) consist of the following:

	Year Ended February 28, 2010	Year Ended February 28, 2009	Year Ended February 29, 2008
United States	$12,675,647	$3,998,310	$(2,750,715)
Foreign	(1,367,396)	1,950,603	2,543,057

Total pretax income (loss)	$11,308,251	$5,948,913	$(207,658)

The provision for income tax expense (benefit) consisted of the following:

	Year Ended February 28, 2010	Year Ended February 28, 2009	Year Ended February 29, 2008
Current:
Federal	$2,675,655	$(28,473)	$1,753,405
State	614,806	468,503	49,000
Foreign	99,903	1,181,671	1,282,657

	3,390,364	1,621,701	3,085,062
Deferred:
Federal	4,621,593	1,132,974	(3,183,542)
State	620,833	(2,883,138)	(2,053,590)
Foreign	(1,087,160)	(482,812)	(1,757,344)

	4,155,266	(2,232,976)	(6,994,476)

	$7,545,630	$(611,275)	$(3,909,414)

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The foreign portion of the provision for income taxes is a result of operations at one of the Company’s subsidiaries, Interlake Acquisition Corporation Limited (“Interlake”), in Canada. The Company provides for U.S. income tax and foreign withholding tax on the undistributed earnings of Interlake, as these earnings are not considered permanently reinvested outside the U.S. The reconciliation of income tax benefit on income (loss) at the U.S. federal statutory tax rates to the effective income tax rates is as follows:

	Year Ended February 28, 2010	Year Ended February 28, 2009	Year Ended February 29, 2008
Tax at U.S. statutory rate	$4,435,780	$1,359,425	$(955,416)
Tax at foreign statutory rate	(423,893)	663,205	867,691
State taxes, net of federal benefit	709,830	323,534	(521,065)
Foreign non-deductible expense	568	1,260	1,024
U.S. non-deductible items	115,942	698,542	(148,240)
Provision to return changes	1,320,528	(64,443)	(867,460)
AMT credit	—	—	(290,979)
Foreign tax credit	—	(1,103,183)	—
Federal rate change	1,835,972	—	—
Reserve for uncertain tax positions	24,134	232,279	845,668
State deferred rate change	120,824	(2,864,838)	(1,500,184)
Canadian deferred rate change	(460,316)	—	(1,383,386)
Other	(133,739)	142,944	42,933

Income tax expense (benefit)	$7,545,630	$(611,275)	$(3,909,414)

Included in the income tax expense for fiscal year 2010 is $1.8 million expense associated with a change in the Company’s effective federal tax rate which is expected to be realized in the future and $1.3 million expense associated with the filing of the Company’s 2009 federal and state income tax returns. The difference primarily related to estimates used to calculate foreign subsidiary deemed dividends and estimates affecting the generation and utilization of alternative minimum tax credits. Included in the income tax benefit for fiscal year 2009 is $1.1 million benefit related to foreign tax credits generated in the current year and $2.9 million benefit associated with changes in the Company’s effective state tax rates which are expected to be realized in the future. Included in the income tax benefit for fiscal year 2008 is $1.4 million and $1.5 million, respectively, of benefit associated with future changes in Canadian tax rates due to legislative changes and changes in the Company’s effective state tax rates which are expected to be realized in the future.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	February 28, 2010	February 28, 2009
Deferred tax assets:
Compensation and benefits	$1,170,803	$1,199,632
NOL carryforward	1,924,188	784,625
Accounts receivable	73,620	140,536
Refinancing costs	413,945	1,677,092
Capitalized transaction costs	(686,264)	(336,038)
AMT credit	—	25,831
Deferred revenue	438,663	—
Foreign tax credit	3,248,256	3,612,331
Other	570,849	552,632

	7,154,060	7,656,641
Valuation allowance	(1,690,722)	(730,778)

Total deferred tax assets	5,463,338	6,925,863
Deferred tax liabilities:
Goodwill/trademarks	(3,807,476)	(290,882)
Restricted stock	(32,129)	(1,412,035)
Interest	(1,602,072)	(514,530)
Property, plant and equipment	(75,495,530)	(75,662,864)
Other	(523,658)	(640,534)

Total deferred tax liabilities	(81,460,865)	(78,520,845)

Net deferred tax liability	$(75,997,527)	$(71,594,982)

	February 28, 2010	February 28, 2009
As presented on the balance sheet:
Current deferred income tax assets	$1,180,866	$3,515,295
Noncurrent deferred income tax liabilities	(77,178,393)	(75,110,277)

	$(75,977,527)	$(71,594,982)

The temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are net operating loss carryforwards, differences between financial statement and tax bases of property, plant and equipment, foreign tax credit carryforwards and other miscellaneous accruals and reserves.

As of February 28, 2010, the Company had state NOLs of approximately $37 million and state tax credits of approximately $1 million which begin to expire in 2019 and foreign tax credit carryforwards of approximately $3 million which begin to expire in 2017. We currently anticipate utilizing the majority of the recorded state tax credits and foreign tax credits prior to their expiration. We currently believe that it is more likely than not that we will not realize the benefits of the majority of our state net operating losses prior to their expiration.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, we believe it is more likely than not that we will realize the benefits of the majority of the foreign tax credit and state tax credit deductible differences. We believe that it is more likely than not that we will not realize the benefits of the state net operating losses prior to the expiration. We have recorded a valuation allowance on the majority of our state net operating losses and a portion of our state tax credits and foreign tax credits.

The Company believes that all of its current and prior tax filing positions have substantial merit and intends to defend vigorously any tax claims asserted. The Company believes that it has sufficient accruals to address any claims, including interest and penalties. A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows:

	Year Ended February 28, 2010	Year Ended February 28, 2009	Year Ended February 29, 2008
Beginning of year	$1,686,565	$1,509,000	$706,000
Increase in unrecognized tax benefits resulting from:
Positions taken in current period	167,572	132,198	—
Decrease in unrecognized tax benefits resulting from:
Positions taken in current period	—	104,279	—
Statute of limitations expiration	(163,196)	(58,912)	—
Positions taken in the prior period	(153,014)	—	803,000

End of year	$1,537,927	$1,686,565	$1,509,000

We recognize interest and penalties accrued related to unrecognized tax benefits as components of income tax expense (benefit). The interest and penalties accrued in income tax expense for fiscal years 2010, 2009 and 2008 was approximately $173,000, $55,000 and $43,000, respectively. The Company has $0.3 million and $0.1 million of accrued interest and penalties related to uncertain tax positions at February 28, 2010 and 2009, respectively. The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $1.8 million. If recognized, these items would impact the consolidated statement of operations and the effective tax rate. The Company does not anticipate that the total amount of unrecognized tax benefits will materially change during the next twelve months due to certain U.S. federal and state statute of limitations expiring. The fiscal tax years 2006 through 2010 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Note 9. Retirement Plan

The Company has a Savings Incentive and Profit-Sharing Plan (the “Plan”) qualified under Section 401(k) of the Code. The Plan covers all employees who are 21 years of age or older with one

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

or more years of service. Employees may contribute up to 20% of their annual compensation (subject to certain statutory limitations) to the Plan through voluntary salary deferred payments. The Company matches 100% of the employees’ contribution up to 2% of the employees’ salary and 70% of the remaining employees’ contribution up to 6% of the employees’ salary. The Company contributed $1,927,146, $1,685,643, $1,620,998, to the Plan for fiscal years 2010, 2009 and 2008, respectively.

Note 10. Commitments and Contingencies

The Company leases certain warehouses, vehicles and equipment under noncancelable operating leases, which expire at varying times through February 2018. Future minimum lease obligations at February 28, 2009 are as follows:

Year ending:
2011	$4,132,718
2012	3,868,143
2013	3,521,355
2014	2,679,875
2014 and thereafter	3,950,426

$18,152,517

Operating lease and rental expenses aggregated $3,491,376, $2,885,145, and $2,667,485, for fiscal years 2010, 2009, and 2008, respectively.

In the normal course of business, the Company is involved in various claims. The Company’s policy is to accrue environmental investigatory and remediation costs for identified sites when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The amount recorded for identified contingent liabilities is based on estimates and is not material.

The Company enters into agreements with various pulp vendors to purchase various amounts of pulp over the next two to three years. These commitments require purchases of pulp up to approximately 178,000 metric tons per year, at pulp prices below published list prices and allow the Company to shift a portion of its pulp purchases to the spot market to take advantage of more favorable spot market prices when such prices fall. The Company believes that its current commitment under these arrangements or their equivalent approximates 70% of its annual budgeted pulp needs. The future purchase value of the contracts valued at the February 28, 2010 price is $117 million.

Investment in Converting Capacity

To satisfy increased customer demand and to further expand our geographic reach, we have accelerated our growth strategy and committed to a program to invest approximately $30 million to increase our retail converting capacity by 50,000 tons. As of February 28, 2010, $7.6 million had been spent and this program is expected to be substantially complete by March 2011. It is anticipated that a portion of this investment will be used to add converting capacity to a new 323,000 square foot facility in Oklahoma City, Oklahoma. The balance of this investment is expected to be used to add converting capacity to our three established facilities in Neenah, Wisconsin, Thomaston, Georgia and Long Island, New York.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 11. Related Party Transactions

On June 12, 2006, the Company, Cellu Parent and Merger Sub entered into a Management Agreement with Weston Presidio Service Company, LLC (“Weston Presidio Service Company”) pursuant to which Weston Presidio Service Company agreed to provide the Company with certain management, consulting and financial and other advisory services. Weston Presidio Service Company is an affiliate of Weston Presidio, which was the controlling shareholder of Cellu Parent, which was the sole shareholder of the Parent. In consideration for such services, the Company and Cellu Parent jointly and severally agreed to pay Weston Presidio Service Company an annual fee of $450,000, to be paid in equal quarterly installments, and to reimburse out-of-pocket expenses of Weston Presidio Service Company and its affiliates. In addition, in connection with the consummation of the Merger and as required by the Management Agreement, the Company paid Weston Presidio Service Company a fee in the amount of $2,000,000. This amount has been capitalized through purchase accounting as part of total merger consideration. The Management Agreement was terminated in conjunction with the January 2010 IPO.

Management fees paid to Weston Presidio Service Company of $412,500 for fiscal 2010 and $450,000 for fiscal years 2009 and 2008 are recorded in selling, general and administrative expenses.

Note 12. Business Segments

The Company operates in three business segments: tissue, machine-glazed tissue and foam. The foam business segment was added in connection with the APF Acquisition (see Note 3). The Company assesses the performance of its business segments using income from operations. Income from operations excludes interest income, interest expense, other income (expense), income tax expense (benefit) and the impact of foreign currency gains and losses. Corporate and shared expenses are allocated to each segment.

Included in income from operations for fiscal year 2010 is $2,138,420 of compensation expense primarily related to vesting of restricted stock and stock option awards, of which $1,582,431 and $555,989 relate to the tissue segment and machine-glazed paper segment, respectively.

Included in income from operations for fiscal year 2008 is $2,078,212 of terminated acquisition related costs, of which $1,350,838 impacts the tissue segment and $727,374 impacts the machine-glazed paper segment. Also, included in income from operations for fiscal year 2008 is $808,111 of non-cash compensation expense related to the vesting of restricted stock and stock option awards, of which $525,272 and $282,839 relate to the tissue segment and machine-glazed paper segment, respectively.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	Year Ended February 28, 2010	Year Ended February 28, 2009	Year Ended February 29, 2008
Net Sales
Tissue	$394,241,039	$400,640,192	$333,341,679
Machine-glazed paper	109,051,301	114,376,045	109,739,451
Foam	7,988,458	4,006,606	—

Consolidated	511,280,798	519,022,843	443,081,130
Segment Income from Operations
Tissue	$49,164,001	$29,423,668	$19,775,402
Machine-glazed paper	4,688,001	3,114,212	(145,319)
Foam	2,656,475	497,908	—

Total segment income from operations	56,508,477	33,035,788	19,630,083
Amortization expense	4,332,524	2,872,523	—

Consolidated income from operations	52,175,953	30,163,265	19,630,083
Interest expense, net	39,593,747	24,709,461	19,870,029
Net foreign currency transaction (gain) loss	1,282,228	(562,232)	100,335
Other expense (income)	(8,273)	67,123	(132,623)

Pretax income (loss)	$11,308,251	$5,948,913	$(207,658)

	Year Ended February 28, 2010	Year Ended February 28, 2009	Year Ended February 29, 2008
Capital Expenditures
Tissue	$23,796,601	$13,683,190	$17,797,901
Machine-glazed paper	1,475,599	1,348,695	1,729,662
Foam	—	—	—
Corporate	1,720,844	1,369,963	949,863

Consolidated	$26,993,044	$16,401,848	$20,477,426

Depreciation
Tissue	$18,167,367	$17,035,344	$17,512,477
Machine-glazed paper	5,741,072	5,694,571	5,977,162
Foam	90,274	56,769	—
Corporate	891,001	869,561	656,498

Consolidated	$24,889,714	$23,656,245	$24,146,137

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	February 28, 2010	February 28, 2009
Segment assets
Tissue	$400,022,672	$390,692,040
Machine-glazed paper	86,267,328	88,130,140
Foam	2,697,232	2,268,112
Corporate assets	13,719,154	2,956,508

Consolidated	$502,706,386	$484,046,800

Goodwill
Tissue	$39,935,135	$39,935,135
Machine-glazed paper	1,085,003	1,085,003
Foam	—	—

Consolidated	$41,020,138	$41,020,138

Note 13. Geographic Data

Net sales and long-lived assets by geographic area are as follows:

	Year Ended February 28, 2010	Year Ended February 28, 2009	Year Ended February 29, 2008
Net Sales
United States	$465,945,406	$469,072,849	$394,019,201
Other, primarily Canada	54,500,437	57,730,655	56,994,578

Sub-total	520,445,843	526,803,504	451,013,779
Sales deductions	9,165,045	7,780,661	7,932,649

Consolidated	$511,280,798	$519,022,843	$443,081,130

	February 28, 2010	February 28, 2009
Property, Plant and Equipment
United States	$ 284,023,447	$280,596,007
Canada	23,611,574	21,391,934

Consolidated	$ 307,635,021	$301,987,941

Note 14. Goodwill and Other Intangibles, Net

Goodwill, trademarks and other intangibles and related accumulated amortization are as follows:

	February 28, 2010	February 28, 2009
Goodwill	$41,020,138	$41,020,138

Trademarks	9,456,000	9,456,000
Noncompete agreements	12,770,000	12,770,000
Customer lists	12,319,000	12,319,000

	34,545,000	34,545,000
Accumulated amortization	(7,205,047)	(2,872,523)

Other Intangibles, Net	$27,339,953	$31,672,477

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Intangible assets, except for certain trademarks which have an indefinite life, are being amortized on a straight-line basis, assuming no significant residual value, over the following lives: non-compete agreements-5 years, customer lists-7 years and trademarks with a definite life-3 years. Annual aggregate amortization expense estimated for each of the 3 succeeding years is approximately $4.3 million for fiscal year 2011-2013 and $2.6 million for fiscal year 2014. Amortization expense for the fiscal year ended February 28, 2010 and 2009 was $4,332,524 and $2,872,523, respectively.

Note 15. Earnout Payment

In connection with the acquisition of the Company by Weston Presidio in 2006, the Company was required to pay contingent consideration totaling $35.0 million, consisting of cash and shares of Cellu Parent’s Series A preferred stock, to the former owners and advisors of Cellu Parent in the event certain financial targets were met. Those financial targets were met and the Company recorded a liability for $35.0 million. All amounts associated with the earnout were paid as of November 24, 2009 and are listed below:

•

On August 29, 2008, a $15.0 million contingent consideration payment was made to the former owners and advisors of Cellu Parent, consisting of $13.7 million in cash and 1,274 shares of Cellu Parent’s Series A preferred stock valued at approximately $1.3 million.

•

On August 28, 2009, a $15.0 million contingent consideration payment was made to the former owners and advisors of Cellu Parent, consisting of $13.7 million in cash and 1,274 shares of Cellu Parent’s Series A preferred stock valued at approximately $1.3 million.

•

On November 24, 2009, the remaining payment of $5.0 million was paid to the former owners and advisors of Cellu Parent, consisting of $4.6 million in cash and 425 shares of Cellu Parent’s Series A preferred stock valued at approximately $0.4 million.

The contingent consideration was paid out due to the achievement of certain financial targets. The shares of Class A Preferred Stock of Cellu Parent issued in connection with the earnout were converted into shares of the Company’s common stock as a result of the IPO and the related reorganization transactions.

Note 16. Derivatives and Hedging

The effects of the Company’s natural gas swap contracts on the consolidated statements of operations are presented below.

	For the year ended
	February 28, 2010	February 28, 2009
Gain (loss) recognized in comprehensive income/loss	$2,093,812	$(2,717,464)
Loss reclassified from accumulated other comprehensive loss into income	$(3,177,287)	$—

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 17. Fair Value of Financial Instruments

The following methods and assumptions, including those discussed in Note 2, were used to estimate fair value for purposes of disclosure:

The Company’s 2014 Notes are treated as level 1 instruments and are recorded at cost which was $226.9 million at February 28, 2010. The estimated fair value of these notes was $250.8 million at February 28, 2010 based on the quoted market price of this debt.

The Company’s City Forest Industrial Revenue Bonds in the amount of $16.4 million at February 28, 2010 and $17.1 million at February 28, 2009 are carried at cost. These bonds are determined to be level 1 instruments. These bonds always trade at par value, with adjustments to the variable interest rate by our independent third party market maker. The estimated fair value of these bonds was $16.4 million at February 28, 2010 and $17.1 million at February 28, 2009.

The Company’s Seller Note Payable, which was repaid in fiscal 2010, was carried at cost. The estimated fair value of this note was zero and $6.3 million at February 28, 2010 and 2009, respectively based on the discounted cash flows of this instrument. This note has been determined to be a level 3 instrument. The note payable was between the Company and a private party and had no observable data points to determine fair value.

Note 18. Supplemental Balance Sheet Information

Selected supplemental balance sheet information is presented below.

	February 28, 2010	February 28, 2009
Finished goods	$41,828,086	$30,608,649
Raw materials	3,608,559	5,133,206
Packaging materials and supplies	13,658,588	12,326,731
Inventory reserves	(2,508,251)	(852,537)

	$56,586,982	$47,216,049

Property, plant and equipment, net:
Land	$4,565,674	$4,307,317
Buildings	39,509,533	35,907,105
Machinery and equipment	336,966,732	312,775,269
Other	6,871,243	4,970,279
Construction in progress	9,429,569	7,867,380

	397,342,751	365,827,350
Accumulated depreciation	(89,707,730)	(63,839,409)

	$307,635,021	$301,987,941

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 19. Income Per Share

Basic earnings per share is based on the weighted-average effect of all common shares issued and outstanding and is calculated by dividing net income by the weighted-average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income by the weighted-average number of common share used in the basic earnings per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive shares outstanding. The following presents basic net income per share and diluted net income per share:

	For the year ended
	February 28, 2010		February 28, 2009		February 29, 2008
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Numerator:
Net income	$3,762,621	$3,762,621	$6,560,188	$6,560,188	$3,701,756	$3,701,756

Denominator:
Weighted average number of common shares outstanding	17,684,134	17,684,134	17,447,971	17,447,971	17,447,971	17,447,971
Effect of dilutive securities Stock Awards (a)	—	29,729	—	—	—	—

	17,684,134	17,713,863	17,447,971	17,447,971	17,447,971	17,447,971
Net income per share	$0.21	$0.21	$0.38	$0.38	$0.21	$0.21

(a)	Represents the weighted average number of shares of common stock issuable on the exercise of diluted employee stock option awards and restricted stock less the number of shares of common stock which could have been purchased with the proceeds from the exercise of such awards. These purchases were assumed to have been made at the average market price of the common stock for the period. Stock options outstanding for the year ended February 28, 2010 of 316,024 were excluded because their effect would have been anti-dilutive.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 20. Quarterly Results of Operations (Unaudited)

Year Ended February 28, 2010	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Net sales	$118,928,222	$137,796,650	$130,147,065	$124,408,861	$511,280,798
Gross profit	19,813,312	22,642,179	20,273,256	16,331,785	79,060,532
Income from operations	13,255,734	16,207,163	14,178,615	8,534,441	52,175,953
Net income (loss)	2,310,865	2,717,474	2,000,011	(3,265,729)	3,762,621
Basic and diluted earnings per share	$0.13	$0.16	$0.11	$(0.18)	$0.21
Basic shares outstanding	17,447,971	17,447,971	17,447,971	18,364,987	17,684,134
Diluted shares outstanding	17,447,971	17,447,971	17,447,971	18,364,987	17,713,863

Year Ended February 28, 2009	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Net sales	$114,527,561	$133,012,856	$143,042,017	$128,440,409	$519,022,843
Gross profit	11,787,904	10,999,929	16,100,895	16,016,049	54,904,777
Income from operations	6,534,556	5,742,113	9,372,342	8,514,254	30,163,265
Net income (loss)	992,470	(247,083)	1,838,748	3,976,053	6,560,188
Basic and diluted earnings per share	$0.06	$(0.01)	$0.11	$0.23	$0.38
Basic and diluted shares outstanding	17,447,971	17,447,971	17,447,971	17,447,971	17,447,971

Note 21. Consolidating Guarantor and Non-Guarantor Financial Information

On October 22, 2010, Clearwater Paper Corporation privately issued $375 million principal amount of 7 1/8% Senior Notes due 2018 (the “Notes”) in connection with the acquisition of Cellu Tissue Holdings, Inc on December 27, 2010. These Notes are fully and unconditionally guaranteed by certain of Cellu Tissue Holdings, Inc. existing and future domestic and indirect subsidiaries (the “Guarantor Companies”), on a joint and several basis, and include Cellu Tissue Holdings, Inc., Cellu Tissue, LLC, Cellu Tissue Thomaston, LLC, Oklahoma City Corporation, Cellu Tissue Corporation – Neenah, Cellu Tissue Corporation – Natural Dam, Cellu Tissue Long Island, LLC, Menominee Acquisition Corporation, Van Paper Company, Van Timber Company and Coastal Paper Company. The Notes will not be guaranteed by certain of Cellu Tissue Holdings, Inc. own 100% owned subsidiaries; including Interlake Acquisition Corporation and CityForest LLC (collectively the “Non-Guarantor Companies”). The following financial information is presented as required under Rule 3-10 of Regulation S-X, in connection with the Notes issued by Clearwater Paper Corporation.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following supplemental consolidating financial information sets forth, on an unconsolidated basis, the Balance Sheet as of February 28, 2010 and the Statement of Operations and Cash Flows for the fiscal year ended February 28, 1010 for Cellu Tissue Holdings, Inc., and on a combined basis for the Guarantor Companies and the Non-Guarantor Companies. The supplemental condensed consolidating financial information reflects the investments of the Guarantor Companies in the Non-Guarantor Companies, using the equity method.

Cellu Tissue Holdings, Inc. and Subsidiaries
Consolidating Balance Sheet
February 28, 2010

	Issuer	Guarantor Companies	Non-Guarantor Companies	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$—	$2,259,726	$1,039,307	$—	$3,299,033
Receivables, net	—	43,755,891	9,329,316	(3,425,743)	49,659,464
Inventories	—	49,630,181	6,956,801	—	56,586,982
Prepaid expenses and other current assets	—	2,232,988	1,577,946	—	3,810,934
Income tax receivable	—	2,788,118	—	—	2,788,118
Deferred income taxes	—	626,032	554,834	—	1,180,866

Total current assets	—	101,292,936	19,458,204	(3,425,743)	117,325,397
Property, plant and equipment, net	—	221,563,983	86,071,038	—	307,635,021
Goodwill	—	34,050,137	6,970,001	—	41,020,138
Other intangibles, net	—	25,139,953	2,200,000	—	27,339,953
Intercompany receivable (payable)	—	(28,216,282)	28,216,282	—	—
Investment in subsidiary	—	94,031,298	—	(94,031,298)	—
Other assets	—	8,329,241	1,056,636	—	9,385,877

Total assets	$—	$456,191,266	$143,972,161	$(97,457,041)	$502,706,386

Liabilities and stockholders’ equity
Current liabilities:
Revolving line of credit	$—	$1,000,750	$—	$—	$1,000,750
Accounts payable	—	28,906,494	6,544,224	(1,175,120)	34,275,598
Accrued expenses	—	21,733,205	6,087,050	—	27,820,255
Accrued interest	—	6,690,629	30,514	—	6,721,143
Other current liabilities	—	345,526	278,127	—	623,653
Current portion of long-term debt	—	—	760,000	—	760,000

Total current liabilities	—	58,676,604	13,699,915	$(1,175,120)	71,201,399
Long-term debt, less current portion	—	226,943,125	15,595,000	—	242,538,125
Deferred income taxes	—	58,783,068	18,395,325	—	77,178,393
Other liabilities	—	956,444	2,250,623	(2,250,623)	956,444
Equity	—	110,832,025	94,031,298	(94,031,298)	110,832,025

Total liabilities and stockholders’ equity	$—	$456,191,266	$143,972,161	$(97,457,041)	$502,706,386

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Cellu Tissue Holdings, Inc. and Subsidiaries
Consolidating Statement of Operations
Year Ended February 28, 2010

	Issuer	Guarantor Companies	Non-Guarantor Companies	Eliminations	Total
Net sales	$—	$433,135,352	$114,149,199	$(36,003,753)	$511,280,798
Cost of goods sold	—	373,512,551	94,711,467	(36,003,753)	432,220,266

Gross profit	—	59,622,801	19,437,731	—	79,060,532
Selling, general and administrative expenses	—	18,526,225	4,025,830	—	22,552,055
Amortization expense	—	4,332,524	—	—	4,332,524

Income from operations	—	36,764,052	15,411,901	—	52,175,953
Interest expense, net	—	38,899,911	693,836	—	39,593,747
Foreign currency loss	—	—	1,282,228	—	1,282,228
Other expense (income)	—	(384,753)	376,480	—	(8,273)

(Loss) income before income taxes	—	(1,751,106)	13,059,357	—	11,308,251
Income tax expense	—	2,532,219	5,013,411	—	7,545,630
Equity in income of subsidiary	—	8,045,946	—	(8,045,946)	—

Net income	$—	$3,762,621	$8,045,946	$(8,045,946)	$3,762 621

Cellu Tissue Holdings, Inc. and Subsidiaries
Consolidating Statement of Cash Flows
Year Ended February 28, 2010

	Issuer	Guarantor Companies	Non-Guarantor Companies	Eliminations	Total
Operating activities:
Net cash provided by (used in) operating activities	$—	$52,022,154	$3,170,011	$—	$55,192,165

Investing Activities:	—			—
Capital Expenditures	—	(25,318,439)	(1,674,605)	—	(26,993,044)

Financing Activities:
Proceeds from note offering	—	245,738,400	—	—	245,738,400
Proceeds from initial public offering	—	28,971,413	—	—	28,971,413
Proceeds from stock options exercised	—	100,904	—	—	100,904
Purchases of employee stock options	—	(450,988)	—	—	(450,988)
Excess tax benefits from stock-based compensation programs	—	80,838	—	—	80,838
Payments of long-term debt	—	(249,071,572)	(760,000)	—	(249,831,572)
Borrowings on revolving credit facility	—	36,453,125	—	—	36,453,125
Repayments on revolving credit facility	—	(53,983,199)	—	—	(53,983,199)
Cash portion of earn-out payment	—	(18,301,245)	—	—	(18,301,245)
Bank overdrafts	—	(4,415,768)	1,130,348	—	(3,285,420)
Payment of deferred financing fees	—	(9,739,269)	—	—	(9,739,269)

Net cash provided by (used in) financing activities	—	(24,617,361)	370,348	—	(24,247,013)

Effect of foreign currency	—	—	(1,014,110)	—	(1,014,110)

Net (decrease) increase in cash and cash equivalents	—	2,086,354	851,644	—	2,937,998
Cash and cash equivalents at beginning of period	—	173,373	187,662	—	361,035

Cash and cash equivalents at end of period	$—	$2,259,727	$1,039,306	$—	$3,299,033

Schedule II—Valuation and Qualifying Accounts

Cellu Tissue Holdings, Inc.

Fiscal years ended February 28, 2010, February 28, 2009, and February 29, 2008

Description	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions	Balance at End of Year
Allowance for Doubtful Accounts:
February 28, 2010	$385,323	$(164,978)	$25,345	$195,000
February 28, 2009	169,811	857,021	641,509	385,323
February 29, 2008	408,314	202,064	440,567	169,811
Inventory Obsolescence Reserve:
February 28, 2010	$852,537	$1,998,915	$343,201	$2,508,251
February 28, 2009	121,086	762,054	30,603	852,537
February 29, 2008	133,588	113,996	126,498	121,086
Income Tax Valuation Allowance:
February 28, 2010	$730,778	$959,944	$—	$1,690,722
February 28, 2009	—	730,778	—	730,778
February 29, 2008	—	—	—	—

PART I

ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	November 25, 2010	February 28, 2010
Assets
Current assets:
Cash and cash equivalents	$2,540,695	$3,299,033
Receivables, net	51,870,659	49,659,464
Inventories	60,413,854	56,586,982
Prepaid expenses and other current assets	2,738,601	3,810,934
Income tax receivable	5,777,953	2,788,118
Deferred income taxes	3,435,710	1,180,866

Total current assets	126,777,472	117,325,397
Property, plant and equipment, net	313,813,476	307,635,021
Goodwill	41,020,138	41,020,138
Other intangibles, net	24,135,073	27,339,953
Other assets	8,247,951	9,385,877

Total assets	$513,994,110	$502,706,386

Liabilities and stockholders’ equity
Current liabilities:
Revolving line of credit	$22,500,000	$1,000,750
Accounts payable	27,746,090	34,275,598
Accrued expenses	27,224,657	27,820,255
Accrued interest	13,228,683	6,721,143
Other current liabilities	1,042,331	623,653
Current portion of long-term debt	760,000	760,000

Total current liabilities	92,501,761	71,201,399
Long-term debt, less current portion	242,839,133	242,538,125
Deferred income taxes	76,352,459	77,178,393
Other liabilities	753,471	956,444
Stockholders’ equity:
Common stock, $.01 par value, 23,715,470 shares authorized, 20,186,892 and 20,145,176 shares issued, respectively	201,869	201,452
Capital in excess of par value	103,900,310	103,076,890
Accumulated earnings	(3,908,824)	7,460,692
Accumulated other comprehensive income	1,353,931	92,991

Total stockholders’ equity	101,547,286	110,832,025

Total liabilities and stockholders’ equity	$513,994,110	$502,706,386

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	November 25, 2010	November 26, 2009
Net sales	$130,249,015	$130,147,065
Cost of goods sold	123,092,918	109,873,809

Gross profit	7,156,097	20,273,256
Selling, general and administrative expenses	7,809,118	5,014,478
Amortization expense	1,080,164	1,080,163

Income (loss) from operations	(1,733,185)	14,178,615
Interest expense, net	7,905,429	8,512,921
Foreign currency loss	715,657	397,491
Other expense (income)	417,021	(85,566)

Income (loss) before income tax benefit	(10,771,292)	5,353,769
Income tax expense (benefit)	(4,578,804)	3,353,758

Net (loss) income	$(6,192,488)	$2,000,011

Basic and diluted net (loss) income per share	$(0.31)	$0.11

Basic shares outstanding	20,186,892	17,447,971

Diluted shares outstanding	20,186,892	17,447,971

	Nine Months Ended
	November 25, 2010	November 26, 2009
Net sales	$398,985,243	$386,871,937
Cost of goods sold	370,848,814	324,143,190

Gross profit	28,136,429	62,728,747
Selling, general and administrative expenses	18,796,219	15,871,380
Amortization expense	3,204,881	3,215,855

Income from operations	6,135,329	43,641,512
Interest expense, net	23,224,578	27,350,917
Foreign currency loss	788,846	1,110,719
Other expense (income)	506,077	(458,015)

Income (loss) before income tax benefit	(18,384,172)	15,637,891
Income tax expense (benefit)	(7,014,656)	8,609,541

Net (loss) income	$(11,369,516)	$7,028,350

Basic and diluted net (loss) income per share	$(0.56)	$0.40

Basic shares outstanding	20,173,684	17,447,971

Diluted shares outstanding	20,173,684	17,447,971

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity And Comprehensive Loss (Unaudited)

For the Nine Months Ended November 25, 2010

	Shares Outstanding	Par Value Common Stock	Capital in Excess of Par Value	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance, February 28, 2010	20,145,176	$201,452	$103,076,890	$7,460,692	$92,991	$110,832,025
Stock issued upon exercise of stock options	41,716	417	224,462			224,879
Initial public offering costs			(171,042)			(171,042)
Stock-based compensation			770,000			770,000
Net loss				(11,369,516)		(11,369,516)
Foreign currency translation					1,679,618	1,679,618
Derivative-unrealized loss					(418,678)	(418,678)

Comprehensive loss						(10,108,576)

Balance, November 25, 2010	20,186,892	$201,869	$103,900,310	$(3,908,824)	$1,353,931	$101,547,286

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	November 25, 2010	November 26, 2009
Cash flows from operating activities
Net (loss) income	($11,369,516)	$7,028,350
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	19,782,570	18,231,462
Amortization of intangibles	3,204,881	3,215,855
Amortization and write-off of debt issuance costs	1,171,625	1,182,816
Accretion and write-off of debt discount	1,061,008	3,237,907
Stock-based compensation	770,000	636,686
Deferred income taxes	(3,080,777)	3,550,790
Loss on disposal of fixed assets	705,084	316,623
Changes in operating assets and liabilities:
Receivables	(1,981,260)	4,424,208
Inventories	(3,587,084)	1,745,955
Prepaid expenses and other current assets	(1,983,416)	(1,717,083)
Other assets and liabilities	543,173	465,471
Accounts payable, accrued expenses and accrued interest	(1,091,806)	11,364,625

Total adjustments	15,513,998	46,655,315

Net cash provided by operating activities	4,144,482	53,683,665
Cash flows from investing activities
Capital expenditures	(25,687,911)	(19,772,877)

Net cash used in investing activities	(25,687,911)	(19,772,877)
Cash flows from financing activities
Bank overdrafts	—	(3,285,420)
Cash portion of earnout payment	—	(18,301,245)
Expenses from initial public offering	(171,042)	—
Proceeds from stock options exercised	224,879	—
Payments of long-term debt	(760,000)	(760,000)
Borrowings on revolving credit facility	56,572,804	22,411,826
Repayments on revolving credit facility	(35,073,553)	(40,942,650)
Retirement of long-term debt	—	(222,255,572)
Payment of deferred financing fees	—	(9,736,006)
Net proceeds from bond offering	—	245,738,400

Net cash provided by (used in) financing activities	20,793,088	(27,130,667)
Effect of foreign currency	(7,997)	8,083

Net (decrease) increase in cash and cash equivalents	(758,338)	6,788,204
Cash and cash equivalents at beginning of period	3,299,033	361,035

Cash and cash equivalents at end of period	$2,540,695	$7,149,239

See accompanying notes to consolidated financial statements.

Cellu Tissue Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

November 25, 2010

Note 1. Basis of Presentation

Cellu Tissue Holdings, Inc., (the “Company” or “Cellu Tissue”), a Delaware corporation, together with its consolidated subsidiaries, primarily produces converted tissue products, tissue hard rolls and machine-glazed tissue that are sold to leading consumer retailers and away-from-home distributors of tissue products, vertically integrated manufacturers and third-party converters serving the tissue and machine-glazed tissue segments.

On June 12, 2006, Weston Presidio V, L.P. (“Weston Presidio”) acquired the Company through a series of acquisitions and mergers. The Company accounted for this as a purchase, which resulted in a new valuation for the assets and liabilities of the Company based upon fair values as of the date of the acquisition.

In connection with the Company’s initial public offering of equity securities, which closed on January 27, 2010 (“IPO”), Cellu Paper Holdings, Inc., the Company’s direct parent, which had no operating activities, merged with and into Cellu Tissue, with Cellu Tissue surviving the merger. Immediately following this merger, Cellu Parent Corporation, which then became our direct parent, merged with and into Cellu Tissue, with Cellu Tissue surviving this second merger. In connection with these reorganization transactions, the holders of Cellu Parent Corporation’s outstanding Series A preferred stock ultimately received an aggregate of 13,528,287 shares of our common stock, the holders of Cellu Parent Corporation’s outstanding Series B preferred stock ultimately received an aggregate of 2,836,771 shares of our common stock, and the holders of Cellu Parent Corporation’s common stock received an aggregate of 1,082,913 shares of our common stock.

The accompanying unaudited interim consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.

These statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement of the results for the interim periods presented have been included. Operating results for the three and nine months ended November 25, 2010 are not necessarily indicative of the results that may be expected for the fiscal year ending February 28, 2011. The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP for audited financial statements.

Note 2. Stock-Based Compensation

The Company accounts for stock based compensation using the fair value-based method and the recording of such expense in the Company’s consolidated statements of operations. The Company provides stock-based compensation under the 2006 Stock Option and Restricted Stock Plan (the “2006 Plan”) and the 2010 Equity Compensation Plan (the “2010 Plan”). Under each plan, the administrator of the plan (the “Plan Administrator”) may make awards of options to purchase shares of common stock of the Company and/or awards of shares of common stock of the Company and, under the 2010 Plan, stock appreciation rights with respect to common stock of the Company. No additional awards will be made under the 2006 Plan. A maximum of 2,795,000 shares of common stock of the Company may be delivered in satisfaction of awards under the 2010 Plan and a maximum of 797,499 shares of common stock of the Company may be delivered in satisfaction of awards under the 2006 Plan. Key employees and directors of the Company or its affiliates are eligible to participate in the plans. Stock options and stock appreciation rights are granted at a strike price at least equal to the fair value of the Company’s stock on the date of grant.

In conjunction with the Company’s initial public offering, the Company modified all equity awards outstanding at January 22, 2010. This modification was structured to maintain the intrinsic value for each employee, such that the intrinsic value after the initial public offering was identical to the intrinsic value immediately prior to the initial public offering. These modifications did not yield any incremental compensation cost.

Stock options granted prior to the Company’s initial public offering were granted with a strike price at the estimated fair value of the Company’s stock on the date of grant. Stock options subsequent to the initial public offering were granted with a strike price equal to the closing price on the grant date. In determining the fair value of stock options granted, the Company uses a risk-free interest rate based on the U.S. Treasury yield in effect at the time of grant with a term equal to the expected life. The Company does not pay a dividend, so accordingly, the dividend yield is zero. The expected term of the options represents the period of time the options are expected to be outstanding. Prior to the initial public offering, expected volatility was based on the historical market value of the Company’s stock. For grants subsequent to January 22, 2010, volatility was determined using volatility of comparable companies.

Upon exercise of stock options, the Company issues new shares to fulfill its obligation to the option holder.

First Quarter Fiscal 2011 Stock Option Awards

Several awards were made to certain non-executive employees during the first quarter of fiscal 2011 totaling 23,990 options that vest ratably over 4 years.

The Company used a Black-Scholes option pricing model to fair value these option awards. The assumptions used to value the first quarter fiscal 2011 equity awards were: no dividend yield; 60% volatility; 3.0% risk free interest rate; and 6-year expected life. The fair value of the option awards ranged from $6.06 to $6.08 per share.

Stock-based compensation expense for the three months ended November 25, 2010 and November 26, 2009, was $0.3 million and $0.2 million, respectively, and for the nine months ended November 25, 2010 and November 26, 2009 was $0.8 million and $0.6 million, respectively. Stock-based compensation expense is included in selling, general and administrative expense.

Note 3. Long-Term Debt

Long-term debt consists of the following:

	November 25, 2010	February 28, 2010
2014 Notes	$228,004,133	$226,943,125
CityForest Industrial Bonds	15,595,000	16,355,000

	243,599,133	243,298,125
Less current portion of debt	760,000	760,000

	$242,839,133	$242,538,125

2014 Notes: In June 2009, the Company completed a private placement of $255 million principal face amount of 11 1/2 % Senior Secured Notes due 2014 (the “2014 Notes”), which have an effective interest rate of 12.48%. The 2014 Notes pay interest in arrears on June 1 and December 1 of each year. The 2014 Notes are secured by liens on substantially all of the Company’s assets. The Indenture in connection with the 2014 Notes contains customary covenants and events of default, including limitations on certain restricted payments, the incurrence of additional indebtedness and the sale of certain assets. The Company is compliant with these covenants as of November 25, 2010. All of the Company’s subsidiaries guarantee the 2014 Notes. During the third quarter of the prior fiscal year, the Company exchanged all of the original 2014 Notes for new 2014 Notes substantially identical to the old notes, except that the new 2014 Notes are registered with the Securities and Exchange Commission. Cellu Tissue has no independent assets or operations and the 2014 Notes are fully and unconditionally guaranteed jointly and severally by all of the Company’s subsidiaries. In connection with this refinancing, the Company recorded a loss of $2,211,273 for the early extinguishment of debt. In February 2010, the Company used $22.9 million of IPO net proceeds and cash on-hand to retire a portion of the 2014 Notes comprising of $20,516,000 of principle amounts outstanding and $2,337,608 in premiums. In connection with the partial repurchase of the 2014 Notes, the Company recorded a loss of $1,375,450 on the early extinguishment of debt. Both the premium and loss were recorded as a component of interest expense. As of November 25, 2010 and February 28, 2010, $228.0 million and $226.9 million, respectively, of the 2014 Notes were outstanding.

2006 Credit Agreement: In June 2006, the Company entered into a Credit Agreement (the “Credit Agreement”) that currently provides for a $60.0 million working capital facility, including a letter of credit sub-facility and swing-line loan sub-facility. The Credit Agreement provides that amounts under the facility may be borrowed, repaid and re-borrowed, subject to a borrowing base test, until the maturity date, which is June 12, 2011. Of the $60.0 million of total borrowings available, an amount up to $55.0 million is available, in U.S. dollars, to Cellu Tissue Holdings, Inc. under the facility and an amount up to $5.0 million is available, in U.S. or Canadian dollars, to our subsidiary Interlake Acquisition Corp. Limited under the facility. Borrowings under the working capital facility are secured by substantially all of the Company’s assets and guaranteed by the Company’s subsidiaries. As of November 25, 2010 and February 28, 2010, $22.5 million and $1.0 million, respectively, of borrowings were outstanding under this working capital facility. The Company has the option of using an interest rate that is either Prime or LIBOR, plus an incremental rate determined by the borrowing agreement. At November 25, 2010, the Company’s interest rate was prime plus an incremental rate of 0.25%, totaling 3.5%.

Effective upon closing of the January 2010 initial public offering, the Company obtained an amendment to the Credit Agreement to:

•	remove Cellu Paper Holdings, Inc. from relevant provisions of the Credit Agreement;

•

revise the definition of the term “change in control” to include, among other items, any person becoming the beneficial owner of more than 50% of the total voting power of Cellu Tissue (other than Weston Presidio V, L.P. and its co-investors) or a change in the majority of our board of directors;

•	revise the definition of the term “prepayment event” to exclude from this definition the issuance of common stock in the offering;

•	revise the definition of the term “swap agreement” to include energy hedging contracts, which we may enter into from time to time to hedge or mitigate risks to which we have actual exposure;

•	permit the reorganization transactions and the IPO under the Credit Agreement’s covenants prohibiting certain structural changes and changes to our organizational documents; and

•

permit the application of the proceeds from the IPO to repay, redeem or repurchase of any portion of our 2014 Notes, our indebtedness related to our CityForest industrial revenue bonds and our $6.3 million promissory note issued in connection with our acquisition of our Long Island, New York and Thomaston, Georgia facilities.

CityForest Industrial Bonds: Cellu Tissue CityForest LLC (“CityForest”) is party to a loan agreement, dated March 1, 1998, with the City of Ladysmith, Wisconsin, pursuant to which the City of Ladysmith loaned the proceeds of its Variable Rate Demand Solid Waste Disposal Facility Revenue Bonds, Series 1998, to CityForest to finance the construction by CityForest of a solid waste disposal facility. Approximately $18.4 million in aggregate principal face amount was outstanding as of the date of the Company’s acquisition of CityForest. The municipal bonds have scheduled semi-annual payments of principal equal to approximately 2.00% of the principal amount outstanding as of the date of the acquisition of CityForest (“CityForest Acquisition”). The balance is payable at maturity of the municipal bonds on March 1, 2028. The bonds are guaranteed by the Company and contain various customary covenants and events of default.

In connection with this borrowing, CityForest entered into an Amended and Restated Reimbursement Agreement (the “Reimbursement Agreement”) pursuant to which Associated Bank has provided a letter of credit and a revolving credit facility in an aggregate principal amount of up to $3.5 million. The letter of credit and revolving credit facility can be used by the bond trustee to pay principal and interest due on the Bonds, and to provide liquidity to purchase bonds put to CityForest by bondholders and not remarketed; and CityForest is obligated to repay any such draws. CityForest is also obligated to pay a fee in respect of the aggregate amount available to be drawn at a rate per annum initially equal to 1.25%, subject to adjustment on a quarterly basis based on CityForest’s leverage. The expiration date of the letter of credit is February 15, 2011.

The Company obtained an amendment to the Reimbursement Agreement, effective upon closing of the initial public offering on January 27, 2010, which:

•	increased the annual letter of credit fee to 2.5%;

•

revised the definition of the term “change of control” to include, among other items, any person becoming the beneficial owner of more than 50% of the total voting power of Cellu Tissue (other than Weston Presidio V, L.P. and its co-investors) or a change in the majority of our board of directors;

•	decreased the maximum leverage ratio for CityForest from a ratio of 3.5 to 1.0 to a ratio of 2.5 to 1.0; and

•	increased the minimum fixed charge coverage ratio for CityForest from a ratio of 1.0 to 1.0 to a ratio of 1.2 to 1.0.

The Company is in compliance with these covenants as of November 25, 2010.

Amounts borrowed by CityForest under the revolving credit facility bear interest at a rate per annum equal to the LIBOR Rate (as defined in the Reimbursement Agreement), plus an applicable margin. The applicable margin percentage initially is 1.75%, subject to adjustment on a quarterly basis based upon CityForest’s leverage. The interest rate was 2.00% and 1.98% at November 25, 2010 and February 28, 2010, respectively. CityForest is also obligated to pay a commitment fee with respect to any unused commitment under the revolving credit facility in an amount equal to 0.50% per annum. The maturity date of the revolving credit facility is February 15, 2011. The revolving credit facility is secured by the assets of CityForest.

In connection with these CityForest credit facilities, the Company had $1.2 million of restricted cash as of November 25, 2010 and February 28, 2010, which is included in other assets on the balance sheet. In addition, the Reimbursement Agreement provides that in certain circumstances where the Company incurs indebtedness, as defined in the Reimbursement Agreement, in excess of amounts currently permitted under the indenture governing the municipal bonds or refinances the indebtedness issued under the indenture governing the municipal bonds, CityForest may be required to repay all of its obligations under the revolving line of credit and either cause the bonds to be redeemed or to replace the revolving credit facility and provide a new letter of credit from another lender.

Note 4. Deferred Financing Fees

The deferred financing fees and related accumulated amortization balances are as follows:

	November 25, 2010	February 28, 2010
2014 Notes	$8,955,677	$8,955,677
Credit agreement	231,651	231,651

	9,187,328	9,187,328
Accumulated amortization	(2,328,469)	(1,156,843)

	$6,858,859	$8,030,485

These fees, net of accumulated amortization, are included in other assets on the balance sheet as of November 25, 2010 and February 28, 2010.

Note 5. Income Taxes

The effective income tax rate for the nine months ended November 25, 2010 is 38.2% compared to 55.1% for the nine months ended November 26, 2009. The effective income tax rate for the nine months ended November 25, 2010 includes the impact of reductions in applicable foreign tax rates as well as the full phase in of the tax benefits from the domestic production activities deduction. Included in income tax expense for the nine months ended November 26, 2009 is discrete tax expense of $1.8 million associated with a change in the Company’s effective federal tax rate from 34% to 35%.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The fiscal tax years 2006 through 2010 remain open to examination by the major taxing jurisdictions to which the Company is subject. As of November 25, 2010, the Company does not expect any material changes to unrecognized tax positions within the next twelve months.

Note 6. Commitments and Contingencies

Investment in Converting Capacity

To satisfy increased customer demand for converted tissue products and to further expand our geographic reach, the Company accelerated its growth strategy in the fourth quarter of fiscal 2010 and committed to a program to invest approximately $30 million to increase our retail converting capacity by 50,000 tons. As of November 25, 2010, $22.5 million had been spent, and this program is expected to be substantially complete by May 2011. A portion of this investment has been used to add converting capacity to a new 323,000 square foot facility in Oklahoma City, Oklahoma, which began producing converted tissue products in June 2010 and is expected to become fully operational during the third quarter of fiscal 2011. The balance of this investment is expected to be used to add converting capacity to our established facilities in Neenah, Wisconsin and Thomaston, Georgia.

Note 7. Business Segments

The Company operates in three business segments: tissue, machine-glazed tissue and foam. The Company assesses the performance of its business segments using income from operations. Income from operations excludes interest income, interest expense, other income (expense), income tax expense (benefit) and the impact of foreign currency gains and losses. Corporate and shared expenses are allocated to each segment.

	Three Months Ended		Nine Months Ended
	November 25, 2010	November 26, 2009	November 25, 2010	November 26, 2009
Net Sales
Tissue	$98,452,258	$98,631,644	$307,360,169	$299,880,029
Machine-glazed tissue	30,851,998	29,674,620	87,647,587	81,194,563
Foam	944,759	1,840,801	3,977,487	5,797,345

Consolidated	$130,249,015	$130,147,065	$398,985,243	$386,871,937

Segment (Loss) Income From Operations
Tissue	$1,019,188	$12,775,812	$11,847,869	$40,487,145
Machine-glazed tissue	(1,569,075)	1,698,158	(2,627,887)	4,365,119
Foam	(103,134)	784,808	120,228	2,005,103

Total segment (loss) income from operations	(653,021)	15,258,778	9,340,210	46,857,367
Amortization expense	(1,080,164)	(1,080,163)	(3,204,881)	(3,215,855)

Consolidated (loss) income from operations	(1,733,185)	14,178,615	6,135,329	43,641,512
Interest expense, net	7,905,429	8,512,921	23,224,578	27,350,917
Foreign currency transaction loss	715,657	397,491	788,846	1,110,719
Other (income) expense	417,021	(85,566)	506,077	(458,015)

Pretax (loss) income	$(10,771,292)	$5,353,769	$(18,384,172)	$15,637,891

Capital Expenditures
Tissue	$5,110,167	$7,903,501	$23,536,468	$17,856,267
Machine-glazed tissue	433,290	420,074	1,829,924	1,181,365

	Three Months Ended		Nine Months Ended
	November 25, 2010	November 26, 2009	November 25, 2010	November 26, 2009
Foam	—	—	—	—
Corporate	112,848	287,288	321,519	735,245

Consolidated	$5,656,305	$8,610,863	$25,687,911	$19,772,877

Depreciation
Tissue	$5,075,839	$4,536,480	$14,537,293	$13,210,661
Machine-glazed tissue	1,487,316	1,447,939	4,439,855	4,284,101
Foam	27,283	21,346	79,395	63,570
Corporate	251,133	175,630	726,027	673,130

Consolidated	$6,841,571	$6,181,395	$19,782,570	$18,231,462

Note 8. Goodwill and Other Intangibles, Net

Goodwill, trademarks and other intangibles and related accumulated amortization are as follows:

	November 25, 2010	February 28, 2010
Goodwill	$41,020,138	$41,020,138

Trademarks	$9,456,000	$9,456,000
Noncompete agreements	12,770,000	12,770,000
Customer lists	12,319,000	12,319,000

	34,545,000	34,545,000
Accumulated amortization	(10,409,927)	(7,205,047)

Other Intangibles, Net	$24,135,073	$27,339,953

Intangible assets, except for certain trademarks which have an indefinite life, are being amortized on a straight-line basis, assuming no significant residual value, over the following lives: non-compete agreements-5 years, customer lists-7 years and trademarks with a definite life-3 years. No goodwill impairment has been recorded during fiscal years 2010 or 2009.

Note 9. Derivatives and Hedging

The Company uses derivative financial instruments to offset a portion of its exposure to market risk arising from changes in the price of natural gas. Hedging of this risk is accomplished by entering into forward swap contracts, which are designated as hedges of specific quantities of natural gas expected to be purchased in future months. These contracts are held for purposes other than trading and are designated as cash flow hedges. The Company measures fair value of its derivative financial instruments using fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The Company uses a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows: level 1—inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access; level 2—inputs utilize data points that are observable such as quoted prices, interest rate and yield curves; level 3—inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

The Company’s natural gas forward contracts are valued using industry-standard models that use observable market inputs (forward market prices for natural gas) as their basis. The Company classifies these instruments within level 2 of the valuation hierarchy. For level 2 of the fair value hierarchy, where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit considerations (non-performance risk). As of November 25, 2010, the fair value of these cash flow hedging instruments was $1.0 million and is included in other current liabilities. The fair value of cash flow hedges at February 28, 2010 was a liability of $0.6 million, which is included in other current liabilities. The notional value of the natural gas forward contracts outstanding was $5.0 million as of November 25, 2010. As outstanding gas forward contracts are settled, gains or losses are charged to cost of goods sold.

The effects of the Company’s natural gas swap contracts on the consolidated statements of operations are presented below.

	Three Months Ended		Nine Months Ended
	November 25, 2010	November 26, 2009	November 25, 2010	November 26, 2009
Gain (loss) recognized in comprehensive income/loss	$471,764	$774,901	$(418,678)	$1,762,309
Loss reclassified from accumulated other comprehensive loss into income	$(685,030)	$(1,389,478)	$(1,450,054)	$(4,480,221)

Note 10. Fair Value of Financial Instruments

The following methods and assumptions, including those discussed in Note 9, were used to estimate fair value for purposes of disclosure:

The Company’s 2014 Notes are treated as a level 1 instrument and are recorded on the consolidated balance sheet at cost which was $228.0 million at November 25, 2010. The estimated fair value of these notes was $272.3 million at November 25, 2010 based on the quoted market price of this debt.

The Company’s City Forest Industrial Revenue Bonds in the amount of $15.6 million at November 25, 2010 and $16.4 million at February 28, 2010 are recorded on the consolidated balance sheet at cost. These bonds are determined to be a level 1 instrument. These bonds always trade at par value, with adjustments to the variable interest rate by our independent third party market maker. The estimated fair value of these bonds was $15.6 million at November 25, 2010 and $16.4 million at February 28, 2010.

Note 11. Supplemental Balance Sheet Information

Selected supplemental balance sheet information is presented below.

	November 25, 2010	February 28, 2010
Inventories:
Finished goods	$47,823,260	$46,169,180
Raw materials	4,091,069	3,608,559
Packaging materials and supplies	10,569,735	9,317,494
Inventory reserves	(2,070,210)	(2,508,251)

	$60,413,854	$56,586,982

Property, plant and equipment, net:
Land	$5,777,480	$4,565,674
Buildings	38,842,356	39,509,533
Machinery and equipment	359,031,574	336,966,732
Other	7,071,417	6,871,243
Construction in progress	12,568,973	9,429,569

	423,291,800	397,342,751
Accumulated depreciation	(109,478,324)	(89,707,730)

	$313,813,476	$307,635,021

Note 12. Income Per Share

Basic earnings per share is based on the weighted-average effect of all common shares issued and outstanding and is calculated by dividing net income by the weighted-average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income by the weighted-average number of common share used in the basic earnings per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive shares outstanding. The following presents basic net income per share and diluted net income per share:

	Three Months Ended November 25, 2010		Three Months Ended November 26, 2009
	Basic	Diluted	Basic	Diluted
Numerator:
Net (loss) income	$(6,192,488)	$(6,192,488)	$2,000,011	$2,000,011

Denominator:
Weighted average number of common shares outstanding	20,186,892	20,186,892	17,447,971	17,447,971
Effect of dilutive securities Stock Awards (a)	—	—	—	—

	20,186,892	20,186,892	17,447,971	17,447,971
Net (loss) income per share	$(0.31)	$(0.31)	$0.11	$0.11

	Nine Months Ended November 25, 2010		Nine Months Ended November 26, 2009
	Basic	Diluted	Basic	Diluted
Numerator:
Net (loss) income	$(11,369,516)	$(11,369,516)	$7,028,350	$7,028,350

Denominator:
Weighted average number of common shares outstanding	20,173,684	20,173,684	17,447,971	17,447,971
Effect of dilutive securities Stock Awards (a)	—	—	—	—

	20,173,684	20,173,684	17,447,971	17,447,971
Net (loss) income per share	$(0.56)	$(0.56)	$0.40	$0.40

(a)	Represents the weighted average number of shares of common stock issuable on the exercise of diluted employee stock option awards and restricted stock less the number of shares of common stock which could have been purchased with the proceeds from the exercise of such awards. These purchases were assumed to have been made at the average market price of the common stock for the period. All stock options outstanding have been excluded from the calculation of net (loss) income per share for the three and nine months ended November 25, 2010 as a result of the net loss for the periods.

Note 13. Legal Proceedings

On September 20, 2010, Edward Glembockie, on behalf of himself and the public stockholders of Cellu Tissue, filed a putative class action complaint in the Superior Court of Fulton County, State of Georgia, captioned Edward Glembockie v. Cellu Tissue Holdings, Inc., et al. (Civil Action No. 2010-cv-191168). This lawsuit names as defendants Cellu Tissue, Clearwater Paper, and each member of Cellu Tissue’s board of directors. The plaintiff alleges that Cellu Tissue’s directors breached their fiduciary duties in connection with Clearwater Paper’s planned acquisition of Cellu Tissue, as publicly disclosed on September 16, 2010. In addition, the plaintiff alleges that Cellu Tissue and Clearwater Paper aided and abetted those alleged breaches of fiduciary duties. Based on these allegations, the plaintiff seeks to enjoin the merger and to obtain other related relief. The plaintiff also seeks recovery of the costs of the action, including reasonable attorneys’ fees.

On October 7, 2010, Stephen Bushansky, on behalf of himself and the public stockholders of Cellu Tissue, filed a putative class action complaint in the Superior Court of Fulton County, State of Georgia, captioned Stephen Bushansky v. Cellu Tissue Holdings, Inc., et al. (Civil Action No. 2010-cv-191922). This lawsuit names as defendants all of the defendants named in the Glembockie lawsuit, plus Sand Dollar Acquisition Corporation, Weston Presidio V, L.P., and Cellu Tissue’s Chief Financial Officer and General Counsel. The plaintiff alleges that Cellu Tissue’s directors and officers breached their fiduciary duties in connection with Clearwater Paper’s planned acquisition of Cellu Tissue, as publicly disclosed on September 16, 2010. The plaintiff also alleges that Cellu Tissue and Clearwater Paper aided and abetted those alleged breaches of fiduciary duties. Based on these allegations, the plaintiff seeks to enjoin the merger and to obtain other related relief. The plaintiff also seeks recovery of the costs of the action, including reasonable attorneys’ fees.

On November 8, 2010, the plaintiff in the Glembockie suit filed an Amended Complaint. The court has since consolidated the two cases and designated the Glembockie Amended Complaint as the operative complaint. The Amended Complaint alleges that Cellu Tissue’s directors breached their fiduciary duties in connection with our entering into the merger agreement with Clearwater Paper, as publicly disclosed on September 16, 2010, by failing to maximize shareholder value, failing to obtain the best financial and other terms, and failing to act in accordance with their duties of good faith, due care, candor, and loyalty. The Amended Complaint also alleges that Cellu Tissue and Clearwater Paper aided and abetted those alleged breaches of fiduciary duties. Based on these allegations, the Amended Complaint seeks to enjoin the merger and to obtain other related relief. It also seeks recovery of the costs of the action, including reasonable attorneys’ fees.

On November 30, 2010, the parties agreed in principle to settle the lawsuits. On February 28, 2011, the settlement was submitted to the Court for preliminary approval. Under the terms of the putative settlement, a settlement class consisting of Cellu Tissue stockholders will be certified and, with respect to this settlement class, all claims relating to the merger agreement, the merger, and the Cellu Tissue proxy statement will be dismissed with prejudice. The putative settlement is subject to certain conditions, including but not limited to preliminary and final Court approval. As part of the proposed settlement, the defendants have agreed not to object to the plaintiffs’ counsel’s application to the Court for an award of fees and expenses in an amount not to exceed $405,000. Provided that the Court approves the settlement and plaintiffs’ counsel’s fee application, Cellu Tissue’s insurer has agreed, subject to the terms of its policy, to pay fees and expenses associated with the settlement in excess of the $250,000 self-insured retention, including plaintiffs’ counsel’s fees and expenses up to $405,000.

Note 14. Subsequent Events

Acquisition of Cellu Tissue

On December 27, 2010, pursuant to that certain Agreement and Plan of Merger, dated as of September 15, 2010 (the “Merger Agreement”), by and among Clearwater Paper Corporation, a Delaware corporation (“Clearwater Paper”), Cellu Tissue , and Sand Dollar Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Clearwater Paper (“Merger Sub”), Clearwater Paper completed its acquisition of Cellu Tissue. Clearwater Paper’s acquisition of Cellu Tissue was effected by the merger of Merger Sub with and into Cellu Tissue (the “Merger”). As a result of the Merger, Merger Sub ceased to exist and Cellu Tissue, the surviving entity, is a wholly-owned subsidiary of Clearwater Paper.

In connection with the Merger, each issued and outstanding share of Cellu Tissue common stock immediately prior to the effective time of the Merger, other than shares of Cellu Tissue common stock (a) owned by Clearwater Paper or Merger Sub, (b) held by Cellu Tissue as treasury stock or otherwise or by any wholly-owned subsidiary of Cellu Tissue and (c) held by dissenting stockholders who exercised and perfected their appraisal rights under Delaware law, were cancelled and automatically converted into the right to receive $12.00 per share in cash, without interest and less any applicable withholding taxes.

Cellu Tissue Holdings Guarantee of Senior Notes Issued by Clearwater Paper

On October 22, 2010, Clearwater Paper issued $375 million principal amount of 7 1 / 8 % Senior Notes due 2018 (the “Notes”). The Notes were issued pursuant to an indenture, dated as of October 22, 2010 (the “Indenture”), between Clearwater Paper and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”). In accordance with the Indenture’s provisions, the gross proceeds from the sale of the Notes were placed into escrow pursuant to the Escrow, Security and Control Agreement, dated as of October 22, 2010 (the “Escrow Agreement”), among Clearwater Paper, The Bank of New York Mellon Trust Company, N.A., as escrow agent (“Escrow Agent”), and U.S. Bank National Association, as trustee (the “Escrowed Funds”).

Upon consummation of the Merger, the Escrow Agent released the Escrowed Funds to Clearwater Paper pursuant to the terms of the Escrow Agreement. Clearwater Paper used the Escrowed Funds, as well as cash on hand, for (i) the purchase by Clearwater Paper via tender offer, and the redemption by Cellu Tissue, of all of Cellu Tissue’s outstanding 11 1 / 2 % Senior Secured Notes Due 2014; (ii) the payoff of Cellu Tissue’s credit facility; (iii) fees and expenses related to the Merger; and (iv) payment of the equity consideration for the Merger. Cellu Tissue Holdings, Inc. and certain of its existing and future domestic and indirect subsidiaries guarantee the Notes.

Guaranty under the CityForest Second Amended and Restated Reimbursement Agreement

Cellu Tissue-CityForest LLC (“CityForest”), a wholly-owned subsidiary of Cellu Tissue, is party to a loan agreement, dated as of March 1, 1998, with the City of Ladysmith, Wisconsin, pursuant to which the City of Ladysmith loaned the proceeds of its Variable Rate Demand Solid Waste Disposal Facility Revenue Bonds, Series 1998 (the “IRBs”), to CityForest to finance the construction by CityForest of a solid waste disposal facility. Approximately $16 million in aggregate principal face amount of the IRBs is outstanding as of the date hereof. The IRBs have scheduled semi-annual payments of principal, with the balance payable at maturity on March 1, 2028. The IRBs are guaranteed by Cellu Tissue and contain various customary covenants and events of default.

CityForest is required, under the terms of the Indenture of Trust governing the IRBs (the “CityForest Indenture”), to provide a letter of credit in favor of the trustee (the “Bonds Trustee”) under the CityForest Indenture. CityForest previously entered into the Amended and Restated Reimbursement Agreement, dated as of March 21, 2007 (the “Original Reimbursement Agreement”), by and between CityForest and Associated Bank, National Association (“Associated Bank”) pursuant to which Associated Bank provided a letter of credit to the Bonds Trustee (the “Letter of Credit”) .

In connection with the Merger, CityForest entered into a Second Amended and Restated Reimbursement Agreement, dated as of December 27, 2010, with Associated Bank (the “Second Amended and Restated Reimbursement Agreement”) amending and restating the Original Reimbursement Agreement. The Bonds Trustee is permitted to draw upon the Letter of Credit to pay principal and interest due on the IRBs, and to provide liquidity to purchase IRBs put to CityForest by bondholders and not remarketed; and CityForest is obligated under the Second Amended and Restated Reimbursement Agreement to reimburse Associated Bank for any such draws. The expiration date of the Letter of Credit is February 15, 2012. Under the terms of the Second Amended and Restated Reimbursement Agreement, CityForest is required, on or before September 30, 2011, to cause the Letter of Credit to be replaced with a substitute letter of credit from a third party bank. CityForest’s failure to cause the Letter of Credit to be replaced by September 30, 2011 will constitute an event of default under the Second Amended and Restated Reimbursement Agreement.

The Second Amended and Restated Reimbursement Agreement contains customary events of default, including payment defaults; breaches of representations and warranties; covenant defaults; cross-defaults to certain other debt; certain events of bankruptcy and insolvency; judgment defaults; certain defaults related to the Employee Retirement Income Security Act of 1974, as amended; and a change of control of Clearwater Paper.

The Second Amended and Restated Reimbursement Agreement also contains various customary negative covenants including limitations on: indebtedness; liens; acquisitions, mergers and consolidations; investments; guarantees; asset sales; sale and leaseback transactions; dividends and distributions; transactions with affiliates; capital expenditures; and changes to the status of the IRBs. CityForest is also required to comply on a quarterly basis with a maximum leverage covenant and a minimum fixed charge coverage covenant.

Clearwater Paper has guaranteed all of the obligations of CityForest under the Second Amended and Restated Reimbursement Agreement, pursuant to a Guaranty, dated as of December 27, 2010 (the “Clearwater Paper Bank Guaranty”), executed in favor of Associated Bank.

Note 15. Consolidating Guarantor and Non-Guarantor Financial Information

On October 22, 2010, Clearwater Paper Corporation privately issued $375 million principal amount of 7 1/8% Senior Notes due 2018 (the “Notes”) in connection with the acquisition of Cellu Tissue Holdings, Inc on December 27, 2010. These Notes are fully and unconditionally guaranteed by certain of Cellu Tissue Holdings, Inc. existing and future domestic and indirect subsidiaries (the “Guarantor Companies”), on a joint and several basis, and include Cellu Tissue Holdings, Inc., Cellu Tissue, LLC, Cellu Tissue Thomaston, LLC, Oklahoma City Corporation, Cellu Tissue Corporation – Neenah, Cellu Tissue Corporation – Natural Dam, Cellu Tissue Long Island, LLC, Menominee Acquisition Corporation, Van Paper Company, Van Timber Company and Coastal Paper Company. The Notes will not be guaranteed by certain of Cellu Tissue Holdings, Inc. own 100% owned subsidiaries; including Interlake Acquisition Corporation and CityForest LLC (collectively the “Non-Guarantor Companies”). The following financial information is presented as required under Rule 3-10 of Regulation S-X, in connection with the Notes issued by Clearwater Paper Corporation.

The following supplemental condensed consolidating financial information sets forth, on an unconsolidated basis, the Balance Sheets as of November 25, 2010 and February 28, 2010 and the Statements of Operations, and Cash Flows for the nine months ended November 25, 2010 and November 26, 2009 for Cellu Tissue Holdings, Inc., and on a combined basis for the Guarantor Companies and the Non-Guarantor Companies. The supplemental condensed consolidating financial information reflects the investments of the Guarantor Companies in the Non-Guarantor Companies, using the equity method.

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidating Balance Sheet

November 25, 2010

	Issuer	Guarantor Companies	Non-Guarantor Companies	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$—	$1,855,505	$685,190	$—	$2,540,695
Receivables, net	—	45,740,844	9,528,104	(3,398,289)	51,870,659
Inventories	—	51,808,632	8,605,222	—	60,413,854
Prepaid expenses and other current assets	—	1,867,887	870,714	—	2,738,601
Income tax receivable	—	5,777,953	—	—	5,777,953
Deferred income taxes	—	2,937,268	498,442	—	3,435,710

Total current assets	—	109,988,089	20,187,672	(3,398,289)	126,777,472
Property, plant and equipment, net	—	228,372,548	85,440,928	—	313,813,476
Goodwill	—	34,050,137	6,970,001	—	41,020,138
Other intangibles, net	—	21,935,073	2,200,000	—	24,135,073
Intercompany receivable (payable)	—	(41,600,248)	41,600,248		—
Investment in subsidiary	—	107,651,356	—	(107,651,356)	—
Other assets	—	7,187,453	1,060,498	—	8,247,951

Total assets	$—	$467,584,408	$157,459,347	$(111,049,645)	$513,994,110

Liabilities and stockholders’ equity
Current liabilities:
Revolving line of credit	$—	$22,500,000	$—	$—	$22,500,000
Accounts payable	—	21,781,726	7,112,030	(1,147,666)	27,746,090
Accrued expenses	—	20,245,368	6,979,289	—	27,224,657
Accrued interest	—	13,194,984	33,699	—	13,228,683
Other current liabilities	—	787,653	254,678	—	1,042,331
Current portion of long-term debt	—	—	760,000	—	760,000

Total current liabilities	—	78,509,731	15,139,696	(1,147,666)	92,501,761
Long-term debt, less current portion	—	228,004,133	14,835,000	—	242,839,133
Deferred income taxes	—	58,769,787	17,582,672	—	76,352,459
Other liabilities	—	753,471	2,250,623	(2,250,623)	753,471
Equity	—	101,547,286	107,651,356	(107,651,356)	101,547,286

Total liabilities and stockholders’ equity	$—	$467,584,408	$157,459,347	$(111,049,645)	$513,994,110

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidating Balance Sheet

February 28, 2010

	Issuer	Guarantor Companies	Non-Guarantor Companies	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$—	$2,259,726	$1,039,307	$—	$3,299,033
Receivables, net	—	43,755,891	9,329,316	(3,425,743)	49,659,464
Inventories	—	49,630,181	6,956,801	—	56,586,982
Prepaid expenses and other current assets	—	2,232,988	1,577,946	—	3,810,934
Income tax receivable	—	2,788,118	—	—	2,788,118
Deferred income taxes	—	626,032	554,834	—	1,180,866

Total current assets	—	101,292,936	19,458,204	(3,425,743)	117,325,397
Property, plant and equipment, net	—	221,563,983	86,071,038	—	307,635,021
Goodwill	—	34,050,137	6,970,001	—	41,020,138
Other intangibles, net	—	25,139,953	2,200,000	—	27,339,953
Intercompany receivable (payable)	—	(28,216,282)	28,216,282	—	—
Investment in subsidiary	—	94,031,298	—	(94,031,298)	—
Other assets	—	8,329,241	1,056,636	—	9,385,877

Total assets	$—	$456,191,266	$143,972,161	$(97,457,041)	$502,706,386

Liabilities and stockholders’ equity
Current liabilities:
Revolving line of credit	$—	$1,000,750	$—	$—	$1,000,750
Accounts payable	—	28,906,494	6,544,224	(1,175,120)	34,275,598
Accrued expenses	—	21,733,205	6,087,050	—	27,820,255
Accrued interest	—	6,690,629	30,514	—	6,721,143
Other current liabilities	—	345,526	278,127	—	623,653
Current portion of long-term debt	—	—	760,000	—	760,000

Total current liabilities	—	58,676,604	13,699,915	$(1,175,120)	71,201,399
Long-term debt, less current portion	—	226,943,125	15,595,000	—	242,538,125
Deferred income taxes	—	58,783,068	18,395,325	—	77,178,393
Other liabilities	—	956,444	2,250,623	(2,250,623)	956,444
Equity	—	110,832,025	94,031,298	(94,031,298)	110,832,025

Total liabilities and stockholders’ equity	$—	$456,191,266	$143,972,161	$(97,457,041)	$502,706,386

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidating Statement of Operations

Nine Months Ended November 25, 2010

	Issuer	Guarantor Companies	Non-Guarantor Companies	Eliminations	Total
Net sales	$—	$336,298,055	$97,109,981	$(34,422,793)	$398,985,243
Cost of goods sold	—	321,224,851	84,046,756	(34,422,793)	370,848,814

Gross profit	—	15,073,204	13,063,225	—	28,136,429
Selling, general and administrative expenses	—	15,705,116	3,091,103	—	18,796,219
Amortization expense	—	3,204,881	—	—	3,204,881

(Loss) income from operations	—	(3,836,793)	9,972,122	—	6,135,329
Interest expense, net		22,669,341	555,237	—	23,224,578
Foreign currency loss	—	—	788,846	—	788,846
Other expense (income)	—	532,459	(26,382)	—	506,077

(Loss) income before income taxes	—	(27,038,593)	8,654,421	—	(18,384,172)
Income tax (benefit) expense	—	(9,752,777)	2,738,121	—	(7,014,656)
Equity in income of subsidiary	—	5,916,300	—	(5,916,300)	—

Net (loss) income	$—	$(11,369,516)	$5,916,300	$(5,916,300)	$(11,369,516)

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidating Statement of Operations

Nine Months Ended November 26, 2009

	Issuer	Guarantor Companies	Non-Guarantor Companies	Eliminations	Total
Net sales	$—	$329,110,462	$83,651,306	$(25,889,831)	$386,871,937
Cost of goods sold	—	281,553,752	68,479,269	(25,889,831)	324,143,190

Gross profit	—	47,556,710	15,172,037	—	62,728,747
Selling, general and administrative expenses	—	12,961,800	2,909,580	—	15,871,380
Amortization expense	—	3,215,855	—	—	3,215,855

Income from operations	—	31,379,055	12,262,457	—	43,641512
Interest expense, net		26,820,237	530,680	—	27,350,917
Foreign currency loss	—	—	1,110,719	—	1,110,719
Other expense (income)	—	(471,658)	13,643	—	(458,015)

Income before income taxes	—	5,030,476	10,607,415	—	15,637,891
Income tax expense	—	4,392,678	4,216,863		8,609,541
Equity in income of subsidiary	—	6,390,552	—	(6,390,552)	—

Net income	$—	$7,028,350	$6,390,552	$(6,390,552)	$7,028,350

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidating Statement of Cash Flows

Nine Months Ended November 25, 2010

	Issuer	Guarantor Companies	Non-Guarantor Companies	Eliminations	Total
Cash flows from operating activities:
Net cash provided by operating activities	$—	$822,957	$3,321,525	$—	$4,144,482

Cash flows from investing activities:	—			—
Capital expenditures	—	(22,777,474)	(2,910,437)	—	(25,687,911)

Cash flows from financing activities:
Proceeds from note offering	—			—
Expenses from initial public offering	—	(171,042)	—	—	(171,042)
Proceeds from stock options exercised	—	224,880		—	224,880
Payments of long-term debt	—	—	(760,000)	—	(760,000)
Borrowings on revolving credit facility	—	56,572,803	—	—	56,572,803
Repayments on revolving credit facility	—	(35,073,553)	—	—	(35,073,553)

Net cash provided by (used in) financing activities		21,553,088	(760,000)	—	20,793,088
Effect of foreign currency	—	(2,792)	(5,205)	—	(7,997)

Net decrease in cash and cash equivalents	—	(404,221)	(354,117)	—	(758,338)
Cash and cash equivalents at beginning of period	—	2,259,726	1,039,307	—	3,299,033

Cash and cash equivalents at end of period	$—	$1,855,505	$685,190	$—	$2,540,695

Cellu Tissue Holdings, Inc. and Subsidiaries

Consolidating Statement of Cash Flows

Nine Months Ended November 26, 2009

	Issuer	Guarantor Companies	Non-Guarantor Companies	Eliminations		Total
Cash flows from operating activities:
Net cash provided by operating activities	$—	$52,598,678	$1,084,987	$		$53,683,665

Cash flows from investing activities:	—				—
Capital expenditures	—	(18,629,750)	(1,143,127)		—	(19,772,877)

Cash flows from financing activities:
Bank overdrafts	—	(4,415,768)	1,130,348		—	(3,285,420)
Cash portion of earn-out payment	—	(18,301,245)	—		—	(18,301,245)
Payments of long-term debt	—		(760,000)		—	(760,000)
Borrowings on revolving credit facility		22,411,826	—		—	22,411,826
Repayments on revolving credit facility	—	(40,942,650)	—		—	(40,942,650)
Retirement of long-term debt	—	(222,255,572)	—		—	(222,255,572)
Payment of deferred financing fees	—	(9,736,006)	—		—	(9,736,006)
Net proceeds from bond offering	—	245,738,400	—		—	245,738,400

Net cash provided by (used in) financing activities	—	(27,501,015)	370,348			(27,130,667)
Effect of foreign currency	—	45,348	(37,265)		—	8,083

Net (decrease) increase in cash and cash equivalents	—	6,513,261	274,943		—	6,788,204
Cash and cash equivalents at beginning of period	—	173,373	187,662		—	361,035

Cash and cash equivalents at end of period	$—	$6,686,634	$462,605		$—	$7,149,239

CLEARWATER PAPER CORPORATION

Consolidated Statements of Operations

(Dollars in thousands – except per-share amounts)

	FOR THE YEARS ENDED DECEMBER 31,
	2010	2009	2008
Net sales	$1,372,965	$1,250,069	$1,255,309

Costs and expenses:
Cost of sales	(1,173,804)	(1,052,151)	(1,179,397)
Selling, general and administrative expenses	(100,394)	(71,125)	(47,428)

	(1,274,198)	(1,123,276)	(1,226,825)

Alternative Fuel Mixture Tax Credit	—	170,647	—

Earnings before interest, debt retirement costs and income taxes	98,767	297,440	28,484
Interest expense, net	(22,571)	(15,505)	(13,147)
Debt retirement costs	—	(6,250)	—

Earnings before income taxes	76,196	275,685	15,337
Income tax provision	(2,396)	(93,221)	(5,594)

Net earnings	$73,800	$182,464	$9,743

Net earnings per common share:
Basic	$6.43	$16.06	$0.86
Diluted	6.24	15.50	0.86

The accompanying notes are an integral part of these consolidated financial statements.

CLEARWATER PAPER CORPORATION

Consolidated Balance Sheets

(Dollars in thousands – except share data)

	AT DECEMBER 31,
	2010	2009
ASSETS
Current assets:
Cash	$18,928	$2,824
Restricted cash	3,637	—
Short-term investments	126,095	187,926
Receivables, net	153,335	94,458
Taxes receivable	10,354	101,343
Inventories	228,321	169,761
Deferred tax assets	37,374	12,926
Prepaid expenses	11,415	3,053

Total current assets	589,459	572,291

Property, plant and equipment, net	654,456	364,024
Goodwill	229,533	—
Intangible assets	56,400	—
Other assets	15,488	11,148

	$1,545,336	$947,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$184,604	$109,775
Current liability for pensions and other postretirement employee benefits	9,749	9,933
Current portion of long-term debt	760	—

Total current liabilities	195,113	119,708

Long-term debt	538,314	148,285
Liability for pensions and other postretirement employee benefits	187,116	236,422
Other long-term obligations	23,369	5,825
Accrued taxes	72,011	73,487
Deferred taxes	61,064	—
Stockholders’ equity:
Preferred stock, par value $0.0001 per share, 5,000,000 authorized shares, no shares issued	—	—
Common stock, par value $0.0001 per share, 100,000,000 authorized shares, 11,478,909 and 11,366,129 shares issued	1	1
Additional paid-in capital	310,821	308,618
Retained earnings	255,879	182,079
Accumulated other comprehensive loss, net of tax	(98,352)	(126,962)

Total stockholders’ equity	468,349	363,736

	$1,545,336	$947,463

The accompanying notes are an integral part of these consolidated financial statements.

CLEARWATER PAPER CORPORATION

Consolidated Statements of Cash Flows

(Dollars in thousands)

	FOR THE YEARS ENDED DECEMBER 31,
	2010	2009	2008
CASH FLOWS FROM OPERATIONS
Net earnings	$73,800	$182,464	$9,743
Adjustments to reconcile net earnings to net operating cash flows:
Depreciation and amortization	47,728	47,418	46,954
Debt retirement costs	—	6,250	—
Deferred taxes	(14,991)	(4,597)	4,934
Equity-based compensation expense	8,518	5,589	2,322
Employee benefit plans	15,011	14,160	1,084
Change in working capital, net of acquisition	(5,304)	1,768	(21,190)
Decrease (increase) in taxes receivable	93,754	(101,343)	—
Increase in other assets	79	(474)	(1,576)
Excess tax benefit from equity-based payment arrangements	(855)	(64)	—
Change in non-current accrued taxes	(4,271)	73,487	—
Funding of qualified pension plans	(25,100)	—	—
Other, net	(2,778)	106	(213)

Net cash provided by operating activities	185,591	224,764	42,058

CASH FLOWS FROM INVESTING
Change in short-term investments	61,926	(177,126)	(10,800)
Additions to plant and equipment	(46,086)	(19,328)	(21,306)
Acquisition of Cellu Tissue, net of cash acquired	(243,778)	—	—
Other, net	—	67	575

Net cash used for investing activities	(227,938)	(196,387)	(31,531)

CASH FLOWS FROM FINANCING
Change in book overdrafts	(429)	13	8,846
Net proceeds from long-term debt	367,500	145,188	—
Repayment of Cellu Tissue debt	(304,667)	—	—
Deferred loan fees	(1,313)	(1,232)	(2,753)
Excess tax benefit from equity-based payment arrangements	855	64	—
Payment of employee restricted stock tax withholdings	(3,470)	—	—
(Decrease) increase in notes payable	—	(50,000)	50,000
Repayment of note payable to Potlatch	—	(106,250)	—
Change in payable to Potlatch	—	(16,529)	16,529
Net payments to Potlatch	—	—	(79,882)
Other, net	(25)	(25)	(58)

Net cash provided by (used for) financing activities	58,451	(28,771)	(7,318)

Increase (decrease) in cash	16,104	(394)	3,209
Balance at beginning of period	2,824	3,218	9

Balance at end of period	$18,928	$2,824	$3,218

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$15,938	$15,063	$—
Cash paid for income taxes	28,596	41,264	—
Cash received from income tax refunds	101,393	—	—

We paid no interest or income taxes, nor did we receive any income tax refunds in 2008 due to Potlatch’s centralized approach to cash management prior to the spin-off. Certain 2009 amounts have been reclassified to conform to the 2010 presentation. In 2010, non-cash increases in property, plant and equipment were $12.9 million, of which $0.9 million were included in accounts payable and accrued liabilities, and $12.0 million was included in other long-term obligations.

The accompanying notes are an integral part of these consolidated financial statements.

CLEARWATER PAPER CORPORATION

Consolidated Statements of Stockholders’ Equity

(In thousands)

	COMMON STOCK		ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS (DEFICIT)	POTLATCH’S NET INVESTMENT	ACCUMULATED OTHER COMPREHENSIVE LOSS	TOTAL STOCKHOLDERS’ EQUITY
	SHARES	AMOUNT
Balance, December 31, 2007	—	$—	$—	$—	$317,240	$(49,208)	$268,032
Net earnings	—	—	—	(385)	10,128	—	9,743
Restricted stock unit awards	—	—	172	—	—	—	172
Pension and OPEB, net of tax of $(49,192)	—	—	—	—	—	(76,941)	(76,941)
Net transactions with Potlatch Corporation	—	—	—	—	(20,017)	—	(20,017)
Spin-off from Potlatch Corporation	11,355	1	307,350	—	(307,351)	—	—

Balance, December 31, 2008	11,355	$1	$307,522	$(385)	$—	$(126,149)	$180,989
Net earnings	—	—	—	182,464	—	—	182,464
Performance share and restricted stock unit awards	11	—	2,929	—	—	—	2,929
Pension and OPEB, net of tax of $(519)	—	—	—	—	—	(813)	(813)
Spin-off from Potlatch Corporation	—	—	(1,833)	—	—	—	(1,833)

Balance, December 31, 2009	11,366	$1	$308,618	$182,079	$—	$(126,962)	$363,736
Net Earnings	—	—	—	73,800	—	—	73,800
Performance share and restricted stock unit awards	113	—	2,203	—	—	—	2,203
Pension and OPEB, net of tax of $15,223	—	—	—	—	—	23,811	23,811
Recognition of deferred taxes related to actuarial gain on other postretirement employee benefit obligations	—	—	—	—	—	4,799	4,799

Balance, December 31, 2010	11,479	$1	$310,821	$255,879	$—	$(98,352)	$468,349

The accompanying notes are an integral part of these consolidated financial statements.

CLEARWATER PAPER CORPORATION

Consolidated Statements of Comprehensive Income (Loss)

(Dollars in thousands)

	FOR THE YEARS ENDED DECEMBER 31,
	2010	2009	2008
Net earnings	$73,800	$182,464	$9,743

Other comprehensive income (loss), net of tax:
Defined benefit pension and other postretirement employee benefits:
Net gain (loss) arising during the period, net of tax (expense) benefit of $(11,188), $4,312, and $48,685	17,499	(6,746)	(76,149)
Prior service credit (cost) arising during the period, net of tax (expense) benefit of $(71), $ -, and $1,183	112	—	(1,851)
Amortization of actuarial loss included in net periodic cost, net of tax expense of $(4,194), $(4,053), and $(1,264)	6,560	6,339	1,977
Amortization of prior service credit included in net periodic cost, net of tax benefit of $230, $260, and $588	(360)	(406)	(918)
Recognition of deferred taxes related to actuarial gain on other postretirement employee benefit obligations	4,799	—	—

Other comprehensive income (loss), net of tax	28,610	(813)	(76,941)

Comprehensive income (loss)	$102,410	$181,651	$(67,198)

The accompanying notes are an integral part of these consolidated financial statements.

CLEARWATER PAPER CORPORATION

Notes to Consolidated Financial Statements

NOTE 1	Nature of Operations and Basis of Presentation

On December 16, 2008, Potlatch Corporation, which we refer to in this report as Potlatch, distributed 100% of the issued and outstanding shares of our common stock to the holders of record of Potlatch common stock in a tax-free spin-off. Unless the context otherwise requires or unless otherwise indicates, references in this report to “Clearwater Paper Corporation,” “we,” “our,” “the company” and “us” refer:

¡	for all periods prior to the spin-off, to the Consumer Products and Pulp and Paperboard businesses separated from Potlatch Corporation in the spin-off; and

¡	for all periods following the spin-off, to Clearwater Paper Corporation and its subsidiaries.

POTLATCH’S NET INVESTMENT

Prior to the spin-off, investments by and advances from Potlatch represented Potlatch’s interest in our recorded net assets. Potlatch used a centralized approach to cash management and the financing of our operations. As a result, none of Potlatch’s cash or cash equivalents were allocated to us in the financial statements, except for one local bank account. Except for amounts shown as a note payable to Potlatch, all transactions between Potlatch and us, including those involving shared assets and liabilities, flowed through Potlatch’s net investment account. Balances related to purchases and sales between Potlatch and us were also reflected in Potlatch’s net investment, with the net changes in this account reflected as financing activities in the accompanying Consolidated Statements of Cash Flows for periods prior to the spin-off.

ACQUISITION OF CELLU TISSUE HOLDINGS, INC.

On December 27, 2010, we acquired Cellu Tissue Holdings, Inc., or Cellu Tissue, for 247.0 million in cash. In connection with the acquisition of Cellu Tissue, we retired Cellu Tissue’s outstanding 11.50% senior secured notes for $272.2 million and repaid Cellu Tissue’s credit facility of $32.5 million. Cellu Tissue is an Alpharetta, Georgia-based integrated manufacturer of tissue products. Cellu Tissue’s beginning consolidated balance sheet, and four days of its operations, are reflected in our 2010 consolidated financial statements. See Note 4 for additional information regarding the acquisition.

BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS

These consolidated financial statements include the financial condition and results of operations of Clearwater Paper Corporation and its wholly-owned subsidiaries. All intercompany transactions and balances between operations within the company have been eliminated. The consolidated financial statements and information in this report for periods prior to the spin-off were derived from the historical accounting records of Potlatch on a carve-out basis. Our historical operating results and cash flows for periods prior to the spin-off may not be indicative of what they would have been had we been a stand-alone entity, nor are they necessarily indicative of what our operating results and cash flows may be in the future.

Our Consolidated Statements of Operations include allocations, prior to the spin-off, of certain costs from Potlatch directly related to our operations, including: medical costs for hourly and salaried active and retired employees, hourly employees’ pension, worker’s compensation, general liability and property insurance, salaried payroll costs (payroll taxes, pension and other payroll-related costs), equity-based compensation, management performance award and annual incentive plan, and a pro-rata share of direct corporate administration expense for accounting, information systems, accounts payable and accounts receivable. The direct costs were charged to us based on the weighted average of the underlying employee base performing the function and payroll or invoices processed, depending on the nature of the cost. In addition to the direct costs associated with our operations, indirect corporate overhead costs were allocated to us based on an apportionment factor using relative revenues and assets. Selling and administration costs for Potlatch’s

Wood Products segment were allocated to us based on the relative revenues of our wood products operations in relation to Potlatch’s entire Wood Products segment. Management believes the methodologies applied for the allocation of costs were reasonable in relation to the historical reporting of Potlatch, but may not be indicative of costs had we been a stand-alone entity, nor what they may be in the future.

Except for our note payable to Potlatch and related interest expense, no long-term debt or current debt and related interest costs were allocated to us by Potlatch.

We evaluated all subsequent events through the date these consolidated financial statements are being filed with the SEC. There were no events or transactions occurring during this subsequent event reporting period that require disclosure in the notes to the consolidated financial statements.

NOTE 2	Summary of Significant Accounting Policies

SIGNIFICANT ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, which we refer to in this report as GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. Significant areas requiring the use of estimates and measurement of uncertainty include the allocations of assets, liabilities and costs for periods prior to the spin-off described above, determination of net realizable value for deferred tax assets, assessment of impairment, assessment of environmental matters, allocation of purchase price and fair value estimates for business combinations, equity-based compensation and pension and postretirement obligation assumptions. Actual results could differ from those estimates and assumptions.

CASH, RESTRICTED CASH AND SHORT-TERM INVESTMENTS

We consider all highly liquid investments with a remaining maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents that serve as collateral for financial instruments such as letters of credit are classified as restricted cash. Restricted cash in which the underlying instrument has a term of greater than twelve months from the balance sheet date is classified as non-current and is included in “Other assets” on our Consolidated Balance Sheet. Our short-term investments are invested in time or demand deposits, certificates of deposit and U.S. Treasury and U.S. government agency obligations, all of which have very short maturity periods, and they therefore earn an interest rate commensurate with low-risk instruments. We do not attempt to hedge our exposure to interest rate risk for our short-term investments.

TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable are stated at the amount we expect to collect. Trade accounts receivable do not bear interest. The allowance for doubtful accounts is our best estimate of the losses we expect will result from the inability of our customers to make required payments. We generally determine the allowance based on a combination of actual historical write-off experience and an analysis of specific customer accounts. We periodically review our allowance for doubtful accounts, and adjustments to the valuation allowance are charged to income. Trade accounts receivable balances that remain outstanding after we have used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. As of December 31, 2010 and 2009, we had an allowance for doubtful accounts of $1.0 million based on our estimates of the collectability of outstanding receivables as of those dates.

INVENTORIES

Inventories are stated at the lower of market or current average cost using the average cost method, except that the last-in, first-out, or LIFO, method is used to determine cost of logs, chips, sawdust and the majority of our lumber.

PROPERTIES

Property, plant and equipment are stated at cost, including any interest costs capitalized, less accumulated depreciation. Depreciation of buildings, equipment and other depreciable assets is determined using the straight-line method. Estimated useful lives generally range from 10 to 30 years for land improvements; 10 to 40 years for buildings and improvements; 5 to 25 years for machinery and equipment; and 2 to 15 years for office and other equipment. Assets we acquire through business combinations have estimated lives that are typically shorter than the assets we construct or buy new.

LONG-LIVED ASSETS

Impairments of long-lived assets are accounted for in accordance with guidance provided by the Financial Accounting Standards Board, or FASB, regarding impairment or disposal of long-lived assets. An impairment of long-lived assets exists when the carrying value of an asset exceeds its fair value and when the carrying value is not recoverable through future undiscounted cash flows from operations. We review the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of assets may not be recoverable.

GOODWILL AND INTANGIBLES

Goodwill and intangible assets have resulted from our acquisition of Cellu Tissue. We use estimates in determining and assigning the fair value of goodwill and intangible assets, including estimates of useful lives of intangible assets, the amount and timing of related future cash flows, and fair values of the related operations. Our intangible assets have finite lives, are amortized over their estimated useful lives and are tested for impairment when events or changes in circumstances indicate the carrying value may not be recoverable.

Goodwill from an acquisition represents the excess of the cost of a business acquired over the net of the amounts assigned to assets acquired, including identifiable intangible assets and liabilities assumed. As a result of our acquisition of Cellu Tissue, we recorded $229.5 million of goodwill on our Consolidated Balance Sheet as of December 31, 2010. Goodwill is not amortized but is tested for impairment annually at year-end, and at any time when events suggest impairment may have occurred. Our goodwill impairment testing will be performed by comparing the fair value of the reporting unit to its carrying value. In the event the carrying value exceeds the fair value of the reporting unit, an impairment loss would be recognized to the extent the carrying amount of the reporting unit’s goodwill exceeds its implied fair value.

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Prior to the spin-off, we were part of Potlatch and for the purposes of U.S. federal and state income taxes were not directly subject to income taxes, but our business segments were included in the income tax returns filed under our name, Potlatch Forest Products Corporation, as a taxable real estate investment trust, or REIT, subsidiary of Potlatch. Our provision for income taxes through the spin-off was determined on a separate return basis and based on earnings reported in our Consolidated Statements of Operations.

REVENUE RECOGNITION

We recognize revenue when there is persuasive evidence of a sales agreement, the price to the customer is fixed and determinable, collection is reasonably assured, and title and the risk of loss passes to the customer. Shipping terms generally indicate when title and the risk of loss have passed. Revenue is recognized at shipment for sales when shipping terms are FOB (free on board) shipping point. For sales where shipping terms are FOB destination, revenue is recognized when the goods are received by the customer. Revenue from both domestic and foreign sales of our products can involve shipping terms of either FOB shipping point or FOB destination or other shipping terms, depending upon the sales agreement with the customer.

In 2010 and 2009, we had a single customer in the Consumer Products segment, the Kroger Company, which accounted for approximately $153.7 million and $141.4 million, respectively, or 11%, of our total net sales in each year. In 2008, we did not have any customer above 10%. Our Consumer Products segment sells a majority of its products to three national grocery store chains, which combined, accounted for approximately 61% of the Consumer Products segment’s net sales, excluding Cellu Tissue, and approximately 25% of our total net sales in 2010.

We provide for trade promotions, customer cash discounts, customer returns and other deductions as reductions to revenues in the same period as the related revenues are recognized. Provisions for these items are determined based on historical experience or specific customer arrangements. The following table summarizes the total amount of trade promotions, customer cash discounts, customer returns and other deductions as a percentage of gross billings by business segment for each of the years ended December 31, 2010, 2009 and 2008. The majority of the Consumer Products segment’s deductions are related to trade promotions.

	2010	2009	2008
Consumer Products	24%	23%	23%
Pulp and Paperboard	2%	3%	3%

Revenue is recognized net of any sales taxes collected. Sales taxes, when collected, are recorded as a current liability and remitted to the appropriate governmental entities.

SHIPPING AND HANDLING COSTS

Costs for shipping and handling of manufactured goods are included in cost of sales in our Consolidated Statements of Operations.

ENVIRONMENTAL

As part of our corporate policy, we have an ongoing process to monitor, report on and comply with environmental requirements. Based on this ongoing process, accruals for environmental liabilities that are not within the scope of specific FASB guidance related to accounting for asset retirement obligations or conditional asset retirement obligations are established in accordance with guidance related to accounting for contingencies. We estimate our environmental liabilities based on various assumptions and judgments, the specific nature of which varies in light of the particular facts and circumstances surrounding each environmental liability. These estimates typically reflect assumptions and judgments as to the probable nature, magnitude and timing of required investigation, remediation and monitoring activities and the probable cost of these activities. Currently, we are not aware of any material environmental liabilities and have accrued for only specific environmental remediation costs that we have determined are probable and for which an amount can be reasonably estimated. Fees for professional services associated with environmental and legal issues are expensed as incurred.

EMPLOYEES

As of December 31, 2010, we had approximately 3,830 employees, of which approximately 2,320 were employed by our Consumer Products segment, approximately 1,370 were employed by our Pulp and Paperboard segment and approximately 140 were corporate administration employees. This workforce consisted of approximately 920 salaried and fixed rate employees and approximately 2,910 hourly employees. As of December 31, 2010, approximately 50% of the workforce was covered under collective bargaining agreements.

Unions represent hourly employees at seven of our manufacturing sites. There are no hourly union labor contracts expiring in 2011. The union contracts that have expired and are currently being negotiated are set forth below:

CONTRACT EXPIRATION DATE	DIVISION AND LOCATION	UNION	APPROXIMATE NUMBER OF HOURLY EMPLOYEES
August 31, 2010	Consumer Products & Pulp & Paperboard Divisions—Lewiston, Idaho	United Steel Workers (USW)	1,000

August 31, 2010	Consumer Products & Pulp and Paperboard Divisions—Lewiston, Idaho	International Brotherhood of Electrical Workers (IBEW)	54

HEDGING INSTRUMENTS

We use derivative financial instruments to hedge certain foreign currency exposures. These financial instruments, specifically foreign exchange forward contracts, are not designated as hedges under accounting guidance. We do not use derivatives for speculative purposes. We recognize these derivative instruments as either assets or liabilities in our Consolidated Balance Sheets and measure the instruments at fair value. See Note 17 for a full description of our derivative financial instrument activities and related accounting policies.

NOTE 3	Recently Adopted Accounting Standards

RECENTLY ADOPTED ACCOUNTING STANDARDS

Business Combinations. During 2010, we applied the new FASB guidance on business combinations that became effective in 2009. The new guidance on business combinations retains the underlying concepts of the previously issued standard in that the acquirer of a business is required to account for the business combination at fair value. As with previous guidance, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair values are recorded as goodwill. The new pronouncement results in some changes to the method of applying the acquisition method of accounting for business combinations in a number of significant aspects. Under the new guidance, all acquisition costs are expensed as incurred and in-process research and development costs are recorded at fair value as an indefinite-lived intangible asset. Prior to the adoption, in-process research and development costs were immediately expensed and acquisition costs were capitalized. Further, the new guidance generally requires restructuring charges associated with a business combination to be expensed subsequent to the acquisition date.

NOTE 4	Business Combinations

On December 27, 2010, we acquired Cellu Tissue. Cellu Tissue is a private label and specialty tissue manufacturer with ten sites in the South, Eastern and Midwestern United States and Canada. We acquired Cellu Tissue to allow us to better serve existing private label grocery customers and expand into new private label channels by increasing our national manufacturing footprint.

Cellu Tissue was acquired for total equity consideration of $247.0 million, as follows:

¡	$242.2 million cash payment for 100% of the issued and outstanding common stock of Cellu Tissue.

¡	$4.8 million cash payment to the holders of Cellu Tissue stock options and restricted stock, which represents $12 per share less each option’s exercise price.

We financed the acquisition with existing cash and proceeds from the issuance of $375 million of 7.125% Senior Notes due 2018 (see Note 10).

The acquisition of Cellu Tissue has resulted in the recognition of goodwill of $229.5 million, which is attributable to our Consumer Products segment and will not be deductible for tax purposes. Goodwill is the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed. Goodwill represents the future earnings and cash flow potential of the acquired business in excess of fair values that are assigned to all other identifiable assets and liabilities. Goodwill arises because the purchase price paid reflects factors including the strategic fit and expected synergies this business brings to our existing operations. The expected benefits from synergies relate to new and existing customer growth, increased through-air-dried tissue capacity and shipping and transportation logistical improvements.

We have allocated the purchase price to the net assets of Cellu Tissue acquired in the acquisition based on our estimates of the fair value of assets and liabilities as follows:

(In thousands)	Amount
Current assets	$128,079
Property, plant and equipment	276,499
Goodwill	229,533
Intangibles	56,400
Other assets	1,500

Assets acquired	692,011

Current liabilities	97,071
Long-term debt, less current portion	287,002
Deferred income taxes	60,221
Other liabilities	732

Liabilities assumed	445,026

Net assets acquired	$246,985

We have estimated the fair value of the assets and liabilities of Cellu Tissue utilizing information available at the time of acquisition. We considered outside third-party appraisals of the tangible and intangible assets to determine the applicable fair market values. Intangible assets are being amortized on a straight-line basis over ten years for trade names and trademarks, nine years for customer relationships and 2.5 years for non-compete agreements.

Long-term debt includes the fair value of Cellu Tissue’s senior subordinated notes as of December 27, 2010, which were retired concurrently with the acquisition. We also repaid Cellu Tissue’s credit facility of $32.5 million. We assumed Cellu Tissue’s industrial revenue bonds of $15.6 million.

All costs associated with advisory, legal and other due diligence-related services performed in connection with acquisition-related activity are expensed as incurred. These costs were $20.4 million for 2010 and are recorded as selling, general and administrative expenses on the Consolidated Statements of Operations.

The consolidated results of operations of Cellu Tissue have been included in our Consolidated Statements of Operations and Cash Flows starting on December 28, 2010, as well as within our Consumer Products segment 2010 results discussed in Note 18. The consolidated results of operations for 2010 include $7.3 million of net sales and $6.3 million of operating losses from the Cellu Tissue operations after the December 27, 2010 acquisition date, including approximately $6.1 million of pre-tax employee severance expenses.

The following unaudited pro forma financial information presents the combined results of operations as if Cellu Tissue had been combined with us as of the beginning of 2009. The pro forma financial information includes the accounting effects of the business combination, including the adjustment of amortization of intangible assets, depreciation of property, plant and equipment, interest expense and elimination of intercompany sales, as if Cellu Tissue were actually combined with us as of the beginning of 2009. However, the information does not reflect the costs of any integration activities. The pro forma results include estimates and assumptions, which management believes are reasonable. The unaudited pro forma financial information below is not necessarily indicative of either future results of operations or results that might have been achieved had Cellu Tissue been combined with us as of the beginning of 2009.

(In thousands; Unaudited)	2010	2009
Pro forma net sales	$1,902,579	$1,761,350
Pro forma net earnings	88,713	191,514

NOTE 5	Inventories

(In thousands)	2010	2009
Logs, pulpwood, chips and sawdust	$19,901	$24,120
Lumber	13,065	12,068
Pulp, paperboard and tissue products	139,404	92,293
Materials and supplies	55,951	41,280

	$228,321	$169,761

Valued at lower of cost or market:
LIFO basis	$32,472	$35,637
Average cost basis	195,849	134,124

	$228,321	$169,761

Inventories are stated at the lower of market or current average cost using the average cost method, except that the last-in, first-out, or LIFO, method is used to determine cost of logs, chips, sawdust and the majority of our lumber. If the LIFO inventory had been priced at lower of current average cost or market, the values would have been approximately $12.9 million and $13.8 million higher at December 31, 2010 and 2009, respectively. Reductions in quantities of LIFO inventories valued at costs prevailing in prior years had the effect of decreasing earnings, net of income taxes, by less than $0.1 million in 2010, and increasing earnings, net of income taxes, by $1.0 million and $0.4 million in 2009 and 2008, respectively.

NOTE 6	Property, Plant and Equipment

(In thousands)	2010	2009
Land	$11,818	$4,729
Land improvements	51,017	45,505
Buildings and improvements	238,031	180,731
Machinery and equipment	1,576,932	1,375,195
Office and other equipment	5,787	3,027
Construction in progress	60,932	6,094

	$1,944,517	$1,615,281
Less accumulated depreciation	(1,290,061)	(1,251,257)

	$654,456	$364,024

Depreciation expense totaled $46.2 million, $46.4 million and $46.9 million in 2010, 2009 and 2008, respectively. For the year ended December 31, 2010, we capitalized $0.5 million of interest expense associated with the construction of our new manufacturing facilities in Shelby, North Carolina. There was no interest expense capitalized for the years ended December 31, 2009 and 2008.

NOTE 7	Goodwill and Intangible Assets

We account for goodwill and intangible assets in accordance with the applicable accounting guidance. Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Intangible asset amounts represent the acquisition date fair values of identifiable intangible assets acquired. The fair values of the intangible assets are determined by using the income approach, discounting projected future cash flows based on management’s expectations of the current and future operating environment. The rates used to discount projected future cash flows reflect a weighted average cost of capital based on our industry, capital structure and risk premiums including those reflected in the current market capitalization. Definite-lived intangible assets are amortized over their useful lives, which range from 2.5 to 10 years.

The carrying amounts of these assets are periodically reviewed for impairment (at least annually for goodwill) and whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. We did not recognize any goodwill or intangible asset impairment during 2010. We also review intangible assets subject to amortization to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate a change in the remaining useful life.

Additions to goodwill and intangible assets during 2010 relate to the acquisition of Cellu Tissue as discussed in Note 4 above.

Intangible assets are comprised of the following at December 31, 2010 (in thousands, except useful lives):

(Dollars in thousands)	Useful Life	Historical Cost	Accumulated Amortization	Net Balance
Customer relationships	9.0	$50,000	$—	$50,000
Trade names and trademarks	10.0	5,300	—	5,300
Non-compete agreements	2.5	1,100	—	1,100

Total intangible assets		$56,400	$—	$56,400

As of December 31, 2010, estimated future amortization expense related to intangible assets is as follows (in thousands):

Years ending December 31,	Amount
2011	$6,526
2012	6,526
2013	6,306
2014	6,086
2015	6,086
Thereafter	24,870

Total	$56,400

NOTE 8	Income Taxes

The provision (benefit) for income taxes was as follows:

(In thousands)	2010	2009	2008
Current
Federal	$12,331	$87,543	$592
State	5,056	10,804	68
Foreign	—	—	—
Deferred
Federal	(16,371)	(5,095)	4,428
State	1,380	(31)	506
Foreign	—	—	—

Income tax provision	$2,396	$93,221	$5,594

The income tax provision differs from the amount computed by applying the statutory federal income tax rate of 35.0% to earnings before income taxes due to the following:
(In thousands)	2010	2009	2008
Computed expected tax provision	$26,668	$96,490	$5,368
State and local taxes, net of federal income tax impact	4,157	6,035	613
State investment tax credits	(1,649)	958	(1,010)
Federal credits	(25,153)	(9,922)	—
Federal manufacturing deduction	(2,993)	(2,373)	—
Uncertain tax positions	(3,796)	—	—
Patient Protection and Affordable Care Act	3,290	—	—
Non-Deductible Acquisition Costs	1,263	—	—
Other	609	2,033	623

Income tax provision	$2,396	$93,221	$5,594

Effective tax rate	3.1%	33.8%	36.5%

We are registered with the Internal Revenue Service, or IRS, as both an alternative fuel mixer and a producer of cellulosic biofuel. During 2009 we received refundable tax credit payments in connection with our use of “black liquor,” a by-product of the pulp manufacturing process, in an alternative fuel mixture to produce energy at our pulp mills. The amount of the refundable tax credit is equal to $0.50 per gallon of alternative fuel mixture used. The Alternative Fuel Mixture Tax Credit, or AFMTC, expired on December 31, 2009.

The Cellulosic Biofuel Producer Credit, or CBPC, enables us to claim $1.01 per gallon in regards to black liquor produced and used as a fuel by us at our pulp mills in 2009. During 2010, the IRS issued guidance clarifying the treatment of the CBPC and the AFMTC in regards to the production or use of black liquor at the same facility, in the same tax year. Under the guidance provided, both credits may be claimed in the same year as long as the credits are not claimed for the same gallons of fuel. Furthermore, the IRS guidance clarified the ability to convert previously claimed gallons from the AFMTC to the CBPC. We have amended our 2009 corporate income tax return and claimed approximately 25.3 million gallons of fuel under the CBPC for that portion of black liquor produced in 2009 for which we did not claim the AFMTC. This equated to an additional federal income tax credit of $25.5 million, which was recognized in the fourth quarter of 2010. Additionally, we are amending our 2009 corporate income tax return to convert approximately 39.8 million gallons of fuel under the AFMTC to the CBPC. This equated to an additional federal income tax credit of $20.3 million, which was recognized in the fourth quarter of 2010. The CBPC is a non-refundable income tax credit which is deemed to be taxable income in the year the benefit is received. Thus the CBPC benefit was reduced by the related corporate income tax obligation, resulting in an incremental, after tax benefit of $27.1 million during the fourth quarter of 2010, which is included in the income tax provision on our Consolidated Statements of Operations.

As a result of the March 2010 enactment of the Patient Protection and Affordable Care Act of 2010, as modified by the Health Care and Education Reconciliation Act of 2010, we were required to reverse deferred tax assets of $4.4 million through the tax provision as a result of the elimination of the income tax deduction related to prescription drug benefits provided to retirees and reimbursed under the Medicare Part D retiree drug subsidy beginning in January 2013.

The tax effects of significant temporary differences creating deferred tax assets and liabilities at December 31 were:

(In thousands)	2010	2009
Deferred tax assets:
Employee benefits	$11,599	$7,964
Postretirement employee benefits	55,186	58,667
Incentive compensation	2,835	1,974
Pensions	22,067	37,412
Federal and state credit carryforward	45,238	5,184
Net operating loss carryforward	21,444	—
Federal benefit from state taxes resulting from uncertain tax positions	5,595	6,071
Other	3,146	5,906

Total deferred tax assets	167,110	123,178
Valuation allowance	(5,229)	—

Deferred tax assets, net of valuation allowance	$161,881	$123,178

Deferred tax liabilities:
Plant and equipment	$(168,572)	$(101,505)
Intangible assets	(13,238)	—
Inventories	(3,350)	(2,353)
Accrued liabilities	(411)	(2,190)

Total deferred tax liabilities	(185,571)	(106,048)

Net deferred tax assets (liabilities)	$(23,690)	$17,130

Net deferred tax assets (liabilities) consist of:

(In thousands)	2010	2009
Current deferred tax assets	$37,374	$15,116
Current deferred tax liability	—	(2,190)

Net current deferred tax assets	37,374	12,926

Non-current deferred tax assets	124,507	108,062
Non-current deferred tax liabilities	(185,571)	(103,858)

Net noncurrent deferred tax assets (liabilities)	(61,064)	4,204

Net deferred tax assets (liabilities)	$(23,690)	$17,130

As a result of our acquisition of Cellu Tissue, there were a number of new tax attributes added to the summary of deferred tax assets and liabilities. Cellu Tissue had federal net operating losses, or NOL, of approximately $50.2 million. Pursuant to Internal Revenue Code section 382, the amount of NOL that we can utilize in a tax year is limited. This carryforward will expire in 2025. Additionally, Cellu Tissue had state NOL carryforwards of approximately $78.5 million as of December 31, 2010. These carryforwards expire at various dates from 2023 through 2025. These net operating losses have been added to the summary of deferred tax assets. Cellu Tissue also had foreign income tax credit carryforwards associated with its Canadian operations, Interlake Acquisition Corporation, of approximately $3.2 million that expire at various dates from 2021 through 2024. As part of the acquisition, Cellu Tissue’s assets and liabilities were adjusted to fair value for financial reporting purposes; however, for tax purposes, these items are recorded based on Cellu Tissue’s tax basis prior to the acquisition. This fair value adjustment results in a large increase in the deferred tax liability when comparing December 31, 2009 to December 31, 2010.

A valuation allowance has been created for certain state tax credits and net operating loss carryforwards due to uncertainty of sufficient state taxable income prior to expiration of available carryover periods in separate filing jurisdictions resulting from the Cellu Tissue acquisition. Additionally, a valuation allowance has been created for foreign tax credits relating to Canadian operations due to uncertainty of sufficient foreign source income prior to expiration of available carryover periods.

We believe it is more likely than not that we will have sufficient future taxable income to realize our deferred tax assets. In assessing whether deferred tax assets are realizable, we consider whether it is more likely than not that some or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which those temporary differences are deductible. We consider the scheduled reversal of deferred tax liabilities (including the impact of available carryforward periods), projected taxable income and amounts of taxable income generated historically in making this assessment. In considering such factors, including our overall net deferred tax liability as of December 31, 2010, these items will create sufficient taxable income to utilize the deferred tax assets, except those previously noted as requiring a valuation allowance.

Tax years subject to examination by major taxing jurisdictions are as follows:

Jurisdiction	Years
United States	2006 – 2010
Canada	2007 – 2010
Arkansas	2006 – 2010
California	2006 – 2010
Idaho	2006 – 2010
Illinois	2006 – 2010
Wisconsin	2009 – 2010

As of December 31, 2010 there were no undistributed earnings relating to our Canadian subsidiary, Interlake Acquisition Corporation as all earnings were repatriated under Cellu Tissue Holdings ownership. Management’s intention is to reinvest future earnings indefinitely.

A review of our uncertain income tax positions at December 31, 2010 indicates that liabilities are required to be recorded for gross unrecognized tax benefits. The following presents a roll forward of our unrecognized tax benefits and associated interest and penalties included in the balance sheet.

(In thousands)	Gross Unrecognized Tax Benefits, Excluding Interest and Penalties	Interest and Penalties	Total Gross Unrecognized Tax Benefits
Balance at January 1, 2010	$73,487	$—	$73,487
Changes in prior year tax positions	(5,116)	2,378	(2,738)
Increase in current year tax positions	1,262	—	1,262
Reductions as a result of a lapse of the applicable statute of limitations	—	—	—

Balance at December 31, 2010	$69,633	$2,378	$72,011

At December 31, 2010, all of the gross unrecognized tax benefits were included in the non-current portion of our income tax liabilities because the settlement period cannot be determined; however, it is not expected to be within the next twelve months.

Unrecognized tax benefits at December 31, 2010, if recognized, would favorably impact our effective tax rate by decreasing our tax provision by $66.4 million.

We reflect accrued interest related to tax obligations, as well as penalties, in our provision for income tax. For the year ended December 31, 2010, we accrued $2.4 million of interest and no penalties in our income tax provision. For the years ended December 31, 2009 and 2008, we recognized no interest or penalties in our income tax provision and we had no amounts accrued for the payment of interest.

We entered into a tax sharing agreement with Potlatch Corporation upon the spin-off that will generally govern each party’s rights, responsibilities and obligations with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the spin-off to be tax free. Under the tax sharing agreement, we expect that, with certain exceptions, we will be responsible for the payment of all income and non-income taxes attributable to our operations. The tax sharing agreement also sets forth our rights and responsibilities for tax obligations and refunds attributable to tax periods prior to the spin-off date.

Under the tax sharing agreement, we will be responsible for any taxes imposed on Potlatch that arise from the failure of the spin-off, together with certain related transactions, to qualify as a tax-free distribution for U.S. federal income tax purposes, including any tax that would result if Potlatch were to fail to qualify as a REIT as a result of income recognized by Potlatch if the spin-off were determined to be taxable, to the extent such failure to qualify is attributable to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants we made in the tax sharing agreement. The tax sharing agreement imposes restrictions on our and Potlatch’s ability to engage in certain actions following the spin-off and sets forth the respective obligations of each party with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation and other matters.

NOTE 9	Accounts Payable and Accrued Liabilities

(In thousands)	2010	2009
Trade accounts payable	$91,688	$40,715
Accrued wages, salaries and employee benefits	42,066	26,758
Accrued taxes other than income taxes payable	10,249	10,980
Accrued utilities	8,514	5,091
Book overdrafts	8,430	8,859
Accrued interest	5,977	819
Accrued discounts and allowances	4,981	10,861
Accrued transportation	3,337	1,636
Accrued commissions	1,686	1,054
Other	7,676	3,002

	$184,604	$109,775

NOTE 10	Notes Payable

$375 MILLION SENIOR NOTES DUE 2018

On October 22, 2010, we sold $375 million aggregate principal amount of senior notes. The 2010 Notes mature on November 1, 2018, have an interest rate of 7.125% and were issued at their face value. The issuance of these notes generated net proceeds of $367.5 million after deducting offering expenses.

The 2010 Notes are guaranteed by our subsidiary, Cellu Tissue, and each of our existing and future direct and indirect domestic subsidiaries. The 2010 Notes are equal in right of payment with all existing and future unsecured senior indebtedness and are senior in right of payment to any future subordinated indebtedness. The 2010 Notes are effectively subordinated to all of our existing and future secured indebtedness, including borrowings under our secured revolving credit facility, which is secured by all accounts receivable, inventory and cash.

Prior to November 1, 2013, we may redeem up to 35% of the 2010 Notes at a redemption price equal to 107.125% of the principal amount plus accrued and unpaid interest with the proceeds from one or more qualified equity offerings. We have the option to redeem all or a portion of the 2010 Notes at any time before November 1, 2014 at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest and a “make whole” premium. On or after November 1, 2014, we may redeem all or a portion of the 2010 Notes at specified redemption prices plus accrued and unpaid interest. In addition, we may be required to make an offer to purchase the 2010 Notes upon the sale of certain assets and upon a change of control.

In connection with the issuance of the 2010 Notes, we entered into a registration rights agreement dated as of October 22, 2010 with the initial purchaser of the 2010 Notes. Pursuant to the registration rights agreement, we have agreed to file a registration statement with the SEC pursuant to which we will offer to exchange the 2010 Notes for notes with substantially similar terms that are registered under the Securities Act. In certain circumstances, including if applicable interpretations of the staff of the SEC do not permit us to effect the exchange of the Notes, we will be required to make available an effective shelf registration statement registering the resale of the 2010 Notes. If we default on certain obligations under the Registration Rights Agreement, we will be required to pay additional interest on the 2010 Notes with respect to which such default exists until the default is cured.

The terms of the 2010 Notes limit our ability to pay dividends or repurchase equity interests from our stockholders; borrow money; incur liens; make investments; sell assets; create restrictions on the payment of dividends or other amounts to us from any restricted subsidiaries; enter into sale and lease-back transactions; and consolidate, merge or sell all or substantially all of our assets.

$150 MILLION SENIOR NOTES DUE 2016

On June 11, 2009, we sold $150 million aggregate principal amount of senior notes. The 2009 Notes are due on June 15, 2016, have an interest rate of 10.625% and were issued at a price equal to 98.792% of their face value. The issuance of these notes generated net proceeds of $145.2 million after deducting discounts and offering expenses.

We transferred approximately $107 million of these proceeds to a trustee in satisfaction of our obligation related to the indenture under which $100 million principal amount of credit sensitive debentures due December 1, 2009, were originally issued by an affiliate of Potlatch. The obligation to repay the credit sensitive debentures and all interest through maturity was retained by us prior to our spin-off from Potlatch. The $107 million consisted of the $100 million principal amount underlying the credit sensitive debentures, plus $6.3 million recorded as “Debt retirement costs” on our 2009 Consolidated Statement of Operations, representing our interest obligation due to holders of the debentures on December 1, 2009, plus approximately $0.7 million included as “Restricted cash” on our Consolidated Balance Sheet. The $0.7 million of restricted cash represented the difference between the current estimate of the interest payment due to holders of the debentures on December 1, 2009, and the interest payment that would be owed on December 1, 2009, if the maximum interest rate applicable to the credit sensitive debentures were to have applied. The $0.7 million was returned to us during the fourth quarter of 2009 after payment of the $100.0 million principal amount and accrued interest on December 1, 2009, and thus was no longer included as restricted cash as of December 31, 2009.

In our 2009 Consolidated Statement of Cash Flows as presented in prior filings, we previously reflected the proceeds from the debt issuance on a net basis. In the accompanying Consolidated Statements of Cash Flows, we have reclassified such 2009 amounts to reflect the proceeds on a gross basis rather than a net basis. Such reclassification had no effect on net cash used for financing activities.

The 2009 Notes are general unsecured obligations. They are equal in right of payment with all existing and future unsecured senior indebtedness and are senior in right of payment to any future subordinated indebtedness. The 2009 Notes are effectively subordinated to all of our existing and future secured indebtedness, including borrowings under our secured revolving credit facility, which is secured by all accounts receivable, inventory and cash. The 2009 Notes are guaranteed by certain of our existing and future direct and indirect domestic subsidiaries.

Prior to June 15, 2012, we may redeem, at any time at our option, up to 35% of the aggregate principal amount of the 2009 Notes with the net proceeds of qualified equity offerings at a redemption price equal to 110.625% of the principal amount thereof plus accrued and unpaid interest. We have the option to redeem all or a portion of the 2009 Notes at any time prior to June 15, 2013 at a redemption price equal to 100% of the principal amount thereof plus a “make whole” premium and accrued and unpaid interest. We have the right to redeem all or a portion of the 2009 Notes on or after June 15, 2013 at stated redemption prices plus accrued and unpaid interest.

The terms of the 2009 Notes limit our ability and the ability of any restricted subsidiaries to borrow money; pay dividends; redeem or repurchase capital stock; make investments; sell assets; create restrictions on the payment of dividends or other amounts to us from any restricted subsidiaries; enter into transactions with affiliates; enter into sale and lease-back transactions; create liens; and consolidate, merge or sell all or substantially all of our assets.

CITYFOREST INDUSTRIAL BONDS

Prior to our acquisition of Cellu Tissue, Cellu Tissue-CityForest LLC, or CityForest, a wholly-owned subsidiary of Cellu Tissue, was party to a loan agreement, dated as of March 1, 1998, with the City of Ladysmith, Wisconsin. Pursuant to this agreement the City of Ladysmith loaned the proceeds of its Variable Rate Demand Solid Waste Disposal Facility Revenue Bonds, Series 1998, or IRBs, to CityForest to finance the construction by CityForest of a solid waste disposal facility. As the result of our acquisition of Cellu Tissue, we have assumed the IRBs. $15.6 million in aggregate principal face amount of the IRBs is outstanding at December 31, 2010. The IRBs have scheduled semi-annual payments of principal, with the balance payable at maturity on March 1, 2028. The variable interest rate on the IRBs was 2.6% and 2.5% as of December 31, 2010 and 2009, respectively. The IRBs are guaranteed by Cellu Tissue and contain various customary covenants and events of default.

CityForest is required, under the terms of the Indenture of Trust governing the IRBs, to provide a letter of credit in favor of the trustee. CityForest previously entered into the Amended and Restated Reimbursement Agreement, dated as of March 21, 2007, by and between CityForest and Associated Bank, National Association, or Associated Bank, pursuant to which Associated Bank provided a letter of credit to the trustee.

In connection with our acquisition of Cellu Tissue, CityForest entered into a Second Amended and Restated Reimbursement Agreement, dated as of December 27, 2010, with Associated Bank amending and restating the original Reimbursement Agreement. The trustee is permitted to draw upon the letter of credit to pay principal and interest due on the IRBs, and to provide liquidity to purchase IRBs put to CityForest by bondholders and not remarketed; and CityForest is obligated under the Second Amended and Restated Reimbursement Agreement to reimburse Associated Bank for any such draws. The expiration date of the letter of credit is February 15, 2012. Under the terms of the Second Amended and Restated Reimbursement Agreement, CityForest is required, on or before September 30, 2011, to cause the letter of credit to be replaced with a substitute letter of credit from a third-party bank. CityForest’s failure to cause the letter of credit to be replaced by September 30, 2011 will constitute an event of default under the Second Amended and Restated Reimbursement Agreement.

The Second Amended and Restated Reimbursement Agreement contains customary events of default, including payment defaults; breaches of representations and warranties; covenant defaults; cross-defaults to certain other debt; certain events of bankruptcy and insolvency; judgment defaults; certain defaults related to the Employee Retirement Income Security Act of 1974, as amended; and a change of control of Clearwater Paper.

The Second Amended and Restated Reimbursement Agreement also contains various customary negative covenants including limitations on: indebtedness; liens; acquisitions, mergers and consolidations; investments; guarantees; asset sales; sale and leaseback transactions; dividends and distributions; transactions with affiliates; capital expenditures; and changes to the status of the IRBs. CityForest is also required to comply on a quarterly basis with a maximum leverage covenant and a minimum fixed charge coverage covenant. The maximum permitted Leverage Ratio is 2.5 to 1. As of December 31, 2010, the Leverage Ratio was 1 to 1. The minimum permitted Fixed Charge Coverage Ratio is 1.2 to 1. As of December 31, 2010, the Fixed Charge Coverage Ratio was 4.5 to 1.

Clearwater Paper has guaranteed all of the obligations of CityForest under the Second Amended and Restated Reimbursement Agreement, pursuant to a Guaranty, dated as of December 27, 2010 executed in favor of Associated Bank.

In addition, the Reimbursement Agreement provides that in certain circumstances where Cellu Tissue incurs indebtedness, as defined, in excess of amounts currently permitted under the CityForest Indenture or refinances the indebtedness issued under the CityForest Indenture, CityForest may be required to repay all of its obligations under the revolving credit facility and either cause the bonds to be redeemed or to replace the revolving credit facility and provide a new letter of credit from another lender. In connection with these CityForest credit facilities, we had $1.3 million of restricted cash as of December 31, 2010 and 2009, which is included in other assets on the Consolidated Balance Sheet.

REVOLVING CREDIT FACILITY

On November 26, 2008, we entered into a four-year $125 million revolving credit facility with certain financial institutions. During 2010, the terms of our revolving credit facility were amended to (i) permit our acquisition of Cellu Tissue, (ii) permit the construction of our new manufacturing facilities in Shelby, North Carolina, (iii) increase our ability to acquire capital and (iv) modify the factors used in the minimum fixed charge coverage ratio. These amendments resulted in the removal of a $10 million borrowing capacity reserve previously required. The amount available to us under the revolving credit facility is based on the lesser of 85% of our eligible accounts receivable plus approximately 65% of our eligible inventory, or $125 million.

As of December 31, 2010, there were no borrowings outstanding under the credit facility, but approximately $3.5 million of the credit facility was being used to support outstanding standby letters of credit. Loans under the credit facility bear interest at LIBOR plus between 2.25% and 2.75% for LIBOR loans, and a base rate effectively equal to the agent bank’s prime rate plus between 0.75% and 1.25% for other loans. The percentage margin on all loans is based on our fixed charge coverage ratio for the last twelve months, which is recalculated on a quarterly basis. As of December 31, 2010, we would have been permitted to draw $121 million under the credit facility at LIBOR plus 2.50%.

A minimum fixed charge coverage ratio is the only financial covenant requirement under our credit facility and is triggered when an event of default exists or when availability falls below 20%, at which time the minimum fixed charge coverage ratio must be at least 1.0 to 1.0. As of December 31, 2010, the fixed charge coverage ratio for the last twelve months was 1.6 to 1.0.

Our obligations under the revolving credit facility are secured by all accounts receivable, inventory and cash. The credit facility agreement contains various provisions that limit our discretion in the operation of our business by restricting our ability to, among other things:

¡	pay dividends or repurchase equity interests from our stockholders;

¡	create, incur or guarantee certain debt;

¡	incur liens on certain properties;

¡	make capital expenditures in amounts in excess of those permitted under the revolving credit agreement;

¡	enter into certain affiliate transactions;

¡	enter into certain hedging arrangements; and

¡	consolidate with or merge with another entity.

NOTE 11	Savings, Pension and Other Postretirement Employee Benefit Plans

Certain of our employees are eligible to participate in defined contribution savings and defined benefit postretirement plans. These include 401(k) savings plans, defined benefit pension plans and Other Postretirement Employee Benefit, or OPEB, plans, each of which is discussed below.

401(k) Savings Plans

Substantially all of our employees are eligible to participate in 401(k) savings plans, which include a company match component. In association with the salaried pension plan amendment discussed below, the company contribution to the Clearwater Paper Corporation Salaried 401(k) Plan will be increased in 2012 in order to compensate for the amendment of the pension plan. In 2010, 2009 and 2008, excluding Cellu Tissue, we made matching 401(k) contributions on behalf of employees of $5.7 million, $5.5 million and $5.0 million, respectively.

Defined Benefit Pension Plans

All of our salaried employees and a portion of our hourly employees are covered by company-sponsored noncontributory defined benefit pension plans. As a result of the spin-off, we retained the salaried pension plan and the hourly pension plan, which previously covered participants of both Potlatch and Clearwater Paper. Potlatch established its own salaried and hourly pension plans to cover its participants. The sponsorship of the existing Clearwater Paper hourly non-represented pension plan was transferred to Potlatch in connection with the spin-off, and Potlatch assumed all liabilities relating to such plan.

Hourly employees at two of our manufacturing facilities participate in multi-employer defined benefit pension plans: the Paper Industry Union Management Pension Fund, which is managed by United Steelworkers, or USW, Benefits; and the International Association of Machinist & Aerospace Workers National Pension Fund.

We make contributions to these plans, as well as make contributions to a trust fund established to provide retiree medical benefits for a portion of these employees, which is also managed by USW Benefits. Included in our expenses for 2010, 2009 and 2008 are contributions we made to these plans in the amount of $8.5 million, $8.2 million and $8.5 million, respectively.

Effective December 15, 2010, the salaried pension plan was closed to new entrants and commencing December 31, 2011, the salaried pension plan will be frozen and cease accruing further benefits. In 2010, we recorded a loss of $0.2 million related to the plan changes in Net Periodic Benefit Cost, and a corresponding decrease in Other Comprehensive Income. In addition, we recorded a $14.2 million decrease in our pension liability with a corresponding decrease in Accumulated Other Comprehensive Loss.

OPEB Plans

We also provide benefits under company-sponsored defined benefit retiree health care and life insurance plans, which cover certain salaried and hourly employees. Most of the retiree health care plans require retiree contributions and contain other cost-sharing features. The retiree life insurance plans are primarily noncontributory. After the spin-off, we assumed and became solely responsible for these OPEB obligations relating to current Clearwater Paper employees and former Potlatch employees who were associated with Clearwater Paper operations.

As required by current standards governing the accounting for defined benefit pension and other postretirement plans, we recognized the funded status of our plans on our Consolidated Balance Sheets at December 31, 2010 and 2009. The funded status is measured as the difference between plan assets at fair value (with limited exceptions) and the benefit obligation. For a pension plan, the benefit obligation is the projected benefit obligation; for any other postretirement employee benefit plan, such as a retiree health care plan, the benefit obligation is the accumulated postretirement employee benefit obligation.

We use a December 31 measurement date for our benefit plans.

The change in benefit obligation, change in plan assets and funded status for company-sponsored benefit plans as of December 31 are as follows:

	PENSION BENEFIT PLANS		OTHER POSTRETIREMENT EMPLOYEE BENEFIT PLANS
(In thousands)	2010	2009	2010	2009
Benefit obligation at beginning of year	$278,405	$250,354	$150,441	$139,495
Service cost	8,018	7,043	995	972
Interest cost	15,374	15,331	7,712	8,442
Plan amendments	(14,175)	—	—	—
Actuarial losses (gains)	(590)	19,061	(9,468)	8,658
Medicare Part D subsidies received	—	—	697	737
Benefits paid	(15,020)	(13,384)	(8,858)	(7,863)

Benefit obligation at end of year	272,012	278,405	141,519	150,441

Fair value of plan assets at beginning of year	182,477	159,114	14	—
Spin-off adjustment	(628)	3,023	2	14
Actual return on plan assets	24,470	33,507	—	—
Employer contribution	25,351	217	—	—
Benefits paid	(15,020)	(13,384)	—	—

Fair value of plan assets at end of year	216,650	182,477	16	14

Funded status at end of year	$(55,362)	$(95,928)	$(141,503)	$(150,427)

Amounts recognized in the Consolidated Balance Sheets:

Current liabilities	$(254)	$(176)	$(9,495)	$(9,757)
Noncurrent liabilities	(55,108)	(95,752)	(132,008)	(140,670)

Net amount recognized	$(55,362)	$(95,928)	$(141,503)	$(150,427)

Amounts recognized (pre-tax) in Accumulated Other Comprehensive Loss consist of:

	PENSION BENEFIT PLANS		OTHER POSTRETIREMENT EMPLOYEE BENEFIT PLANS
(In thousands)	2010	2009	2010	2009
Net loss	$141,614	$169,500	$26,693	$38,247
Prior service cost (credit)	6,494	7,882	(5,701)	(7,496)

Net amount recognized	$148,108	$177,382	$20,992	$30,751

The accumulated benefit obligation for all defined benefit pension plans was $269.5 million and $260.5 million at December 31, 2010, and 2009, respectively.

Information as of December 31 for certain pension plans included above with accumulated benefit obligations in excess of plan assets were as follows:

(In thousands)	2010	2009
Projected benefit obligation	$272,012	$278,405
Accumulated benefit obligation	269,456	260,464
Fair value of plan assets	216,650	182,477

Pre-tax components of Net Periodic Cost (Benefit) and other amounts recognized in Other Comprehensive Income (Loss) were as follows:

Net Periodic Cost (Benefit):

	PENSION BENEFIT PLANS			OTHER POSTRETIREMENT EMPLOYEE BENEFIT PLANS
(Dollars in thousands)	2010	2009	2008	2010	2009	2008
Service Cost	$8,018	$7,043	$6,221	$995	$972	$1,109
Interest Cost	15,375	15,331	14,689	7,712	8,442	8,196
Expected return on plan assets	(19,391)	(19,881)	(24,255)	—	—	—
Amortization of prior service cost (credit)	1,205	1,446	1,281	(1,795)	(2,112)	(2,787)
Amortization of actuarial loss	8,671	6,843	1,181	2,083	3,549	2,060
Curtailments	183	—	165	—	—	—

Net periodic cost (benefit)	$14,061	$10,782	$(718)	$8,995	$10,851	$8,578

Other amounts recognized in Other Comprehensive Income (Loss) were as follows:

	PENSION BENEFIT PLANS			OTHER POSTRETIREMENT EMPLOYEE BENEFIT PLANS
(Dollars in thousands)	2010	2009	2008	2010	2009	2008
Net loss (gain)	$(19,216)	$2,413	$125,065	$(9,471)	$8,645	$(231)
Prior service cost (credit)	(183)	—	3,034	—	—	—
Amortization of prior service (cost) credit	(1,205)	(1,446)	(1,281)	1,795	2,112	2,787
Amortization of actuarial loss	(8,671)	(6,843)	(1,181)	(2,083)	(3,549)	(2,060)

Total recognized in other comprehensive loss (income)	$(29,275)	$(5,876)	$125,637	$(9,759)	$7,208	$496

Total recognized in net periodic cost (benefit) and other comprehensive loss (income)	$(15,214)	$4,906	$124,919	$(764)	$18,059	$9,074

The estimated net loss and prior service cost for the defined benefit pension plans that will be amortized from accumulated other comprehensive loss into net periodic cost (benefit) over the next fiscal year are $8.2 million and $1.2 million, respectively. The estimated net loss and prior service credit for the OPEB plans that will be amortized from accumulated other comprehensive loss into net periodic cost (benefit) over the next fiscal year are $2.1 million and $(1.8) million, respectively.

The Medicare Prescription Drug Improvement and Modernization Act of 2003 introduced a drug benefit under Medicare Part D and a federal subsidy to sponsors of retiree health care benefit plans that provide an equivalent benefit. Our actuaries determined that certain benefits provided under our plans are actuarially equivalent to the Medicare Part D standard plan and are eligible for the employer subsidy. During 2010 and 2009, we received subsidy payments totaling $0.7 million for each respective year.

Weighted average assumptions used to determine the benefit obligation as of December 31 were:

	PENSION BENEFIT PLANS			OTHER POSTRETIREMENT EMPLOYEE BENEFIT PLANS
	2010	2009	2008	2010	2009	2008
Discount rate	5.70%	5.75%	6.15%	5.60%	5.75%	6.15%
Rate of salaried compensation increase	4.00	4.00	4.00	—	—	—

Weighted average assumptions used to determine the net periodic cost (benefit) for the years ended December 31 were:

	PENSION BENEFIT PLANS			OTHER POSTRETIREMENT EMPLOYEE BENEFIT PLANS
	2010	2009	2008	2010	2009	2008
Discount rate	5.75%	6.15%	6.40%	5.75%	6.15%	6.40%
Expected return on plan assets	8.50	8.50	9.00	—	—	—
Rate of salaried compensation increase	4.00	4.00	4.00	—	—	—

The discount rate used in the determination of pension benefit obligations and pension expense was determined based on a review of long-term high-grade bonds as well as management’s expectations. The discount rate used to calculate OPEB obligations was determined using the same methodology we used for our pension plans.

The expected return on plan assets assumption is based upon an analysis of historical long-term returns for various investment categories, as measured by appropriate indices. These indices are weighted based upon the extent to which plan assets are invested in the particular categories in arriving at our determination of a composite expected return.

The assumed health care cost trend rate used to calculate OPEB obligations and expense was 6.2% and 6.5%, respectively, in 2010, grading to 5.0% over approximately 60 years. This assumption has a significant effect on the amounts reported. A one percentage point change in the health care cost trend rates would have the following effects:

(In thousands)	1% INCREASE	1% DECREASE
Effect on total of service and interest cost components	$904	$(767)
Effect on postretirement employee benefit obligation	13,629	(11,625)

The investments of our defined benefit pension plans are held in a Master Trust. The assets of our OPEB plans are held within an Internal Revenue Code section 401(h) account for the payment of retiree medical benefits within the Master Trust.

The Master Trust has a securities lending agreement. The agreement authorizes the lending agent to loan securities owned by the Master Trust to an approved list of borrowers. Under the agreement, the lending agent is responsible for negotiating each loan for an unspecified term while retaining the power to terminate the loan at any time. At the time each loan is made, the lending agent requires collateral equal to, but not less than, 102% of the market value of the loaned securities and accrued interest. The Master Trust directs the agent as to the type of investment pool in which to invest the borrower’s collateral based on established policy with specific limits; accordingly, the right to receive the collateral and obligation to return it are disclosed as a component of Master Trust investments. While the securities are loaned, the Master Trust retains all rights of ownership, except it waives its right to vote such securities. Securities loaned subject to this securities lending agreement totaled $9.8 million at December 31, 2010. These securities are principally corporate common stocks.

Current accounting rules governing fair value measurement establish a framework for measuring fair value, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the plans have the ability to access.

Level 2

Inputs to the valuation methodology include:

•    Quoted prices for similar assets or liabilities in active markets;

•    Quoted prices for identical or similar assets or liabilities in inactive markets;

•    Inputs other than quoted prices that are observable for the asset or liability; and

•    Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Securities in the Master Trust are stated at fair value. Fair value is based upon quotations obtained from national securities exchanges, if available. Where securities do not have a quoted market price, the recorded amount represents estimated fair value. Many factors are considered in arriving at that fair market value. Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used during 2010.

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U. S. government and Corporate debt securities: In general, U. S. government securities and corporate bonds are valued based on yields currently available on comparable securities of issuers with similar credit ratings.

¡	Corporate common and preferred stock: Investments in domestic equities are valued at quoted market prices of the issuer’s stock.

¡	Common and collective trust: The investment in common and collective trusts is based on the fair value of the underlying assets and is expressed in units.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while management believes the valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following tables set forth by level, within the fair value hierarchy, the investments at fair value for our company sponsored pension benefit plans:

	December 31, 2010
(In thousands)	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$12,631	$—	$—	$12,631
Common and collective trusts:
International small cap	—	11,706	—	11,706
Global/International equity	—	15,488	—	15,488
Domestic equity – small/mid cap	—	18,744	—	18,744
International equity emerging markets	—	17,333	—	17,333
Common stocks:
Industrials	7,439	—	—	7,439
Energy	8,888	—	—	8,888
Consumer	9,775	—	—	9,775
Healthcare	5,718	—	—	5,718
Finance	11,527	—	—	11,527
Utilities	5,269	—	—	5,269
Information technology	8,309	—	—	8,309
Foreign	5,299	—	—	5,299
Mutual funds:
Foreign large blend	16,674	—	—	16,674
Long-term bond fund	70,695	—	—	70,695
Corporate debt securities	—	1,290	—	1,290

Subtotal	$162,224	$64,561	$—	$226,785
Payable held under securities lending agreement				(10,135)

Total investments at fair value				$216,650

	December 31, 2009
(In thousands)	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$9,187	$—	$—	$9,187
Common and collective trusts:
International funds	—	17,056	—	17,056
Growth funds	—	14,402	—	14,402
Index funds	—	32,313	—	32,313
Common stocks:
Industrials	3,076	—	—	3,076
Energy	8,277	—	—	8,277
Consumer	5,198	—	—	5,198
Healthcare	5,800	—	—	5,800
Finance	6,210	—	—	6,210
Utilities	2,808	—	—	2,808
Information technology	5,564	—	—	5,564
Foreign	3,500	—	—	3,500
Corporate debt securities:
AAA	—	3,364	—	3,364
AA	—	2,985	—	2,985
A	—	14,801	—	14,801
BBB	—	12,793	—	12,793
BB	—	1,028	—	1,028
B	—	6,019	—	6,019
U.S. government securities	—	15,906	—	15,906
Limited partnerships	—	15,077	—	15,077
Preferred stock	5,103	—	—	5,103

Subtotal	$54,723	$135,744	$—	$190,467
Payable held under securities lending agreement				(7,990)

Total investments at fair value				$182,477

The Company’s OPEB plan had approximately $16,000 held in cash and equivalents at December 31, 2010, which were level 1.

In 2010, we established our own formal investment policy guidelines for our company-sponsored plans. These guidelines were set by our benefits committee, which is comprised of members of our management and has been assigned its fiduciary authority over management of the plan assets by our board of directors. The committee’s duties include periodically reviewing and modifying those investment policy guidelines as necessary and insuring that the policy is adhered to and the investment objectives are met.

The investment policy limits the investment in Clearwater Paper stock and includes specific guidelines for specific categories of fixed income and convertible securities. Assets are managed by professional investment managers who are expected to achieve a reasonable rate of return over a market cycle. Long-term performance is a fundamental tenet of the policy.

The general policy states that plan assets would be invested to seek the greatest return consistent with the fiduciary character of the pension funds and to allow the plans to meet the need for timely pension benefit payments. The specific investment guidelines stipulate that management is to maintain adequate liquidity for meeting expected benefit payments by reviewing, on a timely basis, contribution and benefit payment levels and appropriately revising long-term and short-term asset allocations. Management takes reasonable and prudent steps to preserve the value of pension fund assets and to avoid the risk of large losses. Major steps taken to provide this protection included:

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Assets are diversified among various asset classes, such as domestic equities, global equities, fixed income, convertible securities, venture capital and liquid reserves. The long-term asset allocation ranges are as follows:

Domestic equities	20%-25%
International equities, including emerging markets	20%-25%
Corporate bonds	50%-60%
Liquid reserves	0%-1%

During 2010, we implemented a transition plan to better align the assets of the plan with the expected future payments and based upon this plan transitioned a portion of equity into corporate bonds since the liabilities of the pension plans are long-term in nature. Periodic reviews of allocations within these ranges were made to determine what adjustments should be made based on changing economic and market conditions and specific liquidity requirements.

¡	Assets were managed by professional investment managers and could be invested in separately managed accounts or commingled funds.

¡	Assets were not invested in securities rated below BBB- by S&P or Baa3 by Moody’s.

The investment guidelines also required that the individual investment managers were expected to achieve a reasonable rate of return over a market cycle. Emphasis was placed on long-term performance versus short-term market aberrations. Factors considered in determining reasonable rates of return included performance achieved by a diverse cross section of other investment managers, performance of commonly used benchmarks (e.g., S&P 500 Index, MSCI World Index, Merrill Lynch Investment Grade Convertibles Index), actuarial assumptions for return on plan investments and specific performance guidelines given to individual investment managers.

At December 31, 2010, eleven active investment managers managed substantially all of the pension funds, each of whom had responsibility for managing a specific portion of these assets. Plan assets were diversified among the various asset classes within the allocation ranges approved by the committee.

Our company-sponsored pension plans were underfunded by $55.4 million at December 31, 2010 and $95.9 million at December 31, 2009. In 2010 we contributed $15.1 million to these pension plans, which covered all of the 2009 and 2010 tax year requirements as well as made an additional $10.0 million voluntary contribution. We expect our required contributions for the 2011 plan year to be an additional $16.7 million (plus interest), payable by September 2012. Approximately $8.7 million of these contributions are required to be paid in 2011, with the remainder not required until 2012. In addition, we estimate contributions will total approximately $0.3 million in 2011 to our non-qualified pension plan. We do not anticipate funding our OPEB plans in 2010 except to pay benefit costs as incurred during the year by plan participants.

Estimated future benefit payments, which reflect expected future service and expected Medicare prescription subsidy receipts, are as follows for the years indicated:

(In thousands)	PENSION BENEFIT PLANS	OTHER POSTRETIREMENT EMPLOYEE BENEFIT PLANS	EXPECTED MEDICARE SUBSIDY
2011	$14,823	$10,095	$584
2012	15,690	10,466	611
2013	16,292	10,775	642
2014	17,081	11,331	666
2015	18,109	11,795	691
2016–2019	104,725	60,204	3,866

NOTE 12	Earnings Per Share

Earnings per common share are computed by dividing net earnings by the weighted average number of common shares outstanding in accordance with accounting guidance related to earnings per share. The following table reconciles the number of common shares used in calculating the basic and diluted net earnings per share:

	2010	2009	2008
Basic average common shares outstanding	11,473,700	11,360,307	11,354,542
Incremental shares due to:
Restricted stock units	178,024	300,716	—
Performance shares	183,252	109,040	—

Diluted average common shares outstanding	11,834,976	11,770,063	11,354,542

Basic net earnings per common share	$6.43	$16.06	$0.86
Diluted net earnings per common share	6.24	15.50	0.86

Anti-dilutive shares excluded from calculation	—	11,969	282,469

Common share amounts shown as outstanding for 2008 use the basic average common shares outstanding as of the spin-off date.

NOTE 13	Equity-Based Compensation Plans

The Clearwater Paper Corporation 2008 Stock Incentive Plan, or Stock Plan, which has been approved by our stockholders, provides for equity-based awards in the form of restricted shares, restricted stock units, or RSUs, performance shares, stock options, or stock appreciation rights to selected employees, outside directors, and consultants of the company. The Stock Plan became effective on December 16, 2008. Under the Stock Plan, we are authorized to issue up to approximately 2.1 million shares, which includes approximately 0.4 million additional shares authorized in connection with our acquisition of Cellu Tissue that are available for issuance as equity-based awards only to any employees, outside directors, or consultants who were not employed on December 26, 2010 by Clearwater Paper Corporation or any of its subsidiaries. At December 31, 2010, approximately 1.0 million shares were available for future issuance under the Stock Plan.

As of the spin-off date, the performance share and RSU awards previously granted to our employees by Potlatch were automatically cancelled, per the terms of the awards, as a result of the spin-off. Under the employee matters agreement we entered into with Potlatch in connection with the spin-off, we agreed to issue new equity awards of equivalent value to replace the equity awards previously received from Potlatch. Replacement awards were granted in the form of RSU grants. The awards accrue dividend equivalents, if any are paid, based on dividends paid during the RSU vesting period. The dividend equivalents are converted into additional RSUs that will vest in the same manner as the underlying RSUs to which they relate. The terms of the awards state that the awards vest after a set period of time has passed, which approximates the remaining vesting or settlement period associated with the cancelled Potlatch equity awards.

As required by accounting guidance on stock compensation, we prepared a calculation as of the date of the spin-off to determine whether any additional compensation cost existed for any excess of the fair value of the modified replacement awards granted by us over the fair value of the original Potlatch performance share and RSU awards. The resulting additional expense of $0.4 million was recognized over the vesting period of the replacement grants.

We record employee equity-based compensation expense for awards of RSUs and performance shares. We expense equity-based compensation using the straight-line method, generally over the vesting requirement period. The equity-based compensation expense and related tax benefit we recorded through December 16, 2008 was allocated to us by Potlatch.

Employee equity-based compensation expense was recognized as follows:

	Year Ended
(Dollars in thousands)	2010	2009	2008
Restricted stock units	$1,544	$2,218	$130
Performance shares	3,275	794	2,193

Total employee equity-based compensation	$4,819	$3,012	$2,323

Related tax benefit	$1,582	$1,018	$906

RESTRICTED STOCK UNITS

RSUs granted under our Stock Plan are generally subject to a vesting period of one to three years. RSU awards will accrue dividend equivalents based on dividends paid, if any, during the RSU vesting period. The dividend equivalents will be converted into additional RSUs that will vest in the same manner as the underlying RSUs to which they relate.

A summary of the status of outstanding RSU awards as of December 31, 2010 and 2009, and changes during those years, is presented below:

	2010			2009
	Shares	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value (In thousands)	Shares	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value (In thousands)
Unvested shares outstanding at January 1	424,756	$14.07		282,469	$17.25
Granted	16,214	48.45		214,361	9.90
Vested	(212,778)	16.84		(18,347)	15.04
Forfeited	(9,556)	14.28		(53,727)	13.85

Unvested shares outstanding at December 31	218,636	13.91	$17,119	424,756	14.07	$23,349

For RSU awards granted during 2010, the fair value of each share was estimated on the date of grant using the grant date market price of our common stock. The total fair value of share awards that vested during 2010 was $3.6 million.

As of December 31, 2010, there was $1.0 million of total unrecognized compensation cost related to outstanding RSU awards. The cost is expected to be recognized over a weighted average period of 1.1 years.

PERFORMANCE SHARES

Performance share awards granted under our Stock Plan have a three-year performance period, and shares are issued after the end of the period if the performance measure is met. The performance measure is a comparison of the percentile ranking of our total stockholder return compared to the total stockholder return performance of a selected peer group. The number of shares actually issued, as a percentage of the amount subject to the performance share award, could range from 0% - 200%. Performance share awards granted under our Stock Plan do not represent common stock, and therefore the holders do not have voting rights unless and until shares are issued upon settlement. During the performance period, dividend equivalents accrue based on dividends paid, if any, and are converted into additional performance shares, which vest or are forfeited in the same manner as the underlying performance shares to which they relate.

The fair value of performance share awards is estimated using a Monte Carlo simulation model. For performance shares granted in 2010, the following assumptions were used in our Monte Carlo model:

Closing price of stock on date of grant	$48.32
Risk free rate	1.30%
Measurement period	3 years
Volatility	105%

In addition to the above assumptions, the dividend yields for all companies were assumed to be zero since dividends are included in the definition of total shareholder return.

A summary of the status of outstanding performance share awards as of December 31, 2010 and 2009, and changes during those years, is presented below:

	2010			2009
	Shares	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value (In thousands)	Shares	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value (In thousands)
Outstanding at January 1	262,294	$11.27		—	$—
Granted	70,761	78.71		281,091	11.18
Vested	—	—		—	—
Forfeited	(13,620)	16.28		(18,797)	9.87

Outstanding at December 31	319,435	26.00	$25,012	262,294	11.27	$14,418

As of December 31, 2010 there was $4.0 million of unrecognized compensation cost related to outstanding performance share awards. The cost is expected to be recognized over a weighted average period of 1.1 years.

DIRECTOR AWARDS

In connection with joining our board of directors, in January 2009 our outside directors were granted an award of phantom common stock units, which were credited to an account established on behalf of each director and vest ratably over a three-year period. In May 2009 and 2010, our outside directors were granted equity awards in the form of phantom common stock units as part of their annual compensation, which were credited to their accounts. Certain of the awards granted vest ratably over a one-year period. These accounts will be credited with additional phantom common stock units equal in value to dividends paid, if any, on the same amount of common stock. Upon separation from service as a director, the vested portion of the phantom common stock units held by the director in a stock unit account are converted to cash based upon the then market price of the common stock and paid to the director. Due to the cash-settlement feature of the awards, we recognize equity-based compensation expense or income at the end of each reporting period based on the portion of the award that is vested and the increase or decrease in the value of our common stock. We recorded director equity-based compensation expense totaling $3.7 million and $2.6 million for the years ended December 31, 2010, and 2009, respectively. We were a wholly-owned subsidiary of Potlatch prior to our spin-off, and thus there was no director equity-based compensation expense for the year ended December 31, 2008.

NOTE 14	Fair Value Measurements

The estimated fair values of our financial instruments at the dates presented below are as follows:

	2010		2009
(In thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash, restricted cash and short-term investments (Level 1)	$148,660	$148,660	$190,750	$190,750
Foreign exchange forward contracts (Level 2)	95	95	—	—
Long-term debt (Level 1)	539,074	571,158	148,285	166,500

The fair value accounting guidance establishes a framework for measuring fair value, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities, or “Level 1” measurements, and the lowest priority to unobservable inputs, or “Level 3” measurements.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Foreign exchange forward contracts and cash and short-term investments are the only items measured at fair value on a recurring basis. The carrying amount of our short-term investments approximates fair value due to their very short maturity periods, and such investments are at or near market yields. For a description of our methods and assumptions used in determining the fair value of our foreign exchange forward contracts, see Note 17.

NOTE 15	Commitments and Contingencies

LEASES

We have operating leases covering manufacturing, office, warehouse and distribution space, equipment and vehicles expiring at various dates through 2018. As leases expire, it can be expected that, in the normal course of business, certain leases will be renewed or replaced.

We entered into a capital lease for our Shelby, North Carolina facility in 2010 with payments extending until 2021. At December 31, 2010, we recorded an asset of $11.4 million, consisting of construction costs accumulated to date, within Property, plant, and equipment and a corresponding capital lease obligation within other long-term obligations of our Consolidated Balance Sheet associated with this capital lease. At December 31, 2010, the facility related to this capital lease had not been place in service and therefore had no accumulated depreciation associated with it.

As of December 31, 2010, under current operating and capital lease contracts, we had future minimum lease payments as follows:

(In thousands)	Capital	Operating
2011	$1,747	$16,960
2012	2,131	13,541
2013	2,172	9,856
2014	2,217	5,788
2015	2,261	4,306
2016 and later years	40,396	10,797

Total	$50,924	$61,248

Rent expense was $10.0 million, $10.2 million and $11.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

NOTE 16	Business Interruption and Insurance Recovery

Following the scheduled major maintenance at our Idaho pulp and paperboard mill on March 22, 2010, a fiberline blow tank collapsed causing a portion of this mill to cease operations for a period of 14 days. We maintain business interruption insurance and filed a claim with our insurance provider to recover costs of the damaged plant and equipment and estimated lost profits due to the disruption of operations during the repair period. In addition to repair and asset replacement costs, we also incurred various other costs, including incremental pulp replacement costs, lost electrical generation, incremental natural gas costs, and incremental chip storage and handling costs with our external chip suppliers. All costs and insurance recoveries were recorded through the cost of sales line item in our Consolidated Statements of Operations. The insurance claim for this event totaled $7.8 million, net of the policy deductible of $1.0 million, and was settled and paid in its entirety in 2010.

NOTE 17	Foreign Exchange Hedging Activities

As part of the construction of our North Carolina tissue facilities, we entered into contracts to purchase equipment denominated in the euro. In accordance with our risk management strategy, we use derivative instruments to hedge certain foreign currency exposures. During 2010, we entered into eight foreign exchange forward transactions with notional amounts ranging from less than $0.1 million to $1.0 million and maturing at various dates over the next six months. The total notional amount as of December 31, 2010 was $2.4 million. The fair values of our foreign exchange contracts are determined using the income approach and significant other observable inputs (also known as “Level 2”), as defined by the accounting standards. The key inputs used at December 31, 2010 included foreign exchange spot and forward rates, which are available in an active market. We have not designated our foreign exchange forward contracts as hedging instruments, therefore any gain or loss that arises from the exchange rate fluctuations are included in the Consolidated Statements of Operations within “Interest expense, net.” We classify cash flows from our derivative programs as cash flows from operating activities within “Other, net” in the Consolidated Statements of Cash Flows. The fair values of our foreign exchange hedging contracts at December 31, 2010 were $0.1 million. These foreign exchange contracts are recorded on the Consolidated Balance Sheets within “Short-term investments.” We had no foreign exchange hedging activities during 2009 or 2008.

NOTE 18	Segment Information

As of December 31, 2010, we were organized into two reportable operating segments: Consumer Products and Pulp and Paperboard. The Wood Products operating results have been consolidated into the Pulp and Paperboard segment in order to conform to our new management structure beginning in 2010. We have reclassified applicable segment data of the prior periods to reflect this segment change.

The reporting segments follow the same accounting policies used for our financial statements, as described in the summary of significant accounting policies, with the exception of the valuation of inventories. All segment inventories are reported using the average cost method and the LIFO reserve is recorded at the corporate level. Management evaluates a segment’s performance based upon profit or loss from operations before income taxes. Intersegment sales or transfers are recorded based on prevailing market prices.

Following is a tabular presentation of business segment information for each of the past three years. Corporate information is included to reconcile segment data to the financial statements.

(In thousands)	2010	2009	2008
Segment net sales:
Consumer Products	$570,129	$554,034	$504,597
Pulp and Paperboard	879,889	749,544	816,147

	1,450,018	1,303,578	1,320,744
Elimination of intersegment net sales	(77,053)	(53,509)	(65,435)

Total segment net sales	$1,372,965	$1,250,069	$1,255,309

Intersegment net sales or transfers[1]:
Consumer Products	$82	$75	$109
Pulp and Paperboard	76,971	53,434	65,326

Total intersegment net sales or transfers	$77,053	$53,509	$65,435

Operating income (loss):
Consumer Products	$63,749	$122,117	$37,321
Pulp and Paperboard[1]	81,911	191,894	4,437

	145,660	314,011	41,758
Corporate and eliminations	(46,893)	(16,571)	(13,274)

Earnings before interest, debt retirement costs, and income taxes	$98,767	$297,440	$28,484

Depreciation and amortization:
Consumer Products	$16,994	$16,022	$15,653
Pulp and Paperboard	28,658	29,857	30,840
Corporate	2,076	1,539	461

Total depreciation and amortization	$47,728	$47,418	$46,954

Assets:
Consumer Products	$969,450	$256,927	$251,999
Pulp and Paperboard	377,674	386,748	425,032

	1,347,124	643,675	677,031
Corporate	198,212	303,788	6,235

Total Assets	$1,545,336	$947,463	$683,266

Capital Expenditures:
Consumer Products	$33,902	$14,182	$10,100
Pulp and Paperboard	10,208	4,362	10,529

	44,110	18,544	20,629
Corporate	2,923	784	677

Total Capital Expenditures	$47,033	$19,328	$21,306

[1]	Intersegment sales for 2008-2010, which were based on prevailing market prices, consisted largely of pulp from our Pulp and Paperboard segment sold to our Consumer Products segment.

[2]	Operating income for the year ended December 31, 2009, for the Pulp and Paperboard segment included $170.6 million associated with the AFMTC.

Our manufacturing facilities and all other assets are located within the continental United States, except for one production facility in St. Catharines, Ontario, Canada. We sell and ship our products to customers in many foreign countries. Geographic information regarding our net sales is summarized as follows:

(In thousands)	2010	2009	2008
United States	$1,236,400	$1,134,831	$1,107,712
Japan	53,390	39,765	51,158
Canada	15,060	13,523	11,630
Taiwan	12,257	7,730	17,466
Mexico	9,843	7,932	3,973
China	9,128	14,424	18,306
Korea	6,258	9,290	1,838
Australia	6,173	7,838	9,647
Vietnam	4,523	944	1,609
Netherlands	4,181	627	14,090
India	2,856	304	—
Germany	2,729	979	874
Great Britain	271	2,827	2,757
Poland	—	393	5,436
Other foreign countries	9,896	8,662	8,813

Total Net Sales	$1,372,965	$1,250,069	$1,255,309

NOTE 19	Financial Results by Quarter (Unaudited)

	Three Months Ended
	March 31		June 30		September 30		December 31
(In thousands—except per-share amounts)	2010	2009	2010	2009	2010	2009	2010	2009
Net Sales	$330,621	$286,700	$343,860	$316,905	$352,927	$331,484	$345,557	$314,980

Costs and expenses:
Cost of sales	301,964	245,645	286,415	267,022	303,542	282,485	281,883	256,999
Selling, general and administrative expenses	18,093	15,830	20,145	18,198	20,886	18,627	41,270	18,470

	320,057	261,475	306,560	285,220	324,428	301,112	323,153	275,469

Alternative Fuel Mixture Tax Credit	—	—	—	76,373	—	47,137	—	47,137

Earnings before interest, debt retirement costs and income taxes	10,564	25,225	37,300	108,058	28,499	77,509	22,404	86,648

Net earnings	$458	$13,647	$20,568	$75,448	$14,988	$46,209	$37,786	$47,160

Net earnings per common share
Basic	$0.04	$1.20	$1.79	$6.64	$1.31	$4.07	$3.29	$4.15
Diluted	0.04	1.19	1.75	6.43	1.27	3.92	3.19	4.01

NOTE 20. Consolidating Guarantor and Non-Guarantor Financial Information

On October 22, 2010, we privately issued our 2010 Notes in connection with the acquisition of Cellu Tissue on December 27, 2010. The 2010 Notes are fully and unconditionally guaranteed by certain of Cellu Tissue Holdings, Inc. existing and future domestic and indirect subsidiaries (the “Guarantor Companies”), on a joint and several basis, and include Cellu Tissue Holdings, Inc., Cellu Tissue, LLC, Cellu Tissue Thomaston, LLC, Oklahoma City Corporation, Cellu Tissue Corporation – Neenah, Cellu Tissue Corporation – Natural Dam, Cellu Tissue Long Island, LLC, Menominee Acquisition Corporation, Van Paper Company, Van Timber Company and Coastal Paper Company. The 2010 Notes will not be guaranteed by certain of Cellu Tissue’s own 100% owned subsidiaries; including Interlake Acquisition Corporation Limited and Cellu Tissue-CityForest LLC (collectively the “Non-Guarantor Companies”). The following financial information is presented as required under Rule 3-10 of Regulation S-X, in connection with the 2010 Notes issued.

The following supplemental consolidating financial information sets forth, on an unconsolidated basis, the Balance Sheet as of December 31, 2010 and the Statements of Operations and Cash Flows for the year ended December 31, 2010 for Clearwater Paper, and on a combined basis for the Guarantor Companies and the Non-Guarantor Companies.

Clearwater Paper Corporation

Consolidating Statement of Operations

For The Year Ended December 31, 2010

	Issuer	Guarantor Companies	Non-Guarantor Companies	Eliminations	Total

Net sales	$1,366,583	$5,655	$947	(220)	$1,372,965

Costs and expenses:
Cost of sales	(1,167,645)	(5,532)	(847)	220	(1,173,804)
Selling, general and administrative expenses	(94,045)	(6,344)	(5)	—	(100,394)

	(1,261,690)	(11,876)	(852)	220	(1,274,198)

Earnings (loss) before interest and income taxes	104,893	(6,221)	95	—	98,767
Interest expense, net	(22,393)	(178)	—	—	(22,571)

Earnings before income taxes	82,500	(6,399)	95	—	76,196
Income tax benefit (provision)	(4,663)	2,267	—	—	(2,396)
Equity in income of subsidiary	(4,037)	95	—	3,942	—

Net earnings (loss)	$73,800	$(4,037)	$95	3,942	$73,800

Clearwater Paper Corporation

Consolidating Balance Sheets

At December 31, 2010

	Issuer	Guarantor Companies	Non-Guarantor Companies	Eliminations	Total

Assets
Current assets:
Cash	$15,719	$1,728	$1,481	$—	$18,928
Restricted cash	—	3,637	—	—	3,637
Short-term investments	126,095	—	—	—	126,095
Receivables, net	104,342	42,114	7,597	(718)	153,335
Taxes receivable	7,589	2,648	117	—	10,354
Inventories	172,098	46,631	9,592	—	228,321
Deferred tax assets	33,764	3,118	492	—	37,374
Prepaid expenses	8,773	2,191	451	—	11,415

Total current assets	468,380	102,067	19,730	(718)	589,459

Property, plant and equipment, net	377,957	222,446	54,053	—	654,456
Goodwill	—	181,197	48,336	—	229,533
Intangible assets	—	48,523	7,877	—	56,400
Intercompany receivable (payable)	306,262	(306,262)	—	—	—
Investment in subsidiary	242,948	87,657	—	(330,605)	—
Other assets	13,987	440	1,061	—	15,488

	$1,409,534	$336,068	$131,057	$(331,323)	$1,545,336

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$126,062	$46,572	$12,688	$(718)	$184,604
Current portion of long-term debt	—	—	760	—	760
Current liability for pensions and other postretirement employee benefits	9,749	—	—	—	9,749

Total current liabilities	135,811	46,572	13,448	(718)	195,113

Long-term debt	523,479	—	14,835	—	538,314
Liability for pensions and other postretirement employee benefits	187,116	—	—	—	187,116
Other long-term obligations	22,638	731	—	—	23,369
Accrued taxes	72,011	—	—	—	72,011
Deferred taxes	130	45,817	15,117	—	61,064
Accumulated other comprehensive loss	(98,352)	—	—	—	(98,352)
Stockholders’ equity excluding accumulated other comprehensive loss	566,701	242,948	87,657	(330,605)	566,701

	$1,409,534	$336,068	$131,057	$(331,323)	$1,545,336

Clearwater Paper Corporation

Consolidating Statement of Cash Flows

For The Year Ended December 31, 2010

	Issuer	Guarantor Companies	Non-Guarantor Companies	Eliminations	Total

CASH FLOWS FROM OPERATIONS
Net earnings (Loss)	73,800	(4,037)	95	3,942	73,800
Adjustments to reconcile net earnings to net operating cash flows:
Depreciation and amortization	47,443	228	57	—	47,728
Debt retirement costs	—	—	—	—	—
Deferred taxes	(26,845)	11,854	—	—	(14,991)
Equity-based compensation expense	8,518	—	—	—	8,518
Employee benefit plans	15,011	—	—	—	15,011
Change in working capital, net of acquisition	4,393	(9,545)	(152)	—	(5,304)
Decrease in taxes receivable	93,754	—	—	—	93,754
Increase (decrease) in other assets	4,116	95	—	(3,942)	79
Excess tax benefit from equity-based payment arrangements	(855)	—	—	—	(855)
Change in non-current accrued taxes	(4,271)	—	—	—	(4,271)
Funding of qualified pension plans	(25,100)	—	—	—	(25,100)
Other, net	(2,778)	—	—	—	(2,778)

Net cash provided by (used for) operating activities	187,186	(1,595)	—	—	185,591

CASH FLOWS FROM INVESTING
Change in short-term investments	61,926	—	—	—	61,926
Additions to plant and equipment	(46,086)	—	—	—	(46,086)
Acquisition of Cellu Tissue, net of cash acquired	(243,778)	—	—	—	(243,778)

Net cash used for investing activities	(227,938)	—	—	—	(227,938)

CASH FLOWS FROM FINANCING
Change in book overdrafts	(429)	—	—	—	(429)
Net proceeds from long-term debt	367,500	—	—	—	367,500
Repayment of Cellu Tissue debt	—	(304,667)	—	—	(304,667)
Investment from (to) Parent	(306,262)	306,262	—	—	—
Deferred loan fees	(1,313)	—	—	—	(1,313)
Excess tax benefit from equity-based payment arrangements	855	—	—	—	855
Payment of employee restricted stock tax withholdings	(3,470)	—	—	—	(3,470)
Other, net	(25)	—	—	—	(25)

Net cash provided by financing activities	56,856	1,595	—	—	58,451

Increase in cash	16,104	—	—	—	16,104
Balance at beginning of period	(385)	1,728	1,481	—	2,824

Balance at end of period	15,719	1,728	1,481	—	18,928

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Clearwater Paper Corporation:

We have audited the accompanying consolidated balance sheets of Clearwater Paper Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, cash flows, stockholders’ equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2010. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule lI. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clearwater Paper Corporation and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Clearwater Paper Corporation’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 11, 2011 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting. This report includes a paragraph stating that management excluded from its assessment of the effectiveness of Clearwater Paper Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2010, Cellu Tissue Holdings, Inc.’s internal control over financial reporting associated with total assets of approximately $692.0 million as of December 31, 2010 and total revenues of approximately $7.3 million for the year ended December 31, 2010.

/s/ KPMG LLP

Seattle, Washington
March 11, 2011, except for
Note 20, as to
which the date is
April 29, 2011

Unaudited Pro Forma Condensed Combined

Statement of Operations

(Dollars in thousands – except per-share amounts)

	Historical
	Clearwater Paper January 1, 2010 - December 31, 2010	Cellu Tissue January 1, 2010 - December 27, 2010	Pro Forma Adjustments	Notes	Condensed Combined Pro Forma
Net sales	$1,372,965	$530,569			$1,903,534
Costs and expenses:
Cost of sales	(1,173,804)	(488,622)	10,561	{A}{B}	(1,651,865)
Selling, general and administrative expenses	(100,394)	(40,987)	31,863	{C}{D}	(109,518)

	(1,274,198)	(529,609)	42,424		(1,761,383)

Earnings before interest, debt retirement costs and income taxes	98,767	960	42,424		142,151

Interest expense, net	(22,571)	(31,879)	4,770	{E}	(49,680)

Earnings (loss) before income taxes	76,196	(30,919)	47,194		92,471
Income tax (provision) benefit	(2,396)	11,737	(18,406)	{F}	(9,064)

Net earnings (loss)	$73,800	$(19,182)	$28,788		$83,407

Net earnings per share
Basic	$6.43	$(0.95)			$7.27
Diluted	6.24	(0.95)			7.05
Weighted average common shares outstanding
Basic	11,474	20,177			11,474
Diluted	11,835	20,177			11,835

Clearwater Paper Corporation

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

Note 1: Basis of Presentation

The following unaudited pro forma condensed combined financial information combines Clearwater Paper’s historical financial information and the historical consolidated financial statements of Cellu Tissue.

The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2010 gives effect to the acquisition and related financing transactions as if they had occurred on the first day of the period.

Prior to the acquisition, Clearwater Paper and Cellu Tissue had different fiscal year ends. Accordingly, the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2010 combines the audited historical results of Clearwater Paper for the twelve months ended December 31, 2010, as filed on Form 10-K by Clearwater Paper with the Securities and Exchange Commission (“SEC”), and the unaudited historical results for Cellu Tissue for the period beginning January 1, 2010 and ending December 27, 2010, which was the closing date of the acquisition.

The pro forma adjustments, which are based upon information available at the time of the filing of this Current Report on Form 8-K and upon certain assumptions that Clearwater Paper believes are reasonable, are described in Note 3 below.

The unaudited pro forma condensed combined financial statement does not purport to represent what the combined companies’ results of operations actually would have been if the acquisition and related financing transactions occurred on the date indicated, nor do they purport to represent or project Clearwater Paper’s results of operations for any future period. The unaudited pro forma combined financial statement should be read in conjunction with the audited and unaudited consolidated financial statements and related notes and with “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Clearwater Paper’s annual report on Form 10-K for the year ended December 31, 2010 and Cellu Tissue’s annual report on Form 10-K for the fiscal year ended February 28, 2010.

Note 2: Description of Transaction

On December 27, 2010, Clearwater Paper completed its acquisition of Cellu Tissue. Clearwater Paper paid $12 per share in cash for Cellu Tissue’s outstanding common stock and funded the acquisition using a combination of existing cash on hand and $375 million of debt financing.

Cellu Tissue was acquired for total consideration of $247.0 million, as follows:

¡	$242.2 million cash payment for 100% of the issued and outstanding common stock of Cellu Tissue, which represents $12 per share.

¡	$4.8 million cash payment to the holders of Cellu Tissue stock options and restricted stock, which represents $12 per share less each option’s exercise price.

We have allocated the purchase price to the net assets of Cellu Tissue acquired in the acquisition based on our estimates of the fair value of assets and liabilities acquired as follows (in thousands):

Current assets	$128,079
Property, plant and equipment	276,499
Goodwill	229,533
Intangibles	56,400
Other assets	1,500

Assets acquired	692,011

Current liabilities	97,071
Long-term debt, less current portion	287,002
Deferred income taxes	60,221
Other liabilities	732

Liabilities assumed	445,026

Net assets acquired	$246,985

Long term debt includes the fair value of Cellu Tissue’s senior subordinated notes as of December 27, 2010, which were tendered for and cancelled concurrently with the acquisition. We also repaid Cellu Tissue’s line of credit of $32.5 million.

Note 3: Pro Forma Adjustments

The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2010 give effect to the following pro forma adjustments:

(A)	Reflects the adjustment needed to conform Cellu Tissue capitalization policies to Clearwater Paper policies.

(B)	Reflects the change to Cellu Tissue depreciation expense resulting from an adjustment to record the depreciable basis of property and equipment at fair value as a result of the acquisition.

(C)	Reflects additional amortization expense associated with intangible assets identified as a result of the acquisition.

(D)	Reflects the removal of incremental expenses related to the acquisition. Clearwater Paper recorded acquisition related expenses of $20.4 million in the year ended December 31, 2010 and Cellu Tissue recorded $13.2 million of acquisition related expenses in the period January 1, 2010 to December 27, 2010.

(E)	Reflects the adjustment to interest expense resulting from the redemption of Cellu Tissue’s senior secured notes and credit facility and the issuance of $375 million principal amount of new Clearwater senior notes.

(F)	Reflects the income tax effect on the pro forma adjustments.

CLEARWATER PAPER CORPORATION

OFFER TO EXCHANGE ALL OUTSTANDING

$375,000,000 7  1/8 % Senior Notes due 2018

FOR NEWLY ISSUED, REGISTERED

$375,000,000 7 1/8% Senior Notes due 2018

PROSPECTUS

May 27, 2011